EXECUTION VERSION

Asset Purchase Agreement by and between

ATC Holdings, LP and

A.T. Cross Company

__________________________________________________

Dated as of July 13, 2013

ARTICLE I	DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	18
1.3	Other Definitional and Interpretive Matters	21
ARTICLE II	SALE AND PURCHASE OF PURCHASED ASSETS	22
2.1	Sale and Purchase of Purchased Assets	22
2.2	Excluded Assets	23
2.3	Assumption of Liabilities	25
2.4	Excluded Liabilities	26
2.5	Further Conveyances and Assumptions; Consent of Third Parties	27
2.6	Bulk Sales Laws	29
2.7	IP Payment	29
ARTICLE III	PURCHASE PRICE	29
3.1	Initial Purchase Price	29
3.2	Determination and Payment of Initial Purchase Price	30
3.3	Final Purchase Price and Final Adjustment Amount	31
3.4	Allocation of Purchase Price	32
ARTICLE IV	CLOSING AND TERMINATION	33
4.1	Closing Date	33
4.2	Closing Deliverables	34
4.3	Termination of Agreement	35
4.4	Procedure of Termination	36
4.5	Effect of Termination	36
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	39
5.1	Organization and Good Standing	39
5.2	Authorization of Agreement	39
5.3	Conflicts; Consents of Third Parties	39
5.4	Purchased Subsidiaries; Capitalization	40
5.5	Ownership and Transfer of Purchased Assets	41

5.6	Financial Statements	41
5.7	No Undisclosed Liabilities	42
5.8	Absence of Certain Developments	42
5.9	Taxes	42
5.10	Real Property	45
5.11	Tangible Personal Property	46
5.12	Intellectual Property	46
5.13	Material Contracts	48
5.14	Employee Benefits Plans	49
5.15	Labor	52
5.16	Litigation	53
5.17	Compliance with Laws; Permits	53
5.18	Environmental Matters	55
5.19	Financial Advisors	56
5.20	Products; Product and Service Warranties; Product Liability	56
5.21	Sufficiency of Assets	56
5.22	Affiliate Transactions; Shared Contracts	56
5.23	Inventory	57
5.24	Customers and Suppliers	57
5.25	Accounts Receivable	57
5.26	Accounting Controls	57
5.27	Insurance	57
5.28	Distribution Channel	58
5.29	No Other Representations or Warranties; Disclosure Letter	58
5.30	Further Acknowledgements	59
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	59
6.1	Organization and Good Standing	59
6.2	Authorization of Agreement	59
6.3	Conflicts; Consents of Third Parties	59

 2

6.4	Litigation	60
6.5	Investment Intention	60
6.6	Financial Advisors	60
6.7	Financial Capability	60
6.8	Limited Guaranty	61
6.9	Solvency	62
6.10	No Other Representations or Warranties	62
6.11	Further Acknowledgements	62
ARTICLE VII	COVENANTS	63
7.1	Access to Information	63
7.2	Conduct of the Business Pending the Closing	64
7.3	Consents	67
7.4	Regulatory Approvals	67
7.5	Further Assurances	68
7.6	Confidentiality	68
7.7	Indemnification, Exculpation and Insurance	69
7.8	Preservation of Records	70
7.9	Publicity	70
7.10	Use of Brands	70
7.11	Employment and Employee Benefits	71
7.12	Notification	75
7.13	Exclusivity	75
7.14	Financing	76
7.15	Payments	78
7.16	Termination of Affiliate Transactions	78
7.17	Non-Competition / Non-Solicitation	78
7.18	Resignations	80
7.19	Release	80
7.20	Control of Business	80

3

7.21	Release of Liens	80
7.22	Environmental Compliance Covenant	81
7.23	Intercompany Obligations Restructuring	81
7.24	Transition Services Agreement	81
ARTICLE VIII	CONDITIONS TO CLOSING	81
8.1	Conditions Precedent to Obligations of Purchaser	81
8.2	Conditions Precedent to Obligations of Seller	83
8.3	Frustration of Closing Conditions	84
ARTICLE IX	INDEMNIFICATION	84
9.1	Survival of Representations and Warranties and Covenants	84
9.2	Indemnification by Seller	85
9.3	Indemnification by Purchaser	86
9.4	Indemnification Procedures	86
9.5	Certain Limitations on Indemnification	88
9.6	Calculation of Losses	90
9.7	Tax Treatment of Indemnity Payments	91
9.8	Exclusive Remedy	92
9.9	Specific Performance	92
ARTICLE X	TAX MATTERS	93
10.1	Tax Indemnification	93
10.2	Filing of Tax Returns; Payment of Taxes	94
10.3	Tax Refunds	95
10.4	Tax Contests	96
10.5	Termination of Tax Sharing Agreements	97
10.6	Cooperation	97
10.7	Elections	97
10.8	Tax Clearance Certificates	98
10.9	Conflicts	99
10.10	Other Tax Covenants	99

4

ARTICLE XI	MISCELLANEOUS	99
11.1	Payment of Sales, Use or Similar Taxes	99
11.2	Expenses	100
11.3	Submission to Jurisdiction; Consent to Service of Process	100
11.4	Entire Agreement; Amendments and Waivers	100
11.5	Governing Law	101
11.6	Notices	102
11.7	Severability	103
11.8	Binding Effect; No Third Party Beneficiaries; Assignment	103
11.9	Non-Recourse	104
11.10	Extension; Waiver	104
11.11	Counterparts	105

5

Exhibits

Exhibit A	Limited Guaranty
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Transition Services Agreement Term Sheet
Exhibit D	Purchased Equity
Exhibit E	Form of Foreign Stock Transfer Agreements
Exhibit F	Debt Financing Commitments
Exhibit G	Equity Financing Commitment
Exhibit H	Form of Intellectual Property Assignment Agreement
Exhibit I	Intercompany Obligations Restructuring Steps
Exhibit J	Form of Intellectual Property License Agreement

6

7

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 13, 2013, is entered into by and between ATC Holdings, LP, a Delaware limited partnership (“Purchaser”), and A.T. Cross Company, a Rhode Island corporation (“Seller”).  Each of Purchaser and Seller are referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller and the Purchased Subsidiaries currently conduct the Business;

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, concurrently with the execution of this Agreement and as a condition to the willingness of Seller to enter into this Agreement, Clarion Investors II, LP (“Guarantor”) is entering into a limited guaranty in favor of Seller in form attached hereto as Exhibit A (the “Guaranty”), pursuant to which, and subject to the terms and conditions thereof, Guarantor is guaranteeing certain of the obligations of Purchaser in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Purchaser is entering into letter agreements with certain employees of Seller; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and other agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

 “Ancillary Agreements” means the Transfer Documents, the Transition Services Agreement, the IP License Agreement and each other agreement, document, instrument or certificate explicitly contemplated by this Agreement or to be executed by any Person in connection with the consummation of the transactions contemplated by this Agreement.

“Anti-Corruption Laws” shall mean any Law or Order relating to anti-bribery or anti-corruption (governmental or commercial), which applies to the business and dealings of Seller or any of the Purchased Subsidiaries, including any Law or Order that prohibits the payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or foreign commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery of 2010 and any Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assumed Intercompany Obligation” means (i) any Intercompany Obligation in which a payable is owed by Seller to any Purchased Subsidiary (or any Purchased Subsidiaries) and (ii) any Intercompany Obligation in which a payable is owed by any Purchased Subsidiary (or Purchased Subsidiaries) to another Purchased Subsidiary (or Purchased Subsidiaries).

“ATX” means A.T.X. International, Inc., a Rhode Island corporation.

“ATX Factoring Arrangements” means (i) the Receivables Purchase and Sale Agreement, dated as of January 1, 1998, between Seller and ATX, (ii) the Revolving Credit Agreement, dated as of January 1, 1998, between Seller and ATX and (iii) the Promissory Note, dated as of January 1, 1998, between Seller and ATX.

“ATX International Purchased Equity” means the Capital Stock of ATX set forth on Exhibit D.

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material stock option, stock purchase, equity-based compensation, bonus, incentive compensation, deferred compensation, pension, retirement, welfare benefit, fringe benefit, severance, retention, vacation, change-in-control, employment or consulting plan or agreement or any legally binding arrangement in each case, other than a Governmental Plan and as to which Seller or any of its ERISA Affiliates contributes, has an obligation to contribute or otherwise has any Liability for the benefit of any current or former Business Employee or Business Service Providers, but excluding any such plan, agreement or arrangement as to which the Liability of Seller or any of its Affiliates is indirect by reason of the payment of fees by Seller or any of its Affiliates to a Business Service Provider for services rendered to the Seller or any of its Affiliates.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit B.

“Borrower” means ATC Acquisition, Inc., a Delaware corporation, and an indirect wholly-owned Subsidiary of Purchaser.

“Business” means the following businesses (and businesses ancillary thereto) as conducted by Seller and the Purchased Subsidiaries immediately prior to the Closing:  (i) the design, manufacture and marketing of writing instruments under the Cross brand; (ii) the design, manufacture and marketing of writing instruments under the FranklinCovey brand; (iii) the manufacture of writing instruments as an original equipment manufacturer; (iv) the manufacture and marketing of refills for writing instruments; and (v) the design and marketing of a variety of personal and business accessories including leather goods, reading glasses, watches, desk sets, cufflinks and stationery utilizing the “Cross” brand.  For the avoidance of doubt, the “Business” does not include the COG Business.

“Business Benefit Plan” means each Benefit Plan maintained, sponsored or contributed to solely for the benefit of Business Employees, and their eligible dependents, beneficiaries and current or former spouses.

“Business Day” means any day of the year on which national banking institutions in New York,  New York are open to the public for conducting business and are not required or authorized by Law to close.

“Business Intellectual Property” means the Purchased Intellectual Property and all of the Intellectual Property owned by the Purchased Subsidiaries.

“Business Legacy Environmental Liabilities” means all Liabilities based upon, resulting from or arising out of (i) the condition of the environment or the presence of Hazardous Materials at any real property previously owned, leased or occupied by Seller prior to (but not on) the Closing Date (which shall not include the Seller’s facility located in Lincoln, Rhode Island) in connection with the Business or otherwise (not including any real property previously owned, leased or occupied by any of the Purchased Subsidiaries) and not included in the Purchased Assets, (ii) any real property where wastes generated prior to the Closing Date in connection with the Business or by Seller (not including any wastes generated prior to the Closing Date by any of the Purchased Subsidiaries) have come to be located or (iii) any Legal Proceedings against Seller alleging exposure prior to the Closing Date to any Hazardous Materials.

“Business Service Provider” means any Person classified by Seller or its Affiliates as an independent contractor, and (i) whose services are or were all or substantially all devoted to the Business, (ii) whose services to Seller and its Affiliates are or were sales of products or services of the Business, (iii) who is or was a director of a Purchased Subsidiary, or (iv) who is or was a former employee of Seller or any of its Affiliates, or other individual performing services in respect of the Business of a type currently or formerly performed by Business Employees.

“Capital Stock” means (i) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (ii) any ownership interests in a Person other than a corporation, including membership interests, equity interests, partnership interests, joint venture interests and beneficial interests (whether equity or voting interests); and (iii) any profits interests, warrants, options, convertible or exchangeable securities, subscriptions, rights

(including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Cash and Cash Equivalents” means, as of any given time, all cash and cash equivalents, including the amounts of any received but uncleared checks, drafts and wires, less the amounts of any outstanding and unpaid checks, drafts and wires.

“Closing Adjustments” means any Liabilities to the extent (i) included as a Current Liability or an adjustment to a Current Asset in the calculation of Net Working Capital or (ii) constituting Transaction Expenses or Closing Indebtedness, and, in each case, was taken into account in reducing the Initial Purchase Price pursuant to Section 3.1 or the Final Purchase Price pursuant to Section 3.3.

“Closing Indebtedness” means the amount of consolidated Indebtedness of the Purchased Subsidiaries outstanding immediately before the Closing, determined in accordance with the Agreed Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COG” means Cross Optical Group, Inc., a Florida corporation.

“COG Business” means the design, manufacture and marketing of sunglasses and other products under the Costa and Native brands, and businesses ancillary thereto, as conducted by Seller and COG prior to the Closing.

“Competing Business” means any and all of the following businesses:  (i) the design, manufacture and/or marketing of writing instruments, including the manufacture of writing instruments as an original equipment manufacturer; (ii) the manufacture and/or marketing of refills for writing instruments; and (iii) the design and/or marketing of desk sets, stationary, writing journals and writing pads for the personal and professional business accessories market.

“Consolidated Income Taxes” means all federal, state, provincial, local or foreign Income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis with respect to Tax Returns that include one or more Purchased Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than any of the Purchased Subsidiaries), on the other hand.

“Consolidated Tax Returns” means any Tax Returns with respect to Consolidated Income Taxes.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Cross France” means the French branch of Seller.

“Cross Germany” means A.T. Cross Deutschland GmbH (Germany), a company organized under the laws of Germany.

“Cross Ireland” means A.T. Cross Limited (BDA/Ireland), a company organized under the laws of Ireland.

“Cross Ireland Factoring Arrangements” means the Agreement to Purchase Accounts Receivable, dated August 1, 1996, between Seller and Cross Ireland.

“Cross Ireland Liabilities” means any Liabilities of Cross Ireland based upon, resulting from, or arising out of, the period prior to the Closing, including, for the avoidance of doubt, those Liabilities set forth in Section 1.1(j) of the Disclosure Letter, other than any Liabilities of any other Purchased Subsidiary.

“Cross UK” means A.T. Cross (Europe) Ltd., a company organized under the laws of the United Kingdom.

“Current Assets” means the combined current assets of the Business or otherwise included in the Purchased Assets, which current assets shall include only the line items as set forth in Section 3.2(a)(I) of the Disclosure Letter under the heading “Current Assets” and no other assets.  For the avoidance of doubt, Current Assets shall not include any Excluded Assets.

“Current Liabilities” means the combined current liabilities of the Business or otherwise included in the Assumed Liabilities, which current liabilities shall include only the line items as set forth in Section 3.2(a)(I) of the Disclosure Letter under the heading “Current Liabilities” and no other liabilities.  For the avoidance of doubt, Current Liabilities shall not include any Excluded Liabilities.

 “Debt Financing Sources” means entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including the parties named in the definition of the term “Term Loan Commitment Letter” and “Revolving Loan Commitment Letter”, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives acting on their behalf with respect to the Debt Financing, and their respective successors and assigns.

“Determination Time” means 11:59 p.m. local time (depending upon the jurisdiction of determination) on the day prior to the Closing Date.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials or documents to the extent related to the Business and the Purchased Assets in each case whether or not in electronic form, including, personnel files of Business Employees; provided that “Documents” shall not include duplicate copies of such Documents retained by Seller pursuant to Section 2.2, which shall remain subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.

“Dongguan Chrome Process Relocation” means any relocation of the process generating chrome-contaminated waste water at the Dongguan Leased Real Property undertaken in order to comply with Environmental Laws on or prior to the first anniversary of the Closing Date.

“Environ Reports” means the Phase One Environmental Site Assessments and Limited Environmental Compliance Reviews of the Leased Real Properties in Lincoln, Rhode Island and Dongguan, China prepared for Purchaser and provided to Seller.

“Environmental Law” means any Law or Order relating to pollution, the protection of the environment or natural resources, or exposure to or the presence in the environment of Hazardous Materials.

“Environmental Corrective Actions” means any actions undertaken to correct the instances of noncompliance with Environmental Laws identified in Section 7.22 of the Disclosure Letter, except for the presence of chrome at the facility located at the Leased Real Property in Dongguan, China; provided that in the good faith judgment of Purchaser such actions shall be the most cost-effective actions to correct such instances of noncompliance reasonably available in the circumstances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate of Seller and any other entity, trade or business that, together with Seller, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“ERISA Affiliate Liability” means any Liability of Seller or the Purchased Subsidiaries under or in respect of any employee benefit plan (other than any Purchased Subsidiary Benefit Plan) pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis (as used in Section 4001 of ERISA or Section 414 of the Code), as a result of Seller or such Purchased Subsidiary being an ERISA Affiliate prior to the Closing Date with respect to any other Person other than (i) any Liability of any Purchased Subsidiaries as a result of such Purchased Subsidiary being an ERISA Affiliate of another Purchased Subsidiary or (ii) any Liability of a Purchased Subsidiary without regard to being an ERISA Affiliate of any other Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and all rules and regulations promulgated thereunder.

“Excluded Contracts” means the Contracts to which Seller is a party that exclusively relate to the operation of the COG Business, the registration and maintenance of Seller as a publicly listed company, or the issuance of Capital Stock of Seller to any employee of Seller or its Subsidiaries (whether or not a Business Employee), and those Contracts set forth in Section 1.1(a) of the Disclosure Letter.

“Excluded Damages” means any special, indirect, punitive, exemplary damages or damages that are remote, speculative, not reasonably foreseeable or do not flow proximately from the underlying breach, in each case in respect of a given breach of a representation, warranty or covenant or a Loss indemnifiable hereunder, except to the extent such damages are awarded to a third party as part of an Indemnification Claim.

“Excluded Employee Liabilities” means each of the following:

(i) (a) Seller’s or any of its Affiliates’ obligations to contribute to, make payments with respect to, or provide benefits under any Retained Benefit Plan; (b) any and all Liabilities  under the Transferred Benefit Plans arising on or prior to the Closing, except to the extent covered by an insurance policy or by assets of a related trust transferred to Purchaser or any of its Affiliates (including assets transferred to Purchaser or any of its Affiliates in accordance with Section 7.11(m) with respect to the Cafeteria Plan); (c) any and all Liabilities arising out of, relating to, or resulting from the withdrawal and/or cessation of Purchased Subsidiaries or Business Employees from participation in any Benefit Plan at or prior to the Closing Date, including pursuant to Section 4062(e) of ERISA; and (d) any ERISA Affiliate Liability;

(ii) (a) any and all Liabilities arising out of, relating to, or resulting from the Legal Proceedings set forth on Section 5.16 of the Disclosure Letter and any other Legal Proceeding with respect to any current or former Business Employee or Business Service Provider relating to his/her employment or services, or termination of employment or services, with Seller or any of its Affiliates (other than any Purchased Subsidiary), and (b) with respect to any Person performing services for or on behalf of the Business prior to the Closing, any misclassification prior to Closing of any such Person as an independent contractor rather than as an employee;

(iii) any and all Liabilities arising out of, relating to, or resulting from the services or termination of services with Seller or its Affiliates (other than any Purchased Subsidiary) of any Business Service Provider whose agreement with Seller or any of its Affiliates (other than a Purchased Subsidiary) is not a Purchased Contract or of any current, former or prospective employee of Seller and its Affiliates (other than any Purchased Subsidiary), but excluding any Transferred Employee, including (a) payments or entitlements that Seller or any of its Affiliates owe to any such current, former or prospective employee or Business Service Provider, including wages, other remuneration, holiday, bonus, severance pay (statutory or otherwise), commission, Taxes, or insurance premiums, (b) any and all Liabilities under the WARN Act or any other Labor Laws arising out of, relating to, or resulting from actions, inactions or practices of Seller or any of its Affiliates (other than any Purchased Subsidiary), and (c) any and all Liabilities to the extent arising out of, relating to, or resulting from workers’ compensation claims and occupational health claims against Seller or any of its Affiliates (other than any Purchased Subsidiary), if any; and

(iv) any and all Liabilities arising out of, relating to, or resulting from (a) any employment Contract with any Business Employee and Seller or any of its Affiliates (other than any Purchased Subsidiary), other than the Employee Agreements, including any obligation to provide any tax gross-up or other payment as a result of the imposition of any excise Tax required by Section 4999 of the Code or any Taxes required by Section 409A of the Code; and (b) any current, former or negotiated collective bargaining agreement, works council or similar employee representative agreements (other than those maintained by any Purchased Subsidiary and set forth in Section 5.15(a) of the Disclosure Letter).

For the avoidance of doubt, “Excluded Employee Liabilities” shall not include Liabilities arising out of, relating to, or resulting from (A) a Transferred Employee’s employment or termination of employment with Purchaser or any of its Affiliates to the extent arising after the Closing, (B) any Legal Proceeding relating to a Transferred Employee’s employment with Purchaser or any of its Affiliates after Closing or (C) any Closing Adjustments.

“Excluded Equity” means all of the issued and outstanding equity interests of COG.

“Excluded Furniture and Equipment” means the Furniture and Equipment set forth in Section 1.1(b) of the Disclosure Letter.

“Final Determination” means (i) with respect to U.S. federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD, and (ii) with respect to Taxes other than U.S. federal Income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Foreign Purchased Equity” means the Capital Stock set forth on Exhibit D other than the ATX International Purchased Equity.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, tools, leasehold improvements, plant, spare parts and other tangible personal property owned or used by Seller, including all artwork, desks, chairs, tables, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.  For the avoidance of doubt, “Furniture and Equipment” does not include Inventory.

“GAAP” means generally accepted accounting principles in the United States.

“German Pension Plan” means AT Cross Deutschland GmbH Unmittelbare Versorgungszusagen (Unfunded Pension Plan).

“Germany-UK Intercompany Obligations” means (i) any Intercompany Obligation in which a payable is owed by Cross Germany to Cross UK and (ii) any Intercompany Obligation in which a payable is owed by Cross UK to Cross Germany.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, provincial, local or foreign, or any agency, governmental commission, department, board, bureau, instrumentality or authority thereof, any court or arbitrator (public or private) or any self-regulatory organization.

“Governmental Plan” means any governmental or statutory plan, program or arrangement (including, without limitation, statutory severance, minimum wage and workers’ compensation requirements), as to which Seller or any of its ERISA Affiliates contributes, has an obligation to contribute, or otherwise has any Liability for the benefit of any current or former Business Employee or Business Service Providers.

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is defined or regulated under applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect.

“Identified Environmental Issues” means (i) historic contamination at the Leased Real Property located in Luton, United Kingdom, (ii) the presence or use of chromium in violation of any applicable Environmental Laws at the Leased Real Property located in Dongguan, China, and (iii) the matters listed on Section 7.22 of the Disclosure Letter hereto.

“Inactive Employees” means Business Employees who are on a Seller-approved leave of absence on the Closing Date as a result of military service, pregnancy or parental leave, disability leave, medical leave or any leave provided under applicable Law.

“Income Taxes” mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits, including any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including Transfer Taxes or (ii) multiple bases, including corporate franchise, doing business or occupation Taxes, if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

“Indebtedness” of any Person means, without duplication, (i) indebtedness or other obligation of such Person for money borrowed, whether current, short-term or long-term and whether secured or unsecured; (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all Liabilities of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities); (iv) any Liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (v) any Liabilities of such Person under any performance bond or letter of credit or any bank overdrafts and similar charges; (vi) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (vii) all Liabilities of the type referred to in clauses (i) through (vi) of any Persons the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise (including under any “keep well” or similar arrangement); and (xi) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Indebtedness shall also include (a) accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date and (b) with respect to Seller and its Subsidiaries, any Liabilities of any Purchased Subsidiary based upon, resulting from or arising out of any unfunded portion of the German Pension Plan or any other unfunded foreign statutory benefit obligation that would be required to be included as a liability as of the Closing on the consolidated financial statements of Seller and its Subsidiaries prepared in accordance with GAAP.  Notwithstanding anything to the contrary, with respect to Seller and its Subsidiaries, no amounts shall constitute “Indebtedness” to the extent such amounts are (i) Excluded Liabilities, (ii) Transaction Expenses or (ii) included as a Current Liability or an adjustment to a Current Asset in the calculation of Net Working Capital.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under Law, including:  (i) all patents and applications therefor, including all continuations, divisionals, revisions, extensions, reexaminations, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (“Trademarks”); (iii) all internet domain names; (iv) all copyrights and all mask works, databases, original works of authorship and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof and any moral rights, and rights equivalent thereto, including the rights of attribution, assignation and integrity; (iv) all trade secrets, know-how and confidential business information (“Trade Secrets”); (v) intellectual property and similar intangible proprietary rights in computer software, including programs applications, source and object codes, data bases and documentation related to the foregoing; and (vi) other similar intellectual property or intangible proprietary rights to the foregoing (in whatever form or medium).

“Intellectual Property Licenses” means (i) any grant by Seller or a Purchased Subsidiary to a third Person of any right relating to or under any Business Intellectual Property used in, held for use in, or necessary to the operation of the Business and (ii) any grant to Seller or any Purchased Subsidiary of any right relating to or under any third Person’s Intellectual Property used in, held for use in or necessary to the operation of the Business, other than commercial off-the-shelf software available on reasonable terms for a license fee of less than $25,000 in the aggregate or $500 per seat.

“Intercompany Obligation” means any payable, receivable, indebtedness, other obligation, or Contract (whether evidenced by writing or documented only by book entry) requiring or evidencing the right to receive a payment (or payments) or the obligation to make a payment (or payments) (including any factoring arrangements) between (i) Seller and any Purchased Subsidiary (or Purchased Subsidiaries), (ii) any Subsidiary of Seller (other than a Purchased Subsidiary) and any Purchased Subsidiary (or Purchased Subsidiaries), (iii) any other Subsidiary of Seller (other than a Purchased Subsidiary) and Seller or (iv) any Purchased Subsidiary and any other Purchased Subsidiary (or Purchased Subsidiaries).

“Inventory” means all finished goods, work in process, raw materials, manufactured and purchased parts and spares, in each case of any kind, character, nature or description, whatever its description, in each case, related to the Business.

“IP Assignment Agreements” means the forms of intellectual property assignment agreements to be executed by Seller and ATX immediately prior to the Closing Date in the form of Exhibit H.

“IP License Agreement” means the form of intellectual property license agreement to be executed by the parties thereto on the Closing Date, but immediately prior to the conveyance of the Purchased Assets, in the form of Exhibit J.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“JM Mills Claim” means all Legal Proceedings arising out of, relating to or with respect to the use by Seller or its Subsidiaries of the J.M. Mills Landfill Site, which is part of the Peterson/Puritan Superfund Site in Cumberland, Rhode Island.

“Knowledge of Seller” means the actual knowledge of the Seller Knowledge Parties, in each case after reasonable inquiry.

“Labor Laws” means any Laws relating to employment, employment standards and practices, employment of minors, employment discrimination, immigration, workplace health and safety, labor relations, withholding, social security and other Taxes, wages, hours, family and medical and other leave of absence, workplace insurance or pay equity.

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule, regulation or decree.

“Leased Real Property” means any real property subject to a Real Property Lease.

“Legal Proceeding” means any action, claim, demand, hearing, charge, complaint, investigation, examination, indictment, litigation, or other civil, criminal, judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability, obligation, loss, damage, claim, cost or expense (including reasonable, out-of-pocket costs of investigation and defense and reasonable attorney’s fees, costs and expenses), in each case whether direct or indirect, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Licensed ATX IP Amount” means the amount of the Initial Purchase Price to be allocated to the Licensed ATX Intellectual Property as determined by Purchaser in accordance with Section 3.4 of the Disclosure Letter and delivered to Seller in writing no later than three (3) Business Days prior to the Closing.  Notwithstanding Section 3.4 of the Disclosure Letter or anything else to the contrary, in no event shall the Licensed ATX IP Amount exceed $6,000,000.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, deed to secure debt, restriction, title default, security interest, claim, lease, charge, option, right of first refusal, rights of first offer, restrictions on transfer, encroachments or other survey defects, options, easement, servitude, or other encumbrances.

“Material Adverse Effect” means any change, effect, circumstance, event, occurrence, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on or material adverse change in the business, assets, properties, results of operations or financial condition of the Business (taken as a whole but excluding any effect to the extent solely relating to the Excluded Assets and the Excluded Liabilities) other than any effects resulting from an Excluded Matter.  “Excluded Matter” means any one or more of the following:  (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the industry or industries in which the Business operates; (iii) the effect of any change arising in connection with earthquakes, other extreme weather, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any changes in applicable Laws or accounting rules; or (v) the failure in and of itself of Seller or its Subsidiaries to meet any of their respective internal projections, or to meet projections in the Regulatory Filings (but not the underlying causes of any such failure); or (vi) any effect resulting from the public announcement of this Agreement or any action taken at the written request of Purchaser or its Affiliates (provided that this clause (vi) shall not apply with respect to the matters described in Section 5.3 (and the condition set forth in Section 8.1(a) as it relates to the representations described in Section 5.3)); provided,  however, that in the case of clauses (ii), (iii) and (iv), the effect of such matters shall be taken into account when determining whether a Material Adverse Effect has occurred to the extent that such matters have a disproportionate effect on the Business (taken as a whole but excluding any effect to the extent solely relating to the Excluded Assets and the Excluded Liabilities) as compared to other similarly situated businesses engaged in the business of the design, manufacturing and marketing of writing instruments, refills of writing instruments and personal and business accessories.

“Minimum Cash Cushion” means $300,000.

“Minimum Purchased Subsidiary Cash” means, for each Purchased Subsidiary (and/or foreign branch thereof), the amount of Cash and Cash Equivalents set forth opposite such Purchased Subsidiary (and/or foreign branch thereof) on Section 1.1(h) of the Disclosure Letter.

“Net Working Capital Target” means $38,750,000.

“Non-U.S. Business Employees” mean Business Employees located outside the United States.

“Non-U.S. Purchased Subsidiary” means a Purchased Subsidiary other than ATX.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course” means the ordinary and usual course of the operations of the Business consistent with past practice.

“Other Purchased Assets” means the Purchased Assets other than the Purchased Equity.

“Permits” means any licenses, registrations, franchises, qualifications, approvals, authorizations, consents, permits or certificates of a Governmental Body and all pending applications therefor or renewals thereof.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to real property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such real property; (ii) Liens for current Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (iv) zoning, entitlement and other land use Liens and environmental regulations by any Governmental Body which do not prohibit or materially interfere with the current operation of any real property by Seller or any Purchased Subsidiary; (v) requirements or restrictions on the ownership or transfer of Capital Stock under applicable Law; (vi) any non-exclusive Intellectual Property Licenses granted by Seller or a Purchased Subsidiary; (vii) any Liens listed in Section 1.1(g) of the Disclosure Letter; and (ix) such other Liens incurred in the Ordinary Course and not in connection with borrowed money and which are not, individually or in the aggregate, material to the Business taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by Seller or any of its Subsidiaries (other than COG) allows the identification of or contact with a natural person or can be used to identify a natural person.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“PRC Taxes” means any Taxes of Cross Dongguan for any taxable period (including, for the avoidance of doubt, any Straddle Period, Pre-Closing Tax Period or PostClosing Tax Period) arising out of or related to the difference between the amounts reflected as payables and receivables on Chinese statutory books of account of Cross Dongguan (the “Statutory Books”) and amounts reflected as payables and receivables in the Chinese foreign exchange currency control system (the “FX Control System”) with respect to Cross Dongguan, in each case on the Closing Date (including, any Taxes as a result of a Chinese Taxing Authority claiming that the account payable on the Statutory Books should be reduced to match the account payable in the FX Control System).

“PRC Tax Filing” means, with respect to (i) the direct transfer of equity interests in Cross Dongguan, all filings and registrations with the competent local Taxing Authorities that may be required under the Interim Measures for the Administration of Source-based Withholding of Enterprise Income Tax on Nonresident Enterprises (Guoshuifa (2009) 3) issued by the State Administration of Taxation of China on January 9, 2009, and (ii) the indirect transfer of equity interests in A.T. Cross (Shanghai) Trading Company Ltd., all filings and registrations with the competent local Taxing Authorities that may be required under the Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Nonresident Enterprises (Guoshuihan (2009) 698) issued by the State Administration of Taxation of China on December 11, 2009 and any subsequent similar notices.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or before the Closing Date.

“Products” means any and all products developed, manufactured, marketed or sold by Seller and the Purchased Subsidiaries in the Business (and excluding, for the avoidance of doubt, any and all products developed, manufactured, marketed or sold by Seller and its Subsidiaries in the COG Business).

“Public Company Liabilities” means all Liabilities of Seller arising as a result of Seller (i) being subject to Section 13 or 15(d) of the Exchange Act, and (ii) issuing a class of securities listed on a national securities exchange.

“Purchased Contracts” means all Contracts to which Seller is a party other than the Excluded Contracts, including those Contracts set forth in Section 1.1(c) of the Disclosure Letter.

“Purchased Equity” means the Capital Stock set forth on Exhibit D.

“Purchased Furniture and Equipment” means all Furniture and Equipment owned or used by Seller other than the Excluded Furniture and Equipment, including the Furniture and Equipment set forth in Section 1.1(d) of the Disclosure Letter.

“Purchased Intellectual Property” means all Intellectual Property owned by Seller, including the Intellectual Property set forth in Section 1.1(e) of the Disclosure Letter.

“Purchased Intercompany Obligation” means (i) any Intercompany Obligation in which a receivable is held by Seller from any Purchased Subsidiary (or any Purchased Subsidiaries) and (ii) any Intercompany Obligation in which a receivable is held by any Purchased Subsidiary (or any Purchased Subsidiaries) from any another Purchased Subsidiary (or any Purchased Subsidiaries).

“Purchased IT Assets” shall mean Hardware, computer systems, servers, network equipment, software, code, firmware, middleware, workstations, routers, hubs, data communication lines, all other information technology equipment and all associated documentation, in each case, owned or used by Seller in the operation of the Business.

“Purchased Subsidiaries” means all of the Subsidiaries of Seller on the date hereof other than COG.

“Purchased Subsidiary Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to by any Purchased Subsidiary.

“Purchased Subsidiary Cash” means, for each Purchased Subsidiary, the amount of Cash and Cash Equivalents held by such Purchased Subsidiary.

“Purchased Subsidiary Legacy Environmental Liabilities” means all Liabilities based upon, resulting from or arising out of (i) the condition of the environment or the presence of Hazardous Materials at any real property previously owned, leased or occupied prior to (but not on) the Closing Date (which shall not include the Seller’s facility located in Lincoln, Rhode Island) by any of the Purchased Subsidiaries, (ii) any real property where wastes generated prior to the Closing Date by any Purchased subsidiary have come to be located or (iii) any Legal Proceedings against any of the Purchased Subsidiaries brought by unrelated nonemployee third parties alleging exposure prior to the Closing Date to any Hazardous Materials.

“Purchaser Group” means Purchaser and its Subsidiaries.

“Regulatory Filings” means all forms, reports, schedules, statements, exhibits and other documents filed by Seller with the SEC under the Securities Act or the Exchange Act.

“Retained Benefit Plans” means all Benefit Plans other than the Purchased Subsidiary Benefit Plans and the Transferred Benefit Plans, including the Retained Pension Plans, the A.T. Cross Company Employee Stock Purchase Plan and the A.T. Cross Company Omnibus Incentive Plan (and all awards made thereunder), the A.T. Cross Company Deferred Compensation Plan for Employee Officers and Directors and the A.T. Cross Company Unfunded Excess Benefit Plan.

“Retained Pension Plans” means the A.T. Cross Company Pension Plan and the A.T. Cross Company Limited (Irish Pension) Plan (a.k.a the A.T. Cross Senior Executives Pension and Death Benefit Plan) to the extent of any remaining Liabilities.

“Revolving Loan Commitment Letter” means the commitment letter dated as of the date hereof, among Borrower, Clarion Investors II, LP and HSBC Bank US, National Association, pursuant to which HSBC Bank US, National Association has committed, on the terms set forth therein, to provide to Borrower up to $15,000,000 in senior secured debt financing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder.

“Seller Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to for the benefit of Business Employees and other employees of Seller and its Affiliates, other than the Business Benefit Plans.

“Seller Knowledge Parties” means those Persons identified in Section 1.1(f) of the Disclosure Letter.

“Separate Tax Return” means any Tax Return that is not a Consolidated Tax Return.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (ii) such Person will have adequate capital to carry on its business and (iii) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Stock Power” means a stock power in a form reasonably satisfactory to Purchaser to transfer the ATX International Purchased Equity.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Survival Date” means the eighteen (18) month anniversary of the Closing Date.

“Tax” or “Taxes” means  (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, franchise, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all Liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (iii) any and all Liability for the payment of any amounts as a result of any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report, declaration, claim for refund, election, disclosure, estimate, information report or return, or statement required to be filed with any Taxing Authority with respect to any Tax (including any attachments thereto, and any amendment thereof).

“Term Loan Commitment Letter” means the commitment letter dated as of the date hereof, among Borrower and GSO Capital Partners LP, pursuant to which GSO Capital Partners LP has committed, on the terms set forth therein, to provide to Borrower up to $54,000,000 in senior secured debt financing.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by any Purchased Subsidiary, in each case in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including:  (i) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (ii) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (iii) any fees, costs and expenses or payments of Seller or any of its Affiliates related to any transaction bonus, discretionary bonus, retention bonus, change-of-control payment, phantom equity payout, severance, “stay-put” or other compensatory payments made to any employee of Seller or any of its Affiliates as a result of the execution of this Agreement or any Ancillary Agreement or in connection with the transactions contemplated hereby or thereby, (iv) any other fees, costs, expenses or payments resulting from the change of control of Seller or any Purchased Subsidiary or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (v) all fees, costs, expenses or payments incurred in connection with seeking and obtaining consents and approvals required pursuant to this Agreement in accordance with Section 7.3 not to exceed $100,000 in the aggregate and (vi) any fees, costs, expenses or payments (other than the Purchaser D&O Expenses) incurred with respect to obtaining the D&O Insurance.  Notwithstanding anything to the contrary, no amounts shall constitute “Transaction Expenses” to the extent such amounts are

(i) Excluded Liabilities, (ii) Closing Indebtedness or (iii) included as a Current Liability or an adjustment to a Current Asset in the calculation of Net Working Capital.

“Transfer Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Stock Power, the Foreign Stock Transfer Agreements and any Foreign Asset Transfer Agreements.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC §2101 et seq.) and any similar state or local law within the United States of America.

1.2 Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
ADSP	10.7(a)(iii)
ADSP Allocation	10.7(a)(iii)
Agreed Principles	3.2(a)
Agreement	Preamble
Allocation	3.4(a)
Annual Financial Statements	5.6(a)
Antitrust Laws	7.4(b)
Assumed Liabilities	2.3
Assumed Taxes	2.3(h)
Balance Sheet	5.6(a)
Balance Sheet Date	5.6(a)
Basket	9.5(a)
Brands	7.10
Business Employee	7.11(a)
Cafeteria Plan	7.11(m)
Cap	9.5(a)
Clarion	7.6(a)
Closing	4.1
Closing Date	4.1
Closing Net Working Capital	3.3(a)
Closing Purchased Subsidiary Cash	3.3(a)
Closing Statement	3.3(a)
Confidentiality Agreement	7.6(a)
Contest	10.1(d)(i)
Cross Dongguan	5.3(b)
Currency Contracts	2.2(o)
D&O Insurance	7.7(b)

Debt Financing	6.7(a)
Debt Financing Commitments	6.7(a)
Destroyer	7.8
Disclosure Letter	Article V Preamble
Employee Agreements	7.11(d)
Enforcement Expenses	4.5(b)
Environmental Permits	5.18(a)
Equity Commitment Letter	6.7(a)
Equity Financing	6.7(a)
Equity Financing Commitment	6.7(a)
Estimated Closing Indebtedness	3.2(a)
Estimated Net Working Capital	3.2(a)
Estimated Purchased Subsidiary Cash	3.2(a)
Estimated Transaction Expenses	3.2(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Taxes	2.4(e)
Expense Invoices	4.2(b)(iv)
Fee Letter	6.7(b)
Final Adjustment Amount	3.3(a)
Financial Statements	5.6(a)
Financing	6.7(a)
Financing Commitments	6.7(a)
Financing Indemnified Party	7.14(c)
Foreign Asset Transfer Agreement	5.5(b)
Foreign Stock Transfer Agreements	5.5(a)
FX Payable	5.29
Guarantor	Recitals
Guaranty	Recitals
Hong Kong	5.15(g)
Indemnification Claim	9.4(b)
Indemnitees	7.7(a)
Independent Accountant	3.3(c)
Initial Purchase Price	3.1
Intercompany Obligations Restructuring	7.23
Interim Financial Statements	5.6(a)
IP Payment	2.7
Licensed ATX Intellectual Property	2.7
Licensed Intellectual Property	5.12(a)
Losses	9.2(a)
Material Contract	5.13(a)
Materials	2.5(a)
Net Working Capital	3.2(a)
Nonassignable Assets	2.5(b)
Non-Destroyer	7.8
Options	7.11(l)
Party	Preamble
Payment Date	4.5(a)
Personal Property Leases	5.11
Post-Closing Covenants	9.1(c)
Post-Closing Tax Claim	10.4(c)
Pre-Closing Covenants	9.1(c)
Pre-Closing Statement	3.2(a)
Pre-Closing Taxes	10.1(a)
Purchased Assets	2.1
Purchased Insurance Policies	2.1(o)
Purchaser	Preamble
Purchaser D&O Expenses	7.7(b)
Purchaser Documents	6.2
Purchaser Fundamental Representations	9.1(b)
Purchaser Indemnified Parties	9.2(a)
Purchaser Related Parties	4.5(b)
Purchaser Representations	9.1(b)
Purchaser Termination Fee	4.5(a)
Real Property Lease	5.10(a)
Required Remediation Activity	9.5(g)
Restricted Party	7.17(a)
Restricted Shares	7.11(l)
Restrictive Covenants	7.17(c)
RI Taxation Letter	10.8(c)
Section 388 Entity	10.7(b)
Section 338(g) Election	10.7(b)
Section 338(h)(10) Election	10.7(a)(i)
Seller	Preamble
Seller Common Stock	7.11(l)
Seller Documents	5.2
Seller Fundamental Representations	9.1(a)
Seller Indemnified Parties	9.3(a)
Seller Representations	9.1(a)
Straddle Period	10.2(d)
Straddle Tax Claim	10.4(b)
Sub-Basket	9.5(a)
Survival Period	9.1(c)
Tangible Property	5.11
Tax Benefit	9.6(a)
Tax Claim	10.4(a)
Tax Cost	9.6(a)
Tax Sharing Agreements	5.9(b)(vii)
Termination Date	4.3(b)(i)
Transferred Benefit Plans	7.11(m)
Transferred Employee	7.11(a)
Transfer Taxes	11.1
Transition Services Agreement	7.24(a)
TSA Date	7.24(b)
TSA Term Sheet	7.24(a)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits; Disclosure Letter.  All Exhibits annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  References to this Agreement shall include the Disclosure Letter.  No disclosure in any Section of the Disclosure Letter relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Exhibit or the Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements (which shall include disclosure in the notes thereto).

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS

2.1 Sale and Purchase of Purchased Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser or a member of the Purchaser Group (as designated by Purchaser) shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser or a member of the Purchaser Group (as designated by Purchaser) free and clear of all Liens, other than Permitted Exceptions, all of Seller’s right, title and interest in, to and under the Purchased Assets.  “Purchased Assets” shall mean all of Seller’s assets and properties, whether real, personal or mixed, tangible and intangible, of every kind and description, whether or not reflected on the books and records of Seller and wherever located, other than the Excluded Assets, including the following assets:

(a)	the Purchased Equity;
(b)	the Purchased Contracts;
(c)

all accounts or notes receivable (including any security or collateral for such accounts receivable and including both billed and unbilled work and any payables by any Purchased Subsidiary to Seller) relating to the Business or the Purchased Assets;

(d)	all Inventory;
(e)	all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent;
(f)	all rights of Seller under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
(g)	the Purchased Furniture and Equipment;
(h)	the Purchased Intellectual Property;
(i)	the Purchased IT Assets;

(j)	all Documents;
(k)	all Permits related to or used in connection with the Business or the Purchased Assets;
(l)

all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Business Employees or with third parties to the extent  relating to the Business or the Purchased Assets;

(m)

all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Purchased Furniture and Equipment and Products sold, or services provided, to Seller affecting the Business or any Purchased Assets;

(n)

all business information relating to customers and suppliers of the Business and the Purchased Subsidiaries, including customer and supplier lists, Personal Data files and records relating to such customers and suppliers, and any other information related to business relationships with such customers and suppliers;

(o)

all insurance policies held by Seller and its Subsidiaries for the exclusive benefit of the Business or the Purchased Assets (including the Purchased Subsidiaries), including the insurance policies listed in Section 2.1(o) of the Disclosure Letter (the “Purchased Insurance Policies”);

(p)	all insurance benefits of Seller, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing;
(q)

any rights, causes of action, claims, credits, demands or rights of set-off of Seller against any third party to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, known or unknown, contingent or noncontingent;

(r)	all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property; and
(s)

the Purchased Intercompany Obligations (it being understood that, for the avoidance of doubt, any Purchased Intercompany Obligations set forth in clause (ii) in the definition thereof shall be indirectly acquired by Purchaser or a member of the Purchaser Group pursuant to the purchase of the Purchased Equity).

2.2 Excluded Assets.  Nothing contained herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser or any member of the Purchaser Group, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean only the following assets of Seller:

(a)	the Excluded Equity;
(b)	the Excluded Contracts;

(c)	all cash, cash equivalents, bank deposits or similar cash items of Seller;
(d)

(i) all minute books, organizational documents, stock registers and such other books and records of Seller or COG as pertain to ownership, organization or existence of Seller and COG and (ii) duplicate copies of all minute books, organizational documents, stock registers and duplicate copies of such other books and records of the Purchased Subsidiaries to the extent necessary to enable Seller and COG to file Tax returns and reports (all of which shall be subject to Section 7.6);

(e)	the Excluded Furniture and Equipment;
(f)

any employee-related or employee benefit-related files or records (other than personnel files of Transferred Employees), the Retained Benefit Plans and all assets, trust agreements, administrative service agreements and other contracts, files and records relating thereto;

(g)

any (i) other books and records that Seller is required by applicable Law to retain; provided,  however, that Seller shall deliver to Purchaser copies of and/or Seller shall provide Purchaser, upon reasonable advance notice, access to any portions of such retained books and records that relate to the Business or any of the Purchased Assets; (ii) any information management systems of Seller, other than the Purchased IT Assets; and (iii) documents relating to proposals to acquire the Business in connection with the sale process that resulted in the execution of this Agreement (and not any prior sale processes) by Persons other than Purchaser;

(h)	all insurance policies held by Seller and COG other than the Purchased Insurance Policies;
(i)	all insurance benefits of Seller to the extent not related to the Business, the Purchased Assets or the Assumed Liabilities;
(j)	any rights, claims or causes of action of Seller to the extent not related to the Purchased Assets or the Assumed Liabilities;
(k)	all Tax Returns and financial statements of Seller and its Subsidiaries (other than the Purchased Subsidiaries) and all records (including working papers) related thereto;
(l)

any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for (x) Income Taxes and (y) Taxes (other than Income Taxes) for any PreClosing Tax Period (or portion of a Straddle Period on or before the Closing Date), together with any interest due thereon or penalty rebate arising therefrom (in the case of a refund paid to Purchaser or an Affiliate of Purchaser, net of Taxes on such refund and Taxes on any interest and net of reasonable costs of obtaining such refund, as set forth in Section 10.3);

(m)	all of Seller’s or its Subsidiary’s rights, causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to the COG Business or any Excluded Asset;

(n)	all rights that accrue to Seller under this Agreement; and
(o)	all receivables relating to the Seller’s foreign currency hedging contracts (the “Currency Contracts”);
(p)	any Intercompany Obligations, other than the Purchased Intercompany Obligations; and
(q)	the assets set forth in Section 2.2(q) of the Disclosure Letter.

For the avoidance of doubt, no assets of any Purchased Subsidiary shall be retained by Seller or COG, and all such assets shall be indirectly acquired by Purchaser or a member of the Purchaser Group pursuant to the purchase of the Purchased Equity.

2.3 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser or a member of the Purchaser Group (as designated by Purchaser) shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, all Liabilities of Seller to the extent relating to the Purchased Assets other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following Liabilities:

(a)	Liabilities of Seller under the Purchased Contracts;
(b)

Liabilities arising out of, relating to or with respect to (i) the employment or performance of services of any Transferred Employee with Seller or any of its Affiliates (including Liabilities for accrued and unpaid wages and accrued and unpaid vacation or other paid time off as of the Closing Date, to the extent included as a Current Liability or an adjustment to a Current Asset in the calculation of Net Working Capital), except to the extent constituting Excluded Employee Liabilities; (ii) all obligations to provide health care coverage continuation in accordance with COBRA to all Transferred Employees located in the United States and their qualified beneficiaries who incur or incurred a qualifying event at any time; and (iii) workers’ compensation or occupational health claims of any Transferred Employee;

(c)	Liabilities in respect of the sale of Products pursuant to product warranties, product returns and rebates;
(d)	accounts payable of Seller relating to the Business or the Purchased Assets (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable);
(e)	all Liabilities with respect to the Business or the Purchased Assets first arising after the Closing;
(f)

sponsorship of the Purchased Subsidiary Benefit Plans and related trusts, insurance policies and third-party administrator contracts; provided, that any and all Liabilities under the Retained Pension Plans shall constitute Excluded Employee Liabilities;

(g)

sponsorship of the Transferred Benefit Plans and related trusts, insurance policies and third-party administrator contracts, except to the extent constituting Excluded Employee Liabilities or agreed in the Transition Services Agreement;

(h)

Liabilities for (i) Taxes to the extent included as a Current Liability or an adjustment to a Current Asset in the calculation of Net Working Capital, (ii) one-half of any Transfer Taxes, and (iii) all Taxes relating to the Purchased Assets or the Business for a PostClosing Tax Period and the portion of any Straddle Period beginning after the Closing Date (in the case of a Straddle Period, determined in a manner consistent with Section 10.2(f)) (collectively “Assumed Taxes”); and

(i)

the Assumed Intercompany Obligations (it being understood that, for the avoidance of doubt, any Assumed Intercompany Obligations set forth in clause (ii) in the definition thereof shall be indirectly assumed by Purchaser or a member of the Purchaser Group pursuant to the purchase of the Purchased Equity).

The Assumed Liabilities shall be assumed by the same member of the Purchaser Group that acquired the Purchased Assets corresponding to such Assumed Liabilities.

2.4 Excluded Liabilities.  Purchaser will not assume or be liable for any Excluded Liabilities.  “Excluded Liabilities” shall mean only the following Liabilities of Seller and COG:

(a)	all Liabilities arising out of or relating to (i) Excluded Assets, including Excluded Contracts and Excluded Equity, (ii) the COG Business or (iii) the JM Mills Claim;
(b)	all Liabilities arising out of or related to the ownership or operation of the Business or the Purchased Assets prior to the Closing, except to the extent arising in the ordinary course;
(c)	all Excluded Employee Liabilities;
(d)	all Public Company Liabilities;
(e)

except as otherwise provided in Section 2.3(h), (i) all Liabilities for Taxes relating to the Purchased Assets or the Business, (ii) one-half of any Transfer Taxes, and (iii) any Taxes, including Chinese capital gains Taxes, payable in connection with the transactions contemplated by this Agreement (except related to Transfer Taxes) (collectively, “Excluded Taxes”);

(f)	all Liabilities of Seller arising hereunder;
(g)

all Liabilities to the extent relating to (i) assets (other than Products) and/or properties (including real property) formerly owned, leased or used by Seller prior to (but not on) the Closing Date (which shall not include Seller’s facility located in Lincoln, Rhode Island) or (ii) criminal or fraudulent conduct of Seller, its Affiliates or any of their respective directors, officers, employees, agents or representatives prior to the Closing Date;

(h)

all Liabilities arising out of any shareholder litigation brought by shareholders of Seller against Seller, Purchaser or any of their respective Affiliates or any director or officer of Seller, Purchaser or their respective Affiliates, in each case arising out of or in connection with this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby;

(i)	all Business Legacy Environmental Liabilities;
(j)

all Liabilities arising out of or relating to the presence prior to the Closing of chlorinated solvent contamination at the Leased Real Property in Lincoln, Rhode Island (including any such presence commencing prior to the Closing and continuing after the Closing), but not to the extent that such Liabilities arise out of the exacerbation of the contamination by Purchaser after the Closing;

(k)	all payables relating to the Currency Contracts;
(l)	any Intercompany Obligations, other than the Assumed Intercompany

Obligations; and

(m)	the Liabilities set forth in Section 2.4(m) of the Disclosure Letter.

For the avoidance of doubt, subject to Article IX and X, no Liabilities of any Purchased Subsidiary (other than any and all Liabilities under the Retained Pension Plans) shall be retained by Seller, or COG, and all such Liabilities shall be indirectly assumed by Purchaser pursuant to the purchase of the Purchased Equity.  Notwithstanding anything to the contrary, no Liabilities shall constitute “Excluded Liabilities” to the extent such Liabilities constitute Current Liabilities or an adjustment to a Current Asset in the calculation of Net Working Capital.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a)

From time to time following the Closing, Seller and Purchaser shall (and Purchaser shall cause the applicable member of the Purchaser Group (including the Purchased Subsidiaries) to execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and the applicable member of the Purchaser Group and their successors or assigns, all of the rights, titles and interests in and to the Purchased Assets under this Agreement and the Transfer Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the Assumed Liabilities by Purchaser and the applicable member of the Purchaser Group under this Agreement and the Transfer Documents, and to otherwise make effective the transactions contemplated hereby and thereby.  If either Party following the Closing (i) becomes aware that Purchaser or the applicable member of the Purchaser Group does not have in its possession certain technical schematics, designs, manuals, records and other documentation owned by Seller or its Subsidiaries and used in the operation of the Business as of the Closing Date and that constitute or should constitute Purchased Assets (including with respect to products in development) (“Materials”) and (ii) has a reasonable belief that Seller or its Subsidiaries may have such Materials in its possession, then Seller shall use commercially reasonable efforts to make copies of such Materials available to Purchaser or the applicable member of the Purchaser Group.

(b)

Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  If any such consent is not obtained prior to the Closing, (i) Seller, at its own expense, shall use its commercially reasonable efforts to cooperate with Purchaser following the Closing Date to obtain, or cause to be obtained, any such consent, substitution, approval or amendment promptly; provided,  however, that Seller shall not take any material action relating to any Nonassignable Assets without the prior written consent or approval of Purchaser, and (ii) Purchaser shall use its commercially reasonable efforts to cooperate with Seller following the Closing Date to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to (x) novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities, or (y) obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser (or the applicable member of the Purchaser Group) shall be solely responsible for the Assumed Liabilities.  Notwithstanding anything to the contrary, except as set forth in Section 2.5 of the Disclosure Letter, Seller and its Affiliates shall not be required to take any action or incur any expenses or Liabilities to obtain any such consent.

(c)

To the extent permitted by applicable Law and the terms of the Nonassignable Assets, in the event consents to the assignment thereof cannot be obtained at or prior to the Closing, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller, consistent with any contractual obligation or any applicable legal or fiduciary obligation under applicable Law, in trust for Purchaser (or the applicable member of the Purchaser Group) and the covenants and obligations thereunder shall be performed by Purchaser (or the applicable member of the Purchaser Group) in Seller’s name and all benefits and obligations existing thereunder shall be for Purchaser’s (or the applicable member of the Purchaser Group’s) account.  Without limiting Seller’s obligations under Section 2.5(b), Seller shall take or cause to be taken, at Purchaser’s expense, such actions in its name or otherwise as Purchaser may request so as to provide Purchaser or the applicable member of the Purchaser Group with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser (or the applicable member of the Purchaser Group) all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller authorizes Purchaser (or the applicable member of the Purchaser Group), to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser (or the applicable member of the Purchaser Group) its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s or the applicable member of the Purchaser Group’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

3.6

Bulk Sales Laws.  Except as set forth in the next sentence of this Section 2.6, Purchaser hereby waives compliance by Seller with the requirements and provisions of any

“bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.  No later than five days before the Closing Date, Seller shall notify the Rhode Island Tax Administrator of the transactions contemplated by this Agreement and shall take all necessary steps to comply with bulk sale reporting requirements in Rhode Island to the reasonable satisfaction of Purchaser.

3.7

IP Payment.  At the Closing but immediately prior to the conveyance of the Purchased Assets, in accordance with the IP License Agreement, ATX shall grant to Purchaser or a member of the Purchaser Group (as designated by Purchaser) the exclusive right and license to use the Business Intellectual Property outside of the United States and subject to the terms of the IP License Agreement (the “Licensed ATX Intellectual Property”) in exchange for the Licensed ATX IP Amount (the “IP Payment”).  Seller shall cause ATX to distribute the IP Payment to Seller immediately prior to the conveyance of the Purchased Assets as a distribution in respect of the common stock of ATX.

ARTICLE III

PURCHASE PRICE

3.1 Initial Purchase Price.  The aggregate consideration for the purchase and sale of the Purchased Assets shall be (I) the assumption of the Assumed Liabilities by Purchaser or a member of the Purchaser Group and (II) an amount in cash (the “Initial Purchase Price”) equal to:

(a)	$60,000,000; plus
(b)	the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target; minus
(c)	the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital; minus
(d)	the Estimated Closing Indebtedness; minus
(e)	the Estimated Transaction Expenses; minus
(f)

the amount, if any, by which the Minimum Purchased Subsidiary Cash for each Purchased Subsidiary exceeds the Estimated Purchased Subsidiary Cash for such Purchased Subsidiary (determined in each case on a Purchased Subsidiary (and/or foreign branch thereof) by Purchased Subsidiary (and/or foreign branch thereof) basis); plus

(g)

the amount, if any, by which the Estimated Purchased Subsidiary Cash for each Purchased Subsidiary exceeds the Minimum Purchased Subsidiary Cash for such Purchased Subsidiary (determined in each case on a Purchased Subsidiary (and/or foreign branch thereof) by Purchased Subsidiary (and/or foreign branch thereof) basis); provided, that any such increase in the Initial Purchase Price shall not exceed the Minimum Cash Cushion in the aggregate; provided,  further that to the extent that the Estimated Purchased Subsidiary Cash for Cross Dongguan exceeds the Minimum Purchased Subsidiary Cash for Cross Dongguan (after giving effect to any portion of the Minimum Cash Cushion used with respect to Cross Dongguan), the Initial Purchase Price shall also be increased by fifty percent (50%) of an amount equal to (x) such excess up to $3,000,000 minus (y) the portion of the Minimum Cash Cushion used with respect to Cross Dongguan; minus

(h)	the amount of the IP Payment.

3.2 Determination and Payment of Initial Purchase Price.

(a)

At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser, a certificate executed by an executive officer of Seller (the “Pre-Closing Statement”) that contains Seller’s good faith estimates of (A) Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) Transaction Expenses (the “Estimated Transaction Expenses”), (C) Net Working Capital as of the Determination Time (the “Estimated Net Working Capital”) and (D) Purchased Subsidiary Cash for each Purchased Subsidiary (and/or foreign branch thereof) as of the Determination Time (the “Estimated Purchased Subsidiary Cash”), in each case determined in accordance with the Agreed Principles, and the resulting calculation of the Initial Purchase Price, together with supporting documentation for such estimates and any additional information reasonably requested by Purchaser.  The Pre-Closing Statement shall be prepared in consultation with Purchaser, and the Company shall consider in good faith any comment to, or disagreement with, the Pre-Closing Statement delivered by Purchaser to Seller prior to the Closing Date.  “Net Working Capital” means Current Assets, minus Current Liabilities, in each case, as determined in accordance with the accounting methods, policies, principles, procedures, and consistent classifications and valuation and estimation techniques used in preparing the Balance Sheet, applied on a consistent basis and in accordance with GAAP and the adjustments set forth in Section 3.2(a)(I) of the Disclosure Letter; provided that in the event of any conflict between such accounting methods, policies, principles, procedures, and consistent classifications and valuation and the estimation techniques and the adjustments set forth in Section 3.2(a)(I) of the Disclosure Letter, the adjustments set forth in Section 3.2(a)(I) of the Disclosure Letter shall govern (collectively, the “Agreed Principles”), each calculated immediately before, and without giving effect to, the Closing.  Section 3.2(a)(I) of the Disclosure Letter sets forth, for illustrative purposes only, a schedule showing a sample Net Working Capital calculation in accordance with the Agreed Principles.

(b)

On the Closing Date, Purchaser shall pay, or cause to be paid, (i) the IP Payment to ATX and the Initial Purchase Price to Seller, in each case by wire transfer of immediately available funds into one or more accounts as are designated by Seller in writing no later than three (3) Business Days prior to the Closing Date and (ii) to each payee of Transaction Expenses, their respective portions of the Transaction Expenses by wire transfer of immediately available funds to the accounts designated in the Expense Invoices.

(c)

With respect to the determination of Purchased Subsidiary Cash denominated in currencies other than U.S. dollars, the foreign exchange rate for each such currency as of the Determination Time as published by Reuters shall be used to convert such amounts into U.S. dollars for purposes of determining the Purchased Subsidiary Cash in connection with the adjustments pursuant to this Section 3.2 and Section 3.3.

3.3 Final Purchase Price and Final Adjustment Amount.

(a)

As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a closing statement (the “Closing Statement”) setting forth and certifying Purchaser’s (A) calculation of Closing Indebtedness, (B) calculation of Transaction Expenses, (C) calculation of the Net Working Capital as of the Determination Time (clause (C) being “Closing Net Working Capital”), (D) calculation of the Purchased Subsidiary Cash for each Purchased Subsidiary as of the Determination Time (clause (D) being “Closing Purchased Subsidiary Cash”), (E)  recalculation of the Initial Purchase Price pursuant to Section 3.1 based on the amounts in clauses (A) – (D) above in lieu of the amounts set forth on the Pre-Closing Statement (the “Final Purchase Price”) and (F) calculation of the amount equal to the Final Purchase Price minus the Initial Purchase Price set forth on the Pre-Closing Statement (such positive or negative amount, the “Final Adjustment Amount”), in each case as prepared in accordance with the Agreed Principles.  No actions taken by Purchaser on its own behalf or on behalf of the Purchased Subsidiaries or the Business, at or following the Closing, shall be given effect for purposes of determining any matter contained in the Closing Statement.

(b)

If Seller disagrees with Purchaser’s calculation of any item of the Closing Statement delivered pursuant to Section 3.3(a), Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice to Purchaser stating that Seller disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Seller disagrees and the basis therefor.  To the extent not described by Seller in such written notice of objection, Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Net Working Capital, and/or Closing Purchased Subsidiary Cash, and the resulting Final Purchase Price and Final Adjustment Amount delivered pursuant to Section 3.3(a).

(c)

If a notice of disagreement shall be duly delivered pursuant to Section 3.3(b), Seller and Purchaser shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Indebtedness, Transaction Expenses, Closing Net Working Capital and/or Closing Purchased Subsidiary Cash, as applicable.  If, during such period, Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause KPMG LLP (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Indebtedness, Transaction Expenses, Closing Net Working Capital and/or Closing Purchased Subsidiary Cash, and the resulting Final Purchase Price and Final Adjustment Amount, as applicable (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator).  Each of Purchaser and Seller agree that it shall not engage, or agree to engage, the Independent Accountant to perform any services other than (i) as the Independent Accountant pursuant hereto until the Final Purchase Price and Final Adjustment Amount have been finally determined pursuant to Section 3.3(b) or Section 3.3(c) or (ii) those services for which it had engaged the Independent Account prior to the time such notice of disagreement was delivered pursuant to Section 3.3(b).  Each of Purchaser and Seller agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.  Purchaser and Seller shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant, other than those documents which Purchaser or Seller, as applicable, is prohibited by Law from disclosing or that are protected by attorney-client privilege.  In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of Closing Indebtedness, Transaction Expenses, Closing Net Working Capital, and/or Closing Purchased Subsidiary Cash, and the resulting Final Purchase Price and Final Adjustment Amount as to which Seller has disagreed in its notice of disagreement duly delivered pursuant to Section 3.3(b) and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in this Agreement (including the Agreed Principles), and (ii) with respect to each item in dispute, such determination shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the notice of disagreement or by Purchaser in the Closing Statement with respect to such disputed line item.  The Independent Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days after the date of engagement of the Independent Accountant), a written report setting forth such calculation and the resulting Final Purchase Price and Final Adjustment Amount.  Such report shall be final and binding upon the Parties, and no Party shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The cost of the Independent Accountant’s review and report shall be allocated between Purchaser and Seller based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, if the items in dispute equal $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of the Independent Accountant’s review would be borne by Purchaser and 40% of the costs would be borne by Seller.

(d)

Within five (5) Business Days after the final determination of the Final Adjustment Amount in accordance with Section 3.3(b) or Section 3.3(c), as applicable, the Final Adjustment Amount shall be paid as follows: (i) if the Final Adjustment Amount is greater than zero, Purchaser shall pay, or cause to be paid, to Seller the Final Adjustment Amount by wire transfer of immediately available funds to the account designated by Seller, or (ii) if the Final Adjustment Amount is less than zero, Seller shall pay, or cause to be paid, to Purchaser the Final Adjustment Amount by wire transfer of immediately available funds to the account designated by Purchaser.

3.4 Allocation of Purchase Price.

(a)

Seller and Purchaser agree for Tax purposes only to allocate the Initial Purchase Price (including any Assumed Liabilities or other amounts treated as consideration for Tax purposes) among the Purchased Subsidiaries, on the one hand, and the Other Purchased Assets (as a group), on the other hand as set forth in Section 3.4(a) of the Disclosure Letter (the “Allocation”).  The Parties shall allocate the portion of the Initial Purchase Price represented by the IP Payment to the Licensed ATX Intellectual Property as set forth in Section 2.7.

(b)

Except as set forth in item 6 of Section 3.4(a) of the Disclosure Letter, Seller and Purchaser shall (i) be bound by the Allocation for purposes of determining any Taxes; (ii) prepare and file, and cause its Affiliates to prepare and file, all Tax Returns and any applicable forms required under applicable Tax Law in a manner consistent with the Allocation; and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the

Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority, except as otherwise required pursuant to a Final Determination.  In the event that a Taxing Authority disputes the Allocation, the Party receiving notice of such dispute shall promptly notify the other Party hereto, and Seller and Purchaser shall use their commercially reasonable efforts to defend such Allocation in any applicable proceeding, and the matter shall be handled as a Tax Claim.

(c)

Purchaser shall allocate any post-Closing adjustment to the Initial Purchase Price, including any modification necessary to reflect the determination of the Final Purchase Price, to the Purchased Subsidiary or Other Purchased Assets (as a group), to which such adjustment relates.  In the event of any adjustment to the Allocation, the Parties shall timely file with the Taxing Authorities any additional information required to be filed under applicable Law.

(d)

No Withholding.  Purchaser (and its Affiliates) shall not be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, except such amounts as Purchaser (or its Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law as a result of a change in Law after the date hereof or Seller’s or ATX’s failure to provide the certificate in accordance with Section 8.1(i)(iii).  To the extent that such amounts are so withheld as a result of a change in Law after the date hereof or Seller’s or ATX’s failure to provide the certificate in accordance with Section 8.1(i)(iii) and paid over to the proper Taxing Authority by Purchaser (or its Affiliates), such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to Seller or ATX, as applicable.

ARTICLE IV

CLOSING AND TERMINATION

4.1

Closing Date.  The closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas, New York, NY 10019 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (New York local time) on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties; provided that in no event shall the Closing take place prior to August 13, 2013.

4.2	Closing Deliverables. At the Closing:
(a)	Purchaser shall deliver to Seller:
(i)	a duly executed copy of each Ancillary Agreement to which it or any of its Affiliates are a party;
(ii)	the certificate required to be delivered pursuant to Section 8.2(c);

(iii)	payment of the amounts set forth in Section 3.2(b);
(b)	Seller shall deliver to Purchaser (or the applicable member of the Purchaser Group):
(i)	a duly executed copy of each Ancillary Agreement to which it or any Purchased Subsidiary is a party;
(ii)	the certificates required to be delivered pursuant to Section 8.1(d) and Section 8.1(i)(iii) and a copy of the new business license issued to Cross Dongguan pursuant to Section 8.1(h)(iii);
(iii)

in respect of each Purchased Subsidiary, certificates evidencing the Purchased Equity to the extent that such Purchased Equity is in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(iv)	final invoices (the “Expense Invoices”) with respect to any Transaction Expenses to be paid at the Closing;
(v)	evidence of the release of all Liens, other than Permitted Exceptions, on the Purchased Assets in form and substance reasonably satisfactory to Purchaser;
(vi)

copies of the resignations of all members of the board of directors (or similar body) and officers (other than Business Employees) of each Purchased Subsidiary other than those identified by Purchaser to Seller by written notice at least five (5) Business Days prior to the Closing Date, in form and substance reasonably satisfactory to Purchaser;

(vii)	copies of the duly executed consents required to be obtained pursuant to Section 8.1(g), in form and substance reasonably satisfactory to Purchaser;
(viii)	evidence of the due completion of the PRC Tax Filing; and
(ix)	evidence of the mailing of the RI Taxation Letter.

4.3 Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)	by mutual written consent of Seller and Purchaser;
(b)	at the election of Seller or Purchaser:
(i)

on or after November 13, 2013 (the “Termination Date”), if the Closing shall not have occurred by 5:00 pm prevailing Eastern time on such date,

provided, that the terminating Party’s willful breach or failure (or whose Affiliates’ willful breach or failure) to perform any covenant or obligation hereunder has not been the cause of, or resulted in the failure of, the transactions contemplated by this Agreement to occur on or before such date;

(ii)

if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(iii)

if any Law is enacted, entered or promulgated, by a Governmental Body of competent jurisdiction that permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated hereby;

(c)

by Purchaser if Seller shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b) and (ii) (x) has not been or cannot be cured prior to the Termination Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Seller is notified by Purchaser of such breach or failure to perform; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 4.3(c) if Purchaser is then in material breach of any of its representations, warranties, covenants or other agreement set forth herein in a manner that would cause any condition set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied;

(d)

by Seller if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) (x) has not been or cannot be cured prior to the Termination Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Purchaser is notified by Seller of such breach or failure to perform; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 4.3(d) if Seller is then in material breach of any of its representations, warranties, covenants or other agreement set forth herein in a manner that would cause any condition set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied; or

(e)

by Seller if (i) the conditions set forth in Section 8.1 have been satisfied (other than any condition the failure of which to be satisfied is attributable to a breach by Purchaser of its representations, warranties, covenants or agreements contained herein and other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied or waived by Seller at the Closing), (ii) Purchaser shall have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 4.1 and (iii) Seller has irrevocably confirmed by written notice to Purchaser that all the conditions set forth in Section 8.2 have been satisfied or that Seller is willing to waive any unsatisfied conditions set forth in Section 8.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied or waived by Seller at the Closing) and that Seller is ready, willing and able to consummate the Closing at such time.

5.4

Procedure of Termination.  In the event of termination of this Agreement by Purchaser or Seller, or both, pursuant to Section 4.3, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.

5.5	Effect of Termination.
(a)

In the event that this Agreement is validly terminated (i) by Seller in accordance with Section 4.3(d) or Section 4.3(e), in each case at a time when Purchaser is not entitled to terminate this Agreement in accordance with Section 4.3(c) or (ii) by Seller or Purchaser in accordance with Section 4.3(b)(i), in each case at a time when Seller is entitled to terminate this Agreement in connection with Section 4.3(d) or Section 4.3(e), then, within five (5) Business Days of such termination (the “Payment Date”), Purchaser shall deliver Two Million Dollars ($2,000,000) (the “Purchaser Termination Fee”) by wire transfer of immediately available funds to Seller into one or more accounts as are designated by Seller in writing no later than three (3) Business Days prior to the Payment Date (it being understood that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion).

(b)

The Parties acknowledge that the agreements contained in this Section 4.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if Purchaser fails to pay the amount due pursuant to Section 4.5(a) on or prior to the Payment Date, and, in order to obtain such payment, Seller commences an action that results in a judgment against Purchaser for the amount set forth in Section 4.5(a) or any portion thereof, Purchaser shall pay, or cause to be paid, to Seller interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received and its costs and expenses (including attorneys’ fees) in connection with such action (collectively, “Enforcement Expenses”).  If this Agreement is validly terminated in accordance with Section 4.3 and 4.4, notwithstanding anything to the contrary in this Agreement, Seller’s receipt of the Purchaser Termination Fee pursuant to this Section 4.5 and the payment of the Enforcement Expenses, if any, shall be the sole and exclusive remedy of Seller, any Subsidiary of Seller, and any of their respective Affiliates and any representatives of any of the foregoing, against Purchaser, its Affiliates and any of their respective former, current, or future general or limited partners, stockholders, managers, members, controlling persons, management companies, representatives or Debt Financing Sources (the “Purchaser Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the Financing Commitments or the failure of the transactions contemplated hereby or thereby to be consummated whether at law or equity, in contract, in tort or otherwise, other than pursuant to Section 4.5(f). Upon payment in full of Purchaser Termination Fee and the Enforcement Expenses, if any, (i) no Purchaser Related Party shall have any further liability or obligation relating to or arising out of or in connection with this Agreement, other than pursuant to Section 4.5(f), or the Financing Commitments, and (ii) none of Seller, any Subsidiary of Seller, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim against any Purchaser Related Party relating to arising out of or in connection with this Agreement or the Financing Commitments, the transactions contemplated hereby or thereby, any representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for any termination hereof or thereof whether at law or equity, in contract, in tort or otherwise, other than pursuant to Section 4.5(f).

(c)

If this Agreement is terminated in accordance with Section 4.3 and 4.4, notwithstanding anything to the contrary in this Agreement (including this Section 4.5), under no circumstances will Seller, any Subsidiary of Seller, any of their respective Affiliates or any other Person be entitled to aggregate monetary damages or other monetary remedies for any Losses suffered as a result of the failure of the transactions contemplated herein or in the Financing Commitments to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in any case, except (i) to the extent payable, the Purchaser Termination Fee and the Enforcement Expenses, if any, and (ii) pursuant to Section 4.5(f).  For the avoidance of doubt, under no circumstances shall Seller, any Subsidiary of Seller, any of their respective Affiliates or any other Person be permitted or entitled to receive both a grant of specific performance of Purchaser’s obligation to consummate the Closing and any portion of the Purchaser Termination Fee, under this Agreement, the Financing Commitments or otherwise.

(d)

If this Agreement is validly terminated in accordance with Section 4.3 and 4.4, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement from and after the date of such termination and such termination shall be without Liability to Purchaser or Seller; provided, that all obligations of the Parties set forth in this Section 4.5,  Section 7.9 (Publicity), and Article XI shall survive any such termination and shall be enforceable hereunder; provided,  further, that, subject to the limitations set forth in this Section 4.5 (including Sections 4.5(b) and 4.5(c)), nothing in this Section 4.5 shall relieve Seller or Purchaser of any Liability for (i) fraud, (ii) willful and material breach of its representations and warranties or (iii) willful and material breach of any of its other covenants or agreements contained in this Agreement prior to the date of termination.

(e)

Notwithstanding the foregoing, the Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.5 is intended to, nor shall it be construed as, a waiver or discharge of any of the rights and obligations under the Confidentiality Agreement of the parties thereto.

(f)

Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated for any reason and either or both of the closing conditions set forth in Section 8.1(h)(x) or Section 8.1(h)(y) have been satisfied or any Foreign Stock Transfer Agreement with respect to Cross Dongguan has been executed and/or filed with, or approved by, any Governmental Authority or any Person has taken any actions in furtherance of the foregoing, then Purchaser shall, shall cause its controlled Affiliates to, and shall use its reasonable best efforts to cause its non-controlled Affiliates to, take all actions legally required under Chinese Laws in connection with a transfer of Capital Stock of Cross Dongguan to return to a state of affairs as if the condition or conditions set forth in Section 8.1(h)(x) and Section 8.1(h)(y) had not been satisfied and the Foreign Stock Transfer Agreements with respect to Cross Dongguan had not been executed and/or filed and no person had taken any actions in furtherance of the satisfaction of such conditions.  Without limiting the foregoing, Purchaser shall, shall cause its controlled Affiliates to, and shall use reasonable best efforts to cause its non-controlled Affiliates to, at the request of Seller, effect (i) the approval of the local commerce bureau in Dongguan, the approval of and registration with the local administration of industry and commerce in Dongguan and any other PRC governmental authority with respect to the transfer of Capital Stock of Cross Dongguan from Purchaser or any of its Affiliates (as applicable) back to Seller or (or an Affiliate of Seller as designated by Seller), (ii) the receipt of a business license of Cross Dongguan evidencing Seller (or an Affiliate of Seller as designated by Seller) as the equity owner of Cross Dongguan and (iii) the termination and/or withdrawal of any filing, application, Contract, Permit, Order or other document or certificate (including any Foreign Stock Transfer Agreement with respect to Cross Dongguan) entered into, executed, filed or otherwise effected in connection with the conditions set forth in Section 8.1(h)(x) and Section 8.1(h)(y), the Foreign Stock Transfer Agreements with respect to Cross Dongguan or otherwise or any actions taken in furtherance thereof.  Purchaser hereby covenants and agrees that, at any time and from time to time upon the reasonable request of Seller in writing, Purchaser will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be legally required under Chinese laws in connection with equity transfer in Cross Dongguan in order to effect the transfers and other actions contemplated by this Section 4.5(f).  Notwithstanding anything contained in this Section 4.5(f), in the event of a termination of this Agreement pursuant to Section 4.3(c), any actions taken by Purchaser or any of its Affiliates pursuant to this Section 4.5(f) shall be at Seller’s sole cost and expense, and Seller shall, upon request by Purchaser, promptly reimburse Purchaser or its applicable Affiliate for such costs and expenses.  Purchaser acknowledges and agrees that a breach of this Section 4.5(f) would cause irreparable damage to the Seller and its Affiliates, and that the Seller and its Affiliates will not have an adequate remedy at Law.  Therefore, the obligations of Purchaser and its Affiliates under this Section 4.5(f) shall be enforceable to prevent or remedy breaches or threatened breaches hereof by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Seller and its Affiliates may have under this Agreement or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by Seller to Purchaser prior to the execution of this Agreement (the “Disclosure Letter”), Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing.  Each of Seller and the Purchased Subsidiaries is a legal Person, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and assets, and to carry on its business as now conducted.  Each of Seller and the Purchased Subsidiaries is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns, operates or leases real property and each other jurisdiction in which the conduct of its business or the ownership, lease or operation of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2 Authorization of Agreement.  Seller has all requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which Seller is or will be party (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Seller of this Agreement and each Seller Document, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Seller and no other proceeding, consent or authorization on the part of the board of directors or the shareholders of Seller is necessary to authorize this Agreement or any Seller Document or the transactions contemplated thereby.  This Agreement has been, and each Seller Document will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller enforceable against Seller, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and preferential transfers and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a)

None of the execution, delivery or performance by Seller of this Agreement or the Seller Documents, as applicable, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof, as applicable, will conflict with, or result in any violation of or infringement or default (with or without notice or lapse of time, or both) under, or give rise to the creation of any Lien, except for Permitted Exceptions, or a right of termination, amendment, acceleration or cancellation under, any provision of (i) the articles of incorporation or by-laws (or similar governing documents) of Seller or any Purchased Subsidiary; (ii) any Contract or Permit to which Seller or any of the Purchased Subsidiaries is a party or by which any of their respective properties or assets are bound; (iii) any Order applicable to Seller or any of the Purchased Subsidiaries or by which any of their respective properties or assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, infringements, defaults, terminations, amendments, accelerations or cancellations, that would not, individually or in the aggregate, (x) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or (y) be material to the Business, including the Purchased Subsidiaries, taken as a whole.

(b)

No consent, waiver, approval, Order, Permit, license, registration, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or any Purchased Subsidiary in connection with the execution, delivery and performance by Seller or any Purchased Subsidiary of this Agreement or the Seller Documents or the compliance by Seller or any Purchased Subsidiary with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) the approval of the local commerce bureau in Dongguan and the approval of and registration with the local administration of industry and commerce in Dongguan, in each case with respect to the transfer of Capital Stock of A.T. Cross

Stationery (Dongguan) Co. Limited (“Cross Dongguan”) and (ii) such other consents, waivers, approvals, Orders, Permits, licenses, registrations, approvals or authorizations the failure of which to obtain would not (x) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or (y) be material to the Business, including the Purchased Subsidiaries, taken as a whole.

2.4

Purchased Subsidiaries; Capitalization.  Section 5.4 of the Disclosure Letter sets forth the name of each Purchased Subsidiary and, with respect to each such Purchased Subsidiary, (i) the jurisdiction in which it is incorporated or organized, (ii) the jurisdictions, if any, in which it is qualified to do business, (iii) its authorized number of shares of Capital Stock, (iv) the par value per such shares of Capital Stock, if applicable, (v) its number of issued and outstanding shares of Capital Stock, and (vi) the record owner of its issued and outstanding shares of Capital Stock.  All of the Capital Stock of the Purchased Subsidiaries was duly authorized for issuance and are validly issued, fully paid and non-assessable (to the extent such concepts are applicable), and were not issued in violation of any preemptive rights.  Except for the shares of Capital Stock set forth in Section 5.4 of the Disclosure Letter, there is no outstanding Capital Stock of any Purchased Subsidiary.  There is no existing option, warrant, call, right, or Contract to which any Purchased Subsidiary is a party requiring, and there are no securities of any Purchased Subsidiary outstanding that upon conversion or exchange would require, the issuance of any shares of Capital Stock of any Purchased Subsidiary convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Capital Stock of any Purchased Subsidiary.  No Purchased Subsidiary is party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the shares of such Purchased Subsidiary.  There is no Capital Stock of any Purchased Subsidiary reserved, issued or outstanding, and there are no preemptive or other outstanding rights, right of first offer, right of first refusal, subscriptions, options, warrants, stock appreciation rights, phantom stock, profit participation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any Purchased Subsidiary or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Purchased Subsidiary, and no securities evidencing such rights are authorized, issued or outstanding.  No Purchased Subsidiary has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Purchased Subsidiary on any matter.

2.5	Ownership and Transfer of Purchased Assets.
(a)

Seller is the record and beneficial owner of all of the Purchased Equity, free and clear of any and all Liens, and has full power and authority to convey the Purchased Equity free and clear of any and all Liens.  Upon execution and delivery of the Stock Power and all documentation required for the valid transfer of the Foreign Purchased Equity in each jurisdiction governing the transfer of the Foreign Purchased Equity, including pursuant to the forms attached as Exhibit E (collectively, the “Foreign Stock Transfer Agreements), the delivery of the Purchased Equity and the delivery of a new business license in respect of Cross Dongguan evidencing Purchaser or a member of the Purchaser Group (as designated by

Purchaser) as the new equity owner by Seller will convey to Purchaser or a member of the Purchaser Group good and marketable title to such Purchased Equity, free and clear of any and all Liens.

(b)

Seller owns and has good and marketable title to each of the Other Purchased Assets, free and clear of all Liens other than Permitted Exceptions, and has full power and authority to convey the Purchased Assets free and clear of any and all Liens other than Permitted Exceptions.  Upon execution and delivery of the Bill of Sale and Assignment and Assumption Agreement or such other agreement as may be required by local Law in form and substance reasonably satisfactory to Purchaser (each a “Foreign Asset Transfer Agreement”), Seller will convey to Purchaser or a member of the Purchaser Group good and marketable title to the Other Purchased Assets free and clear of any and all Liens other than Permitted Exceptions.

5.6 Financial Statements.

(a)

Section 5.6 of the Disclosure Letter sets forth true and complete copies of (i) the unaudited consolidated and consolidating balance sheets of the Business and the corporate functions of Seller relating to the Business, in each case as at December 29, 2012, December 31, 2011, January 1, 2011 and January 2, 2010 and the related unaudited consolidated and consolidating statements of income of the Business and the corporate functions of Seller relating to the Business for the fiscal years then ended (collectively, the “Annual Financial Statements”) and (ii) the unaudited consolidated and consolidating balance sheet of the Business and the corporate functions of Seller relating to the Business, in each case as at March 31, 2013 and the related consolidated and consolidating statements of income of the Business and the corporate functions of Seller relating to the Business for the three (3) month period then ended (collectively, the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to the absence of notes and normal and recurring year-end adjustments that are not, in the aggregate, material to the Business, taken as a whole.  The Financial Statements fairly present in all material respects the financial condition of the Business and the corporate functions of Seller relating to the Business as of the respective dates they were prepared and the results of the operations of the Business and the corporate functions of Seller relating to the Business for the periods indicated.  For the purposes hereof, the consolidated balance sheet of the Business and the corporate functions of Seller relating to the Business as at December 29, 2012 is referred to as the “Balance Sheet” and December 29, 2012 is referred to as the “Balance Sheet Date”.

(b)

Except as set forth in the Financial Statements, none of Seller, the Business or any Purchased Subsidiary maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

2.7

No Undisclosed Liabilities.  None of Seller or any of the Purchased Subsidiaries has any Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (i) Liabilities incurred in the Ordinary Course after the Balance Sheet Date that would not be, individually or in the aggregate, material to the Business, including the Purchased Subsidiaries, taken as a whole or (ii) as described in Section 5.7 of the Disclosure Letter.

2.8

Absence of Certain Developments.  Except as required by this Agreement, since the Balance Sheet Date (i) Seller and each of the Purchased Subsidiaries has conducted the Business only in the Ordinary Course, (ii) none of Seller or any Purchased Subsidiary has taken any action that would, after the date hereof, be prohibited or omitted to take any action that would, after the date hereof, be required, as the case may be, by Section 7.2, (iii) there has been no material damage, destruction, condemnation, seizure or loss (whether or not covered by insurance) affecting any of the Purchased Assets or the Business in any material respect which has not subsequently been repaired, replaced or restored in all material respects, (iv) Seller has not received written notice and has no Knowledge of any pending or threatened condemnation proceeding affecting any material portion of the Purchased Assets (or portion thereof) or of any sale or other disposition of any material portion of the Purchased Assets in lieu of condemnation, and (v) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

2.9	Taxes.
(a)

With respect to Seller and the Business (other than with respect to the Purchased Subsidiaries which are governed by Section 5.9(b) below, except in the case of Section 5.9(a)(vii) which shall apply to the Purchased Subsidiaries):

(i)

all material Tax Returns required to be filed with respect to the Business have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects;

(ii)

all material Taxes owed with respect to the Business have been fully and timely paid (whether or not shown on any Tax Return), and adequate provision has been made for any material Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof;

(iii)

no audit or other proceeding by any Taxing Authority is pending or threatened with respect to any Taxes due with respect to the Business, no Taxing Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against Seller with respect to the Business, and no claim has been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against Seller with respect to the Business have been fully and timely paid, settled or properly reflected in the Financial Statements;

(iv)	there are no Liens for Taxes upon the Purchased Assets, except for statutory Liens for current Taxes not yet due;
(v)	none of the Purchased Assets constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code;
(vi)	none of the Purchased Assets is subject to a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954; and

(vii)

neither Seller nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for taxfree treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(b)	With respect to the Purchased Subsidiaries:
(i)

all material Tax Returns required to be filed by or with respect to the Purchased Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects;

(ii)

the Purchased Subsidiaries have fully and timely paid all Taxes shown to be due on the Tax Returns described in Section 5.9(b)(i) and all other material Taxes owed by such companies (whether or not shown on any Tax Return), and have made adequate provision for any material Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof;

(iii)

there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Purchased Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(iv)

no audit or other proceeding by any Taxing Authority is pending or  threatened in writing with respect to any material Taxes due from or with respect to the Purchased Subsidiaries, no Taxing Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against any Purchased Subsidiary, and no claim in writing has been made by any Taxing Authority in a jurisdiction where any Purchased Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against the Purchased Subsidiaries have been fully and timely paid or settled or properly reflected in the Financial Statements;

(v)	there are no Liens for Taxes upon the assets or properties of the Purchased Subsidiaries, except for statutory Liens for current Taxes not yet due;
(vi)

no Purchased Subsidiary has  participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state or local Tax Law, or to the Knowledge of Seller, foreign Tax Law);

(vii)

no Purchased Subsidiary is a party to any Contract (excluding, for the avoidance of doubt, commercial Contracts the principal purpose of which is unrelated to Taxes) relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which Seller  is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign Tax Law, as a transferee or successor;

(viii)

the Purchased  Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Taxing Authority all material amounts that were required to be withheld for all periods ending on or before the Closing Date and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws;

(ix)

none of the Purchased Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code, or comparable provisions of state, local or foreign Tax Law;

(x)

none of the Purchased Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and none of the Purchased Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority; and

(xi)

each Purchased Subsidiary is treated as a corporation for U.S.federal income tax purposes.  Notwithstanding the preceding sentence, Cross UK shall be permitted to make a “check-the-box” election on IRS Form 8832 to be treated as a disregarded entity before the Closing Date.

(c) The representations and warranties in this Section 5.9 and Section 5.14 represent the sole and exclusive representations and warranties of Seller regarding Tax matters.

5.10 Real Property.

(a)

None of Seller or any of the Purchased Subsidiaries owns any real property or fee interests in real property.  Section 5.10 of the Disclosure Letter sets forth a complete list of all leases, licenses, or other occupancy agreements granting an interest in real property to Seller or any Purchased Subsidiary, including all amendments, supplements, and guarantees relating thereto (each a “Real Property Lease” and, collectively, the “Real Property Leases”), which schedule also includes (i) the address of the Real Property Lease parcel, and (ii)

the name of each party under such Real Property Lease.  Seller and each Purchased Subsidiary, as applicable, has a good, valid and enforceable leasehold interest in and to the real property granted to it pursuant to each applicable Real Property Lease, free and clear of all Liens, except Permitted Exceptions.

(b)

Each Real Property Lease is in full force and effect, unimpaired by any acts or omissions of Seller and any Purchased Subsidiary, and all rent and other sums and charges payable by Seller and any Purchased Subsidiary, as applicable, as tenant under any Lease are current, no notice or default or termination under any Real Property Lease is outstanding, no termination event or condition or uncured default on the part of Seller or any Purchased Subsidiary or, to the Knowledge of Seller, the landlord, exists under any Lease, and, to the Knowledge of Seller, no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute such a default or termination event or condition.  Prior to the date hereof, Purchaser has been supplied with, or has been given access to, true, correct and complete copies of the Real Property Leases (including all modifications, amendments, supplements, and guarantees).

(c)

Neither Seller nor any Purchased Subsidiary has entered into any contract, sublease, license, sublicense, commitment or any other agreement to assign any of its rights under any of the Real Property Leases.

(d)

Other than the Real Property Leases listed in Section 5.10 of the Disclosure Letter, none of Seller or any Purchased Subsidiaries leases and/or uses any real property or interest therein in the conduct of the Business.

11.11

Tangible Personal Property.  Section 5.11 of the Disclosure Letter sets forth all leases of personal property by Seller related to the Business or the Purchased Subsidiaries involving annual payments in excess of $50,000 as lessee or lessor (the “Personal Property Leases”).  Neither Seller nor any Purchased Subsidiary has received any written notice of any material default or any event that with notice or lapse of time, or both, would constitute a material default by Seller or any Purchased Subsidiary, as applicable, under any of the Personal Property Leases.  The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to the Business (including the Purchased Furniture and Equipment) (the “Tangible Property”) are in good operating condition and repair, ordinary wear and tear excepted, and subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use.  During the past two (2) years there has not been any interruption of the operations of the Business or any Purchased Subsidiary due to inadequate maintenance of the Tangible Property that was material to the Business taken as a whole.

11.12	Intellectual Property.
(a)

Subject to the exclusion in the second sentence of Section 5.12(e), all Intellectual Property used, held for use or necessary for use in the Business in the manner and to the extent currently conducted is either (i) Business Intellectual Property, or (ii) is used by any of Seller or its Subsidiaries (other than COG) pursuant to a valid, written license Contract (“Licensed Intellectual Property”).

(b)

Section 5.12(b) of the Disclosure Letter sets forth an accurate and complete list of all registrations and applications for registration of Business Intellectual Property, and all of the applicable owners thereof.  Seller and the Purchased Subsidiaries have taken all necessary commercially reasonable actions to maintain the Business Intellectual Property, including prosecuting the registrations and applications for registration of the Business Intellectual Property and marking products created, marketed, produced or sold by the Business in accordance with relevant Laws related to such Intellectual Property, and making filings and payments of maintenance, renewal or similar fees for registered, issued or pending Business Intellectual Property.

(c)	Seller or a Purchased Subsidiary owns all of the Trademark registrations and applications set forth in Section 5.12(b) of the Disclosure Letter.
(d)

Subject to the exclusion in the second sentence of Section 5.12(e), Seller or a Purchased Subsidiary owns or has licenses to use all material Business Intellectual Property and Licensed Intellectual Property. Such Business Intellectual Property and Licensed Intellectual Property are free and clear of any and all Liens, other than Permitted Exceptions.  To the Knowledge of Seller, the material Business Intellectual Property used by Seller in the Business and by the Purchased Subsidiaries is valid and enforceable.

(e)

The operation of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person (excluding any patents or patent rights) and, to the Knowledge of Seller, the operation of the Business does not infringe, misappropriate or otherwise violate any patents or patent rights of any Person.  For the avoidance of doubt, this Section 5.12(e) contains Seller’s sole representations with respect to actual or alleged infringement of patents or patent rights of any Person. There are no claims pending or threatened, that (i) allege the operation of the Business infringes, misappropriates or is otherwise in violation of any Intellectual Property of any Person or (ii) challenge the validity, enforceability or ownership of any Business Intellectual Property. To the Knowledge of Seller, no rights in any Business Intellectual Property are being infringed, misappropriated or otherwise violated by any Person; and, to the Knowledge of Seller, there is no existing fact or circumstance which would be reasonably expected to give rise to any such claim.  Neither Seller nor any Purchased Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property License to which Seller or any Purchased Subsidiary is a party or by which it is bound.

(f)	Seller and the Purchased Subsidiaries have taken all commercially reasonable security measures to protect the confidentiality of the Trade Secrets included in the Purchased Assets.
(g)

Each present or past employee, officer, consultant or any other Person who developed any Business Intellectual Property (including any software) has executed a valid and enforceable Contract with Seller or a Purchased Subsidiary that conveys to Seller or the applicable Purchased Subsidiary any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by Seller or the applicable Purchased Subsidiary.

(h)

Seller and its Subsidiaries are in material compliance with all applicable Laws regarding the collection, use, transmission, storage and protection of Personal Data collected or used in connection with the Business, and, to the Knowledge of Seller, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data.  Each of

Seller and its Subsidiaries has commercially adequate security measures in place to protect Personal Data collected or used in connection with the Business.  Upon the Closing, Purchaser or a member of the Purchaser Group will own or have the right to use all such Personal Data transferred to Purchaser and continue to have the right to use such Personal Data on substantially similar terms and conditions as Seller and its Subsidiaries enjoyed immediately prior to the Closing.  No Actions are pending or, to the Knowledge of Seller, threatened against Seller or its Subsidiaries relating to the collection or use of Personal Data.

(i)	No Intellectual Property owned by COG is used, held for use or necessary for use in the Business.
(j)

To the Knowledge of Seller, the Purchased IT Assets (i) are adequate for the operations of the Business, (ii) operate and run as currently necessary for the conduct of the Business, (iii) conform in all material respects to the written specifications thereof in possession of Seller or a Purchased Subsidiary, (iv) operate in accordance with the Seller’s and the Purchased Subsidiaries’ documentation provided with such Purchased IT Assets, and (v) are free of viruses or other disabling code or disabling faults.  No rights under the Business Intellectual Property are obligated to be (x) waived or (y) licensed to any Person as a result of Seller’s or any of the Purchased Subsidiaries’ use of “open source” code in any software.

5.13 Material Contracts.

(a) Section 5.13(a) of the Disclosure Letter sets forth a true and complete list of all Material Contracts.  For purposes of this Agreement, a “Material Contract” means the following Contracts (x) relating to the Business to which Seller or any of its assets or properties are bound or (y) to which any Purchased Subsidiary is a party or by which it or any of its assets or properties are bound, in each case including all amendments, modifications or supplements thereto as of the date hereof (it being understood that any Contract described in the categories set forth below, whether or not listed in Section 5.13(a) of the Disclosure Letter, shall be a Material Contract):

(i)

Contracts with Seller or any of its Affiliates, or any current stockholder holding in excess of 5% of the Capital Stock of Seller as of the date hereof, officer or director of Seller or any of its Affiliates (or any family member of the foregoing);

(ii)	Contracts with any labor union or association representing any employee of Seller that works in the Business or any employee of any Purchased Subsidiary;
(iii)

Contracts for the sale of any of the assets (including Inventory) of Seller related to the Business or any of the assets (including Inventory) of any Purchased Subsidiary for consideration in excess of $200,000 received in calendar year 2011 or 2012, other than Contracts with distributors or sales agents that are the subject of Section 5.13(a)(vii);

(iv)	Intellectual Property Licenses;
(v)

Contracts for goods and services furnished to the Business or any Purchased Subsidiary that involved individual or aggregate payments or consideration of more than $500,000 in calendar year 2011 or 2012;

(vi)	Contracts relating to the incurrence of Indebtedness, or the making of any loans;
(vii)

any distribution Contract or agency Contract with a distributor or agent relating to the distribution of either the Business’ Products either within the United States or internationally under which Seller or any Purchased Subsidiary received at least $500,000 in calendar year 2011 or 2012;

(viii)

any material Contract containing a “most favored nation” provision or which contains any non-competition provision that currently limits in any material respect the ability of the Business or the Purchased Subsidiaries to engage in any business or compete with any Person;

(ix)

any noncompetition or nonsolicitation Contract with any current or former Business Employee, Business Service Provider, or third party relating to the Business or the Purchased Assets other than any such Contracts entered into in connection with a potential sale of the Business in connection with the process leading to this Agreement;

(x)

any Contract that involves non-cancelable commitments to make capital expenditures or which provide for future payments for goods or services by the Business or any Purchased Subsidiary to any Person and include an expenditure or purchase commitment reasonably expected to exceed $100,000 in the next 12 months;

(xi)	any joint venture, limited liability company, partnership or similar agreements with any third party;
(xii)	any Contracts pursuant to which the Business or any Purchased Subsidiary is a lessee of any personal property, for which the aggregate annual base rent or lease payments exceed $100,000;
(xiii)

any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Legal Proceeding providing for payments by Seller or any Purchased Subsidiary in excess of  $25,000 or which imposes material continuing obligations;

(xiv)	any Contract providing for any change-in-control payment or similar compensation obligations to Business Employees by reason of the transactions contemplated by this Agreement; and
(xv)	any Contract under which the Business or any of the Purchased Subsidiaries has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course.

(b) Each Material Contract is and will be as of the Closing Date a legal, valid and binding obligation of Seller and each Purchased Subsidiary, as applicable, and, to the Knowledge of Seller, of each counterparty thereto, and is in full force and effect, and none of Seller, such Purchased Subsidiary, or to the Knowledge of Seller, any other party thereto, is in breach of, or in default under, any such Material Contract in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Seller or any Purchased Subsidiary, or, to the knowledge of Purchaser, any other party thereto.  Prior to the date hereof, Purchaser either has been supplied with, or has been given access to, a true and complete (i) copy of each written Material Contract and (ii) summary of all of the material terms and conditions of each oral Material Contract.

5.14 Employee Benefits Plans.

(a)

Section 5.14(a) of the Disclosure Letter sets forth a true, correct and complete list of each material Business Benefit Plan and Seller Benefit Plan (other than any individual grant agreement or employment agreement with any Non-U.S. Business Employee which is terminable on less than 90 days’ notice and without severance pay exceeding the amount required under applicable Law and the amount under the severance plan applicable generally to similarly situated employees at such work location), and specifies the sponsor of each such plan.  All Purchased Subsidiary Benefit Plans are Business Benefit Plans.

(b)

Seller has provided Purchaser with true and complete copies of each Business Benefit Plan and Seller Benefit Plan (or, in the case of any such Benefit Plan that is unwritten, descriptions thereof), and with respect thereto, if applicable: (i) the most recent annual reports on Form 5500 required to be filed with the IRS, any attached financial statement and any related actuarial reports (if applicable), (ii) the most recent summary plan description, (iii) the currently applicable trust agreement, insurance contract, or other funding vehicle and (iv) all material correspondence to or from any Governmental Body in the last three years.

(c)

Each Business Benefit Plan and Seller Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not be material to the Business taken as a whole.  With respect to each Governmental Plan, (i) Seller and its Affiliates have complied in all material respects with the requirements thereof, and (ii) no Liability has been incurred by Seller or any of its Affiliates that has not been satisfied in full (other than with respect to amounts for which the due date without penalty has not yet occurred).  Each Business Benefit Plan and Seller Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of Seller, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.  No current or former Business Employee or Business Service Provider has been improperly excluded from participation in any Benefit Plan.

(d)

Except as specifically contemplated by this Agreement, neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement (either alone or in combination with another event) shall result in (i) any increase or payment in the compensation or benefits (including severance pay, retention bonus or change-in-control payment) of any Business Employee or Business Service Provider, (ii) the acceleration of payment, funding, or vesting of any rights of any Business Employee or Business Service Provider under any Benefit Plan (including under any employment agreement with Seller or any of the Purchased Subsidiaries), (iii) forgiveness of indebtedness, trigger of any funding obligation under any Benefit Plan or (iv) impose any restrictions or limitations on the right of any of Seller, Purchaser or their respective Affiliates to amend or terminate any Benefit Plan.

(e)

Neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement (either alone or in combination with another event) shall (i) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute a “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (ii) constitute a change in ownership or control within the meaning of Section 280G of the Code.  No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(f)

None of Seller or any ERISA Affiliates (i) has, or within the last six (6) years has had, any Liability with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), any plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, or any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, or (ii) has  been involved in any transaction that could cause the Purchased Subsidiaries or the Business, or following the Closing, Purchaser or its Affiliates to  be subject to liability under Section 4069 of ERISA.  No Liability under Title IV of ERISA has been incurred by Seller or any of its ERISA Affiliates that has not been satisfied in full (other than with respect to amounts not yet due).

(g)

No Business Benefit Plan or Seller Benefit Plan provides for medical, disability, life insurance or other welfare benefits (other than severance benefits) coverage with respect to any of the Business Employees or Business Service Providers for claims incurred after their retirement, other than (i) coverage mandated by COBRA or other applicable Law and at the expense of the employee or former employee, (ii) benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), (iii) coverage through the last day of the calendar month in which a termination of employment occurs or (iv) conversion rights under any insurance policy.  No condition or circumstance exists which would prevent or restrict the amendment or termination of any post-retirement medical or welfare benefit coverage made available to any U.S. Business Employee under any Transferred Benefit Plan.

(h)

As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened material Legal Proceedings relating to any Business Benefit Plan or Seller Benefit Plan.  As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened material Legal Proceedings against the Seller or any of its Affiliates relating to the Business and any Government Plan.  There are no pending, threatened or, to the Knowledge of Seller, anticipated claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto that could reasonably be expected to be material to the Business, including the Purchased Assets, taken as a whole.  None of Seller, Seller’s Affiliates, any Benefit Plan, or, to the Knowledge of Seller, any trustee, administrator, other third-party fiduciary and/or party-in-interest thereto, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in

Section 406 of ERISA or Section 4975 of the Code), which could reasonably be expected to be material to the Business taken as a whole.

(i)

Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business taken as a whole, each Business Benefit Plan and Seller Benefit Plan that is maintained outside the jurisdiction of the United States and/or primarily for the benefit of employees outside of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction (i) complies with applicable local Law, (ii) if and to the extent required by applicable Law or Contract to be funded prior to the year in which benefit payments are made, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, (iii) has been registered to the extent required, and has been maintained in good standing with applicable regulatory authorities and, (iv) if intended to qualify for special Tax treatment, meets all requirements for such treatment.

(j)

All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Benefit Plan and any Governmental Plan, under the terms of any such Benefit Plan or Government Plan, related funding arrangement or in accordance with applicable Law, have, in all material respects, been paid within the time so prescribed or have been properly accrued in accordance with GAAP.

(k)

Each Business Benefit Plan and Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and the regulations thereunder, and none of such Benefit Plans or the completion of the transactions contemplated hereunder will cause a Business Employee or Business Service Provider to be subject to the Tax imposed by Section 409A(a)(1)(B) of the Code.

5.15 Labor.

(a)

None of Seller or any Purchased Subsidiary is a party to any labor, collective bargaining or works council agreement, and no such agreement is currently being negotiated with respect to any Business Employee.  There are no labor or contractual claims that may be asserted by any union, works council or employee group that could reasonably be expected to be material to the Business, including the Purchased Assets, taken as a whole, or that could prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  There is not pending or, to the Knowledge of Seller, threatened, and there has not been in the past three (3) years, any organized effort or demand for recognition or certification or attempt to organize the Business Employees by any labor organization.

(b)

There are no, and in the past three (3) years there have not been, any (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller or any Purchased Subsidiary, or (ii) unfair labor practice charges, grievances or material complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller or any Purchased Subsidiary, except in each case as would not be material to the Business taken as a whole.  With respect to any Person performing services on behalf of the Business on or prior to the Closing, neither Seller nor any Purchased Subsidiary has any Liability with respect to any misclassification of such Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to such Person’s status as a leased employee.

(c)

To the extent permitted by local Laws, Section 5.15(c)(i) of the Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Business Employees, including each Business Employee’s (i) name, (ii) job title or function (and indicating whether the Business Employee is fully or primarily employed by the Business), (iii) job location, (iv) salary or wage rate, (v) bonus opportunity, commission status or other incentive compensation paid or payable for 2013, (vi) bonus, commission or incentive compensation paid in 2012, (vii) the amount of accrued but unused vacation time, (viii) date of hire, and (ix) leave of absence status.  Section 5.15(c)(ii) of the Disclosure Letter sets forth a true, correct and complete list of all Business Service Providers, including each such Person’s (A) name, (B) function or services provided, (C) job location, and (D) current compensation structure.

(d)

There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to Seller or the Business within the past six months.  Neither Seller nor any Affiliate of Seller has incurred any Liability under the WARN Act that remains unpaid or unsatisfied. To the extent that, after the Closing, Purchaser operates the Business in the same manner operated by Seller and its Affiliates during the six-month period prior to the Closing, Purchaser will not incur any Liability under the WARN Act as a result of any layoffs or other employment terminations made by Seller or any of its Affiliates during such six-month period prior to the Closing.

(e)

As of the date of this Agreement, no current Business Employee who has an annual salary in excess of $200,000 has given written notice of resignation to Seller or any of its Affiliates.  Seller has not made any statement to any Business Employee providing that such Business Employee would continue employment with Purchaser after the Closing or that an offer of employment would be made with terms inconsistent with Section 7.11.  To the Knowledge of Seller, no Business Employee is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement.

(f)

The Purchased Subsidiaries which are incorporated in the People’s Republic of China have timely paid the full amount of the social security fees that were required to be paid no later than the date of this Agreement for each of their employees in accordance with Chinese Law as of the date hereof.

(g)

The Purchased Subsidiaries which are incorporated or registered in the Hong Kong Special Administrative Region of People’s Republic of China (“Hong Kong”) have enrolled all of its eligible employees under the Mandatory Provident Fund Scheme in Hong Kong to the extent required in accordance with applicable Law and have duly made all relevant mandatory contributions that were required to be paid no later than the date of this Agreement.

11.16

Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller relating to the Business or any Purchased Subsidiary before any Governmental Body, which, if adversely determined, would be material to the Business taken as a whole.  None of Seller or any Purchased Subsidiary is subject to any material Order that prohibits or otherwise restricts the ability of Seller or any Purchased Subsidiary to enter into this

Agreement or the Seller Documents or to consummate fully the transactions contemplated hereby or thereby.

11.17	Compliance with Laws; Permits.
(a)

Seller and each Purchased Subsidiary is operating the Business in compliance with all Laws and Orders applicable to the Business, except where the failure to be in compliance would not be material to the Business, including the Purchased Subsidiaries, taken as a whole.  None of Seller or any Purchased Subsidiary has received any written notice of or been charged with the violation of any Laws, except where such violation would not be material to the Business, including the Purchased Subsidiaries, taken as a whole.

(b)

Seller and each Purchased Subsidiary, and, to the Knowledge of Seller, their respective employees, agents and consultants, and each other Person acting for, or on behalf of, Seller or a Purchased Subsidiary, have complied and are in currently compliance with all Anti-Corruption Laws and other U.S. and foreign anti-bribery Laws.  Notwithstanding the provisions of the immediately preceding sentence, the representations set forth in such sentence shall be applicable to Seller’s and the Purchased Subsidiary’s employees, agents and consultants, and other Persons acting for, or on behalf of, Seller or any Purchased Subsidiary solely to the extent that the actions of such Persons could result in the imposition of Liability on Purchaser or a Purchased Subsidiary under Anti-Corruption Laws and other U.S. and foreign anti-bribery Laws.

(c)

None of Seller any Purchased Subsidiary or, to the Knowledge of Seller, any of their respective employees, agents or other Persons acting on behalf of Seller or any Purchased Subsidiary has, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to any Governmental Body or Government Official or to any person under circumstances where Seller any Purchased Subsidiary or any of their respective employees knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person:

(i)

for the purpose of: (i) influencing any act or decision of a Governmental Body in their official capacity; (ii) inducing a Governmental Body to do or omit to do any act in violation of their lawful duties; (iii) securing any improper advantage; (iv) inducing a Government Official to influence or affect any act or decision of any Governmental Body; or (v) assisting Seller or any Purchased Subsidiary or any of their employees or any other Person acting on behalf of Seller or any Purchased Subsidiary in obtaining or retaining business for or with, or directing business to, Seller or any Purchased Subsidiary; or

(ii)

in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(d) None of Seller or any Purchased Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and none of Seller or any Purchased Subsidiary has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing.

(e)

No officer, director, or employee of Seller or any Purchased Subsidiary is a Governmental Official. To the Knowledge of Seller, no Governmental Official or Government Body presently owns an interest, whether direct or indirect, in Seller or any Purchased Subsidiaries or has any legal or beneficial interest in Seller or any Purchased Subsidiaries or to payments made to Seller by Purchaser hereunder.

(f)

Seller and its Affiliates have complied in all material respects with all applicable Labor Laws for all Business Employees and Business Service Providers.  None of Seller or any of its Affiliates is the subject of, nor, to the Knowledge of Seller, is there threatened, any Legal Proceeding reasonably likely to give rise to a material Liability asserting that Seller or any of its Affiliates has committed an unfair labor practice, act of discrimination, or other similar complaints with respect to any Business Employee or Business Service Provider.

(g)

Section 5.17(g) of the Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all material Permits issued in connection with the Business to Seller or any Purchased Subsidiary, each of which are validly held by Seller or such Purchased Subsidiary.  The Permits set forth in Section 5.17(g) of the Disclosure Letter are all of the Permits that are required for the operation of the Business as presently conducted, other than those the failure of which to possess would not (i) be material to the Business, including the Purchased Subsidiaries, taken as a whole or (ii) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  None of Seller or any Purchased Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit related to the Business to which it is a party, except where such default or violation would not be material to the Business, including the Purchased Subsidiaries, taken as a whole or that would prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

5.18 Environmental Matters.  The representations and warranties contained in this Section 5.18 are the sole and exclusive representations and warranties of Seller pertaining to any matters arising under any Environmental Laws.  Except as would not, individually or in the aggregate, be material to the Business taken as a whole:

(a)

Except for any noncompliances specifically identified in the Environ Reports, the operations of Seller with respect to the Business and the operations of each of the Purchased Subsidiaries are and have been, for the past three years, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”); all such Environmental Permits are in full force and effect;

(b)

none of Seller (with respect to the Purchased Assets or any Purchased Subsidiary is subject to any pending or, to the Knowledge of Seller, threatened Legal Proceeding or Order alleging that such Person may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law or related to Hazardous Materials;

(c)

to the Knowledge of Seller, there are no currently known conditions that would reasonably be expected to result in Purchaser or any Purchased Subsidiary incurring any Liability pursuant to any Environmental Law; and

(d)

Seller has made available all material environmental investigations, studies, reviews and other environmental analyses conducted in relation to the current or prior business or property of the Purchased Subsidiaries or any property owned, leased or operated by the Business, and that are not Excluded Liabilities or Purchased Subsidiary Legacy Environmental Liabilities, that are in the possession or control of Seller or any of the Purchased Subsidiaries.

5.19 Financial Advisors.  Except for C.W. Downer & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any Purchased Subsidiary in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.20 Products; Product and Service Warranties; Product Liability.  Section 5.20 of the Disclosure Letter sets forth a list of all express written warranties by Seller or any of the Purchased Subsidiaries in connection with Product sales.  Since January 1, 2011, (a) to the Knowledge of Seller, except for customer returns and allowances in the Ordinary Course, the products manufactured and sold by the Business and the services provided by the Business conform with all applicable contractual commitments and warranties in all material respects and (b) there have been no material product liability Legal Proceedings against Seller or any Purchased Subsidiary that involves any Products arising out of any injury to any individual or property as a result of the use of any such Product.  Section 5.20 of the Disclosure Letter sets forth all material product liability claims settled by Seller or any Purchased Subsidiary relating to the Business since January 1, 2011.

5.21 Sufficiency of Assets.  The Purchased Assets and the assets of the Purchased Subsidiaries (a) together with the assets, properties and services to be utilized by or provided to Purchaser under the Transition Services Agreement, constitute all the assets and properties used or held for use by Seller and the Purchased Subsidiaries in connection with or otherwise related to the Business and includes all of the assets and properties as are necessary for the conduct of the Business by Seller and its Subsidiaries as of immediately prior to the Closing and (b) are in good and working order (subject to normal wear and tear).  No assets owned or used by COG are used, held for use or necessary for use in the Business.

5.22 Affiliate Transactions; Shared Contracts.  None of Seller, any Affiliate of Seller (other than any of the Purchased Subsidiaries), any current or former officer, director, stockholder or Affiliate of any of the Purchased Subsidiaries and any immediate family member of any of the foregoing Persons is a party to or the beneficiary any Contract with any of the Purchased Subsidiaries or has any interest in any property used by any of the Purchased Subsidiaries, other than for Purchased Assets.  Section 5.22 of the Disclosure Letter sets forth a true and complete list of each Contract (in each case that are not Purchased Assets) between

Seller or any of its Affiliates (other than a Purchased Subsidiary), on the one hand, and any third party, on the other hand, pursuant to which the Business receives the benefit or use of any assets or services.

5.23 Inventory.  None of the Inventory reflected on the Balance Sheet is not useable or, with respect to finished goods, saleable in the Ordinary Course, subject to such reserves and write-downs as are reflected on the Balance Sheet (or in any notes thereto), as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Business.

5.24 Customers and Suppliers.  Section 5.24 of the Disclosure Letter sets forth a true and complete list, for the 12 months ended in calendar year 2012, of the 20 largest customers of goods and services of the Business and the 20 largest suppliers of goods and services to the Business.  No Person set forth in Section 5.24 of the Disclosure Letter (i) has threatened in writing to cancel or otherwise terminate or, to the Knowledge of Seller, intends to cancel or otherwise terminate, the relationship of such Person with Seller or any Purchased Subsidiary or (b) has materially modified or decreased materially or threatened in writing to materially modify or decrease materially or limit materially or, to the Knowledge of Seller, intends to materially modify its relationship with Seller or any Purchased Subsidiary or intends to decrease materially its purchases from, or services or supplies to, Seller or any Purchased Subsidiary.

5.25 Accounts Receivable.  All of the outstanding accounts receivable shown on the Balance Sheet have been valued in accordance with GAAP and represent, as of the respective dates thereof, valid Liabilities arising from sales actually made or services actually performed, in each case, in the Ordinary Course.  All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP.  The accounts receivable created since the Balance Sheet Date have been created in the ordinary course of business consistent with past practice.  Since the Balance Sheet Date, neither Seller nor any Purchased Subsidiary has canceled, or agreed to cancel, in whole or in part, any accounts receivable of the Business except in the Ordinary Course.

5.26 Accounting Controls.  The accounting controls of Seller and the Purchased Subsidiaries, taken as a whole, has been since the Balance Sheet Date and are sufficient to provide reasonable assurances that (i)  transactions are executed in accordance with management’s general or specific authorization, and (ii)  transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP in all material respects.

5.27 Insurance.  Section 5.27 of the Disclosure Letter sets forth a true and complete summary of all insurance policies maintained by Seller relating to the Business and each Purchased Subsidiary.  All such insurance policies and binders are valid, binding and in full force and effect.  Neither Seller nor any Purchased Subsidiary has received any notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of Seller, is the termination of any such policies or binders threatened.  There is no material Legal Proceeding pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.  Seller has provided Purchaser with loss-runs for the last three (3) years in respect of Seller relating to the Business and each of the Purchased

Subsidiaries for the insurance policies listed as items 1, 2, 3, 6, 7, 8, 9, 10, 11, 13, 14, 15, 16, 17, 18, 19, 26, 34, 41, 43 and 46 on Section 5.27 of the Disclosure Letter.

5.28 Distribution Channel.  Neither Seller nor any Purchased Subsidiary, has, since the Balance Sheet Date, effected any sales of its Products to any customer of the Business (i) with payment terms longer than terms customarily offered by Seller or any Purchased Subsidiary for such Products, (ii) at a greater discount from listed prices than customarily offered for such Products, (iii) at a price that does not give effect to any previously announced general increase in the list price for such Products, (iv) with shipment terms more favorable to any customer than the shipment terms customarily offered by Seller or any Purchased Subsidiary for such Products, (v) to the Knowledge of Seller, in a quantity greater than the reasonable retail or wholesale (as the case may be) resale requirements of the particular customer or (vi) in conjunction with other material benefits not generally offered to customers, in each case outside the Ordinary Course and in a manner that, to the Knowledge of Seller, would reasonably be expected to result in a material reduction, temporary or otherwise, in the demand for any Products by such customer after the Closing.

5.29 Cross Dongguan FX Payable.  The account payable from Cross Dongguan to Seller in an amount equal to RMB 23,431,320 (as of May 31, 2013 and subject to adjustment in the Ordinary Course since that date) reflected in the FX Control System (the “FX Payable”) represents a valid Liability to Seller, and Seller possesses sufficient documentation that, together with any additional documentation that is reasonably capable of being completed by Seller (or Purchaser following the Closing), would permit Cross Dongguan to distribute cash in the amount of the FX Payable to Seller (or to Purchaser following the Closing) in compliance with all applicable Law (including the requirements of the FX Control System).

5.30 No Other Representations or Warranties; Disclosure Letter.  Except for the representations and warranties expressly contained in this Article V, neither Seller nor any other Person is making or has made any other representation or warranty, express or implied, in law or in equity, in respect of Seller, its Subsidiaries, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties expressly contained in Article V, Seller (i) expressly disclaims any representation or warranty, expressed or implied, at law or in equity, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates).  Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business.  The disclosure of any matter or item in any Section of the Disclosure Letter hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

5.31 Further Acknowledgements.  Except for the representations and warranties expressly set forth in Article VI, Seller acknowledges and agrees that (i) neither Purchaser nor any other Person is making or has made, and Seller is not relying on, any representation or warranty, expressed or implied, in law or in equity, in respect of Purchaser, its Subsidiaries or the transactions contemplated by this Agreement, and (ii) Seller is not relying on any other representations or warranties, whether made by Purchaser, any Affiliate of Purchaser or any of their respective officers, directors, employees, agents or representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing.  Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and assets and carry on its business as now being conducted.

6.2 Authorization of Agreement.  Purchaser has full corporate, partnership or other company power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which Purchaser is or will be party (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate, partnership or other company action on behalf of Purchaser and no other proceeding, consent or authorization on the part of the general partner or any equity holders of Purchaser is necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and preferential transfers, and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a)

None of the execution, delivery or performance by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or infringement or default (with or without notice or lapse of time, or both) under, or give rise to the creation of any Lien, except for Permitted Exceptions, or a right of termination, amendment, acceleration or cancellation under, any provision of (i) the certificate of incorporation and by-laws (or other organizational and governing documents) of Purchaser; (ii) any material Contract or material Permit to which

Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)

No consent, waiver, approval, Order, Permit license, registration, approval, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby.

6.4 Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that would reasonably be expected to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Investment Intention.  Purchaser is acquiring the Purchased Equity for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act).  Purchaser understands that the sale of the Purchased Equity to Purchaser has not been registered under the Securities Act and the Purchased Equity cannot be sold by Purchaser unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.6 Financial Advisors.  Except for Lincoln International, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any advisor’s fees, cost, expenses or commission or like payment in respect thereof.

6.7 Financial Capability.

(a)

Attached as Exhibit F are true, correct and complete copies of the Term Loan Commitment Letter and the Revolving Loan Commitment Letter (collectively, the “Debt Financing Commitments”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for, among other things, the purposes of financing the transactions contemplated by this Agreement to the extent set forth therein (the “Debt Financing”).  Attached as Exhibit G is a true, correct and complete copy of the equity commitment letter, dated as of the date hereof, by and between Clarion Investors II, LP and Purchaser (the “Equity Commitment Letter” and, the equity commitments reflected therein, the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investors party thereto have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein to purchase equity interests of Purchaser (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b)

None of the Financing Commitments have been amended or modified in any manner prior to the date of this Agreement.  As of the date hereof, except as contemplated by the Financing Commitments, no such amendment or modification is contemplated and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  Except for a fee letter relating to the Debt Financing contemplated by the Debt Financing Commitments (the “Fee Letter”), as of the date hereof, neither Purchaser nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Financing Commitments and the fee letters related thereto.  Purchaser has fully paid or caused to be fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable by it on or prior to the date hereof and has otherwise satisfied all other terms and conditions under the Financing Commitments required to be satisfied by it prior to the date hereof, and will pay or cause to be paid when due any and all remaining commitment fees and other fees required to be paid by it under the Financing Commitments as and when they become payable.  As of the date hereof, the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, each other party thereto, to provide the Financing subject only to the satisfaction or waiver of the conditions specified in the Debt Financing Commitments.  The Equity Commitment Letter provides, and will continue to provide, that Seller is, for the limited purposes provided for therein, a third-party beneficiary thereof and is entitled to enforce the Equity Commitment Letter subject to the terms and conditions herein and therein.

(c)

As of the date hereof, assuming the accuracy of the representations and warranties of Seller set forth in Article V, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to the initial funding of the Financing within its control at Closing (which initial funding, when taken together with other funds available to Purchaser, shall be sufficient to consummate the transactions contemplated by this Agreement) contained in the Financing Commitments required to be satisfied by it.  Other than the Fee Letter, there are no conditions precedent or other contingencies, side agreements or other arrangements or understandings, in each case, to which Purchaser is a party related to the initial funding of the Financing at Closing, other than as expressly set forth in the Financing Commitments.  As of the date hereof, assuming the accuracy of the representations and warranties of Seller set forth in Article V, no event has occurred which, with or without due notice, lapse of time or both, would constitute a breach or default on the part of Purchaser or, to the knowledge of Purchaser any other party under any of the Financing Commitments, and Purchaser has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Purchaser at the times contemplated by the Financing Commitments.  The aggregate proceeds from the Financing Commitments constitute all of the financing required for Purchaser to pay the aggregate Initial Purchase Price and any other amounts required to be paid by Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and to pay all related fees and expenses of Purchaser.

(d)

In no event shall the receipt or availability of the Financing by Purchaser or any Affiliate of Purchaser or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.

6.8 Limited Guaranty.  The Guaranty is in full force and effect and is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and preferential transfers, and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Guaranty.

6.9 Solvency.  Purchaser is not entering into this Agreement or the Financing Commitments with the intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to all of the transactions contemplated by this Agreement and the Financing Commitments, including the Financing and the making of the payments contemplated by Sections 3.2 and 3.3 (if any), and, assuming satisfaction of the conditions to Purchaser’s obligation to consummate the transactions contemplated by this Agreement, the accuracy of the representations and warranties of Seller set forth herein and the performance by Seller of its obligations hereunder, Purchaser and the Purchased Subsidiaries will be Solvent.

6.10 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article VI, neither Purchaser nor any other Person is making or has made any other representation or warranty, express or implied, in law or in equity, in respect of Purchaser, its Affiliates or the transactions contemplated by this Agreement, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, any Affiliate of Purchaser or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties expressly contained in Article VI, Purchaser hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Seller or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Seller by any director, officer, employee, agent, consultant, or representative of Purchaser or any of its Affiliates).

6.11 Further Acknowledgements.

(a)

Sole Representations and Warranties.  Except for the representations and warranties expressly set forth in Article V (as modified by the Disclosure Letter), Purchaser acknowledges and agrees that (i) neither Seller nor any other Person is making or has made, and Purchaser is not relying on, any representation or warranty, expressed or implied, in Law or in equity, in respect of Seller, its Subsidiaries, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, (ii) Purchaser is not relying on any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives and (iii) neither Seller or any other Person has made any representation or warranty, express or implied, in Law or in equity, as to the accuracy or completeness of any confidential information memorandum, documents, projections, materials or other information (financial or otherwise) regarding the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, furnished to Purchaser or its representatives or made available to Purchaser or its representatives in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever.

(b)

Independent Investigation.  Purchaser acknowledges and agrees that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Business, the Purchased Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

ARTICLE VII

COVENANTS

7.1 Access to Information.

(a)

Prior to the Closing, Seller shall, and shall cause each of the Purchased Subsidiaries to, afford to Purchaser, through its officers, employees and representatives (including its legal advisors, financial advisors, auditors and accountants), to make such investigation of the Business, Purchased Assets, Assumed Liabilities and each Purchased Subsidiary and such examination of the employees, properties, assets, books and records of Seller and each Purchased Subsidiary relating to the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller and each Purchased Subsidiary to furnish promptly to Purchaser all such information as may be reasonably requested and to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller, the Purchased Subsidiaries and their respective representatives and shall use its reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller or any Purchased Subsidiary to disclose information, where upon the advice of legal counsel, such disclosure would (i) reasonably be expected to result in the inability to successfully assert a claim of attorney-client privilege of Seller or any Purchased Subsidiary, as applicable; provided, that the Parties hereto shall reasonably cooperate in seeking to allow disclosure of such information without jeopardizing the attorney-client privilege, (ii) conflict with any confidentiality obligations to which Seller or any Purchased Subsidiary is bound or (iii) constitute a violation of the Antitrust Laws.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, (i) Purchaser shall not, outside of its ordinary course of business consistent with conduct prior to the date hereof and in no way involving matters contemplated by this Agreement, contact any suppliers to, or customers of, Seller or its Subsidiaries, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of Seller or any of its Subsidiaries.

(b)

For a period of three (3) years after the Closing, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance written notice and under reasonable circumstances to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, Regulatory Filings or Tax Returns of Seller or any of its Affiliates in respect of periods ending on or prior to Closing.  Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 7.1(b).  Any information Seller obtains pursuant to this Section 7.1(b) shall be subject to Section 7.6.

7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (I) as set forth in Section 7.2 of the Disclosure Letter, (II) as required by applicable Law, (III) as otherwise contemplated by the express terms of this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each Purchased Subsidiary to:

(i)	conduct the Business only in the Ordinary Course;
(ii)

(A) use their commercially reasonable efforts to preserve and maintain intact the business operations, organization and goodwill of each Purchased Subsidiary and the Business, and (B) preserve and maintain good relationships with customers, suppliers, lenders, Governmental Bodies, creditors, business associates and others having material relationships with, each Purchased Subsidiary and the Business;

(iii)

manage the working capital of the Business and each Purchased Subsidiary (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of Inventory) in the Ordinary Course;

(iv)

make capital expenditures of the Business and each Purchased Subsidiary consistent with those contemplated by the capital expenditure budget set forth in Section 7.2(b)(ix) of the Disclosure Letter; and

(v)	use commercially reasonable efforts to keep available the services of the directors, officers, agents and key employees of the Business and of each Purchased Subsidiary.

(b) Except (I) as set forth in Section 7.2 of the Disclosure Letter, (II) as required by applicable Law, (III) as otherwise contemplated by express terms of this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and Seller shall cause each Purchased Subsidiary to not:

(i)

with respect to the shares of Capital Stock of any Purchased Subsidiary: (A) transfer, issue, sell, pledge or dispose of such shares or other securities, (B) grant options, warrants, calls or other rights to purchase such shares or other securities; (C) split, combine or effect any recapitalization, reclassification or like change in such shares or other securities (whether by merger, consolidation or otherwise); or (D) redeem, repurchase or otherwise acquire any such shares or other securities (whether by merger, consolidation or otherwise);

(ii)

subject to Section 7.25, permit any Purchased Subsidiary to declare, set aside or pay any dividend or distribution (whether in cash, stock or property, or any combination thereof) to any Person other than a Purchased

Subsidiary except (A) dividends or other distributions consisting solely of Cash and Cash Equivalents (but only to the extent such dividends or distributions would not reasonably be expected to cause the Cash and Cash Equivalents held by any Purchased Subsidiary at the Closing to be less than the Minimum Purchased Subsidiary Cash for such Purchased Subsidiary) or (B) as may facilitate the termination of certain Contracts, arrangements or Liabilities contemplated by Section 7.23 (Intercompany Accounts Restructuring);

(iii)	amend the certificate of incorporation or by-laws or comparable organizational and governing documents of any Purchased Subsidiary;
(iv)

other than in the Ordinary Course or as required by any Benefit Plan disclosed in Section 5.14(a) of the Disclosure Letter, (A) increase the annual level of compensation of any Business Employee or Business Service Provider, (B) grant any unusual or extraordinary bonus or employee benefit to any Business Employee or Business Service Provider, (C) materially increase the coverage or benefits available under any (or create any new) Business Benefit Plan or Seller Benefit Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition, change-in-control, retention or similar agreement (or amend any such agreement) to which any Purchased Subsidiary is a party or involving a Business Employee or Business Service Provider, except, in each case, (x) as required by applicable Law from time to time in effect or by the terms of any Benefit Plans in effect as of the date hereof and heretofore provided to Purchaser, (y) increases in benefits under a Benefit Plan covering any group of employees of Seller and its Affiliates generally which would not result in a material increase in cost to Purchaser or its Affiliates or (z) with respect to any Business Employee or Business Service Provider that Purchaser has indicated a desire not to employ or engage following the Closing;

(v)	create, assume or permit to exist, any Lien upon any of the properties or assets (whether tangible or intangible) of any Purchased Subsidiary or any Purchased Assets, except for Permitted Exceptions;
(vi)

other than with respect to the Excluded Assets, acquire any material properties or assets or sell, assign, license, pledge, encumber, grant, transfer, convey, lease or otherwise dispose of any of the properties or assets (including any Business Intellectual Property) of any Purchased Subsidiary or Seller (to the extent related to the Business) (except (A) for Inventory pursuant to an existing Contract for fair consideration in the Ordinary Course, (B) for the purpose of disposing of obsolete or worthless assets in the Ordinary Course, (C) pursuant to a non-exclusive license or other grant of rights in Business Intellectual Property in the Ordinary Course, or (D) the abandonment, forfeiture, dedication to the public, non-maintenance of, or other discontinuance of the exercise of, ownership and control of any non-material Business Intellectual Property in the Ordinary Course);

(vii)

do any act or knowingly omit to do any act whereby any material Business Intellectual Property may become invalidated, abandoned,

unmaintained, unenforceable or dedicated to the public domain, in each case, other than in the Ordinary Course;

(viii)

subject to clauses (xi) and (xii) below, other than in the Ordinary Course, (A) cancel or compromise any material Indebtedness or claim or (B) waive or release any material right of any Purchased Subsidiary or Seller, in each case, to the extent relating to the Business or the Purchased Assets;

(ix)

enter into any commitment for capital expenditures of any Purchased Subsidiary or Seller (to the extent it would be an Assumed Liability) that is not contemplated by the capital expenditure budget set forth in Section 7.2(b)(ix) of the Disclosure Letter in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate;

(x)	enter into, modify or terminate any labor, collective bargaining or works council agreement of any Purchased Subsidiary or Seller (to the extent related to Business Employees);
(xi)

except with respect to Consolidated Income Taxes or any Consolidated Tax Return, in each case with respect to the Business or any of the Purchased Subsidiaries, (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax claim or Liability, (C) waive or extend, in respect of Taxes or any Tax Return, any statute of limitations or period within which a Tax Return may be filed or an assessment or reassessment of Taxes may be issued (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (D) file any amended Separate Tax Return or (E) surrender any claim for a refund of Taxes.  For the avoidance of doubt, Seller shall not make or cause to be made any “check-the-box” election on IRS Form 8832 with respect to any Purchased Subsidiary other than in respect of Cross UK, which, for the avoidance of doubt, Seller shall be permitted to file a “check-thebox” election to treat it as a disregarded entity effective prior to the Closing Date;

(xii)

enter into, amend or modify in any material respect or terminate any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits thereto of Seller or any Purchased Subsidiary with respect to the Business;

(xiii)	settle any material Legal Proceeding involving or against Seller relating to the Business or the Purchased Assets or any of the Purchased Subsidiaries;
(xiv)	permit any Purchased Subsidiary to make any loans, advances or capital contributions to, or investments in, any other Person;
(xv)

permit any Purchased Subsidiary to create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of trade indebtedness in the Ordinary Course;

(xvi)	permit any Purchased Subsidiary to extend credit or renew or forgive a previously existing extension of credit (either directly or indirectly) other than in the Ordinary Course;
(xvii)	change any methods of accounting, except as required by GAAP as agreed to by its independent public accountants;
(xviii)	permit any Purchased Subsidiary to enter into or agree to enter into any merger or consolidation with any Person; or
(xix)	agree to take any of the actions prohibited by this Section 7.2.

7.3 Consents.  Seller shall use (and Seller shall cause each Purchased Subsidiary to use) their commercially reasonable efforts, and Purchaser shall cooperate with Seller and each Purchased Subsidiary, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the consents and approvals referred to in Section 5.3(b);  provided, that,

Seller shall bear 100% of the out-of-pocket costs and expenses of the Business not to exceed $100,000 in the aggregate in connection with seeking consents and approvals required pursuant to this Agreement and such costs shall be treated as a Transaction Expense.

7.4 Regulatory Approvals.

(a)

Each Party shall use its commercially reasonable efforts to file as soon as practicable following the date hereof, with the local commerce bureau in Dongguan in respect of the transfer of the Capital Stock of Cross Dongguan, which filing shall occur no later than ten (10) Business Days following the date hereof, and shall file with and register the transfer of the Capital Stock of Cross Dongguan for purposes of obtaining a new business license with the local administration of industry and commerce in Dongguan within three (3) Business Days following receipt of the approval of the local commerce bureau, and furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each Party shall promptly inform the other Parties of any substantive oral communication with, and provide copies of substantive written communications with, any Governmental Body regarding any such filings or notifications.  No Party may independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.

(b)

Each Party shall use its commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection with and without limiting the foregoing, each of Purchaser and Seller agrees to use its reasonable best efforts to take promptly any and all steps necessary or appropriate to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state or foreign Governmental Body, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible.

(c)	In the event of any inconsistency between the terms of any Foreign Stock Transfer Agreement and the terms of this Agreement, the terms of this Agreement shall control.

7.5 Further Assurances.  Subject to, and not in limitation of, Section 7.4, each of Purchaser and Seller shall use (and Seller shall cause each Purchased Subsidiary to use) its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, in each case until the earlier of (x) the Closing and (b) the date this Agreements is terminated in accordance with Article IV.

7.6 Confidentiality.

(a)

Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of that certain Confidentiality Agreement between Clarion Capital Partners, LLC (“Clarion”) and C.W. Downer & Co. acting on behalf of Seller dated February 4, 2013 (the “Confidentiality Agreement”).  Purchaser hereby agrees to be bound by all terms of the Confidentiality Agreement applicable to Clarion, all of which terms are hereby incorporated by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement (other than the second sentence of paragraph 7 thereof as it applies to Seller and COG only) and corresponding obligations of Purchaser pursuant to this Section 7.6 shall terminate.

(b)

Effective upon, and only upon, the Closing Date, (i) Seller shall not, and Seller shall use its reasonable efforts to cause its Affiliates and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser or any Purchased Subsidiary any confidential documents or information concerning the Business and (ii) Purchaser shall not, shall cause the members of the Purchased Group not to, and Purchaser shall use its reasonable efforts to cause its Affiliates and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person or use or otherwise exploit for their own benefit or for the benefit of anyone other than Seller or its Affiliates any confidential documents or information concerning Seller unrelated to the Business, the Purchased Assets or the Assumed Liabilities, in each case except (A) to the extent that such information can be shown by such party to have been (i) in the public domain through no fault of such party, or (ii) later lawfully acquired by such party without an obligation of confidentiality owing to the other party or (B) that a Party may disclose, or may permit disclosure of, such information as requested or required to be disclosed by applicable Law or by the applicable rules of any stock exchange on which Seller lists securities (provided that prior to any such disclosure such Party, to the extent practicable, shall notify the other Party of such request or requirement).

7.7 Indemnification, Exculpation and Insurance.

(a)

For a period of six (6) years from and after the Closing Date, Purchaser shall and shall cause each Purchased Subsidiary to take any necessary actions, except as otherwise required by Law, to provided, on terms that are no less favorable, all rights to indemnification and all limitations on liability currently existing in favor of  the individuals who on or prior to the Closing Date were directors, officers or employees of any Purchased Subsidiary (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Seller or any other Purchased Subsidiary at any time prior to the Closing Date, as provided in (i) the organizational and governing documents of such Purchased Subsidiary in effect on the date of this Agreement or (ii) any agreement providing for indemnification by a Purchased Subsidiary of any Indemnitees in effect on the date of this Agreement to which Seller or a Purchased Subsidiary is a Party.

(b)

Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Seller shall obtain a “tail” insurance policy from a reputable insurance carrier with respect to directors’ and officers’ liability insurance (the “D&O Insurance”) covering acts or omissions occurring prior to the Closing Date with respect to those Persons at the Purchased Subsidiaries who are currently covered by a directors’ and officers’ liability insurance policy, with a claims period of at least six (6) years from and after the Closing Date, the terms of which, including coverage and amount, shall be no less favorable to the current and former directors and officers of the Purchased Subsidiaries than the current directors’ and officers’ liability insurance under which such Persons are covered as of the date hereof.  Purchaser shall pay fifty percent (50%) of any fees, costs, expenses or payments incurred by Seller in obtaining the D&O Insurance up to $50,000 (the “Purchaser D&O Expenses”).

(c)

The provisions of this Section 7.7:  (i) are intended to be for the benefit of,and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(d)

In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 7.7.

(e)

The obligations of Purchaser under this Section 7.7 shall not be terminated or modified in such a manner as to materially and adversely affect any Indemnitee to whom this Section 7.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).

7.8 Preservation of Records.  Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business (including all books and records with respect to Taxes pertaining to the Purchased Assets or any Purchased Subsidiary) for a period of seven (7) years after the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by or Legal Proceedings against such Party (other than any Legal Proceeding instituted by the other Party hereto or its respective Affiliates) or any of their Affiliates or in order to enable such Party to comply with its obligations under applicable Law, this Agreement and each other agreement, document or instrument contemplated hereby.  In the event Seller or Purchaser wishes to destroy such records after the seventh anniversary of the Closing Date (the “Destroyer”), the Destroyer shall first give 90 days prior written notice to Seller (if Purchaser is the Destroyer) or Purchaser (if Seller is the Destroyer) notifying the other Party (the “Non-Destroyer”) of Destroyer’s intent to destroy such records and the date of such planned destruction.  After any such notice of destruction, the NonDestroyer shall have the right, at its option and expense and upon prior written notice given to the Destroyer prior to the date on which the Destroyer intends to destroy such records, to take possession of the records within 180 days after the date of such notice by the Non-Destroyer.

7.9 Publicity.  No Party nor any Affiliate or representative of such Party may issue or cause the publication of any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Seller lists securities; provided, that any public announcement or statement or press release shall, to the extent practicable, be subject to the prior review and opportunity to comment by each of Seller and Purchaser.  The foregoing shall not restrict communications between Purchaser and/or its Affiliates and the investors or potential investors of Purchaser or its Affiliates in the ordinary course of business consistent with past practice.  Purchaser understands and agrees that Seller plans to and may file a Current Report on Form 8-K, to disclose this Agreement and the transactions contemplated hereby and to file a copy of this Agreement with the SEC.

7.10 Use of Brands.  Other than as expressly provided in this Agreement and the Ancillary Agreements, Seller will have no right, title, interest, license or any other right whatsoever in or to, and shall not use or permit any of its Affiliates to use, any of the Trademarks included in the Business Intellectual Property or any names, words, Trademarks, identifying symbols, logos, emblems, signs, insignia or other business identifiers containing or comprising the foregoing, including any derivations, translations, modifications or alterations thereof, or any word, name or mark confusingly similar thereto (the “Brands”) and, following the Closing, Seller shall, and shall cause its Affiliates to, promptly cease the use or deployment of the Brands; provided that Purchaser hereby grants to Seller and COG a non-exclusive, non-transferable, nonsublicensable limited right and license to use the name “A.T. Cross Company”, “ATX” and “Cross Optical Group, Inc.” solely (a) as the legal name of Seller and COG, respectively, (b) as the ticker symbol for Seller’s publicly listed securities, (c) in connection with the Retained Pension Plans, and (d) in all ways customarily incidental to each of the foregoing, and in the case of clause (a) (along with clause (d) to the extent related to clause (a)) until such time as Seller is able to obtain the necessary shareholder approval to amend its articles of incorporation to change its legal name and take such other actions as are necessary to change Seller’s and COG’s legal name (including pursuant to the applicable rules of any stock exchange on which Seller lists securities).  Seller shall use, and shall cause COG to use, reasonable best efforts to effect such changes to clause (a) of the foregoing sentence (and clause (d) of the foregoing sentence to the extent related to clause (a) of the foregoing sentence) as promptly as practicable after the Closing (and shall continue to do so until such change is effected).

7.11 Employment and Employee Benefits.

(a)

Offers of Employment.  Each employee of Seller and the Purchased Subsidiaries who is primarily employed with respect to the Business, including those set forth in Section 7.11(a)(i) of the Disclosure Letter (but not including those set forth in Section 7.11(a)(ii) of the Disclosure Letter), is herein referred to as a “Business Employee” and collectively as the “Business Employees.”  Seller shall promptly update the information required to be provided under Section 5.15 of the Disclosure Letter to reflect any and all employment or service hirings or terminations occurring prior to the Closing Date, with the final such update to occur no later than five (5) Business Days prior to the Closing Date (it being understood that Seller will inform Purchaser in writing of the termination of employment or services of a Business Employee following the date hereof). As of the Closing Date, Purchaser or a member of the Purchaser Group shall cause each of the Purchased Subsidiaries to continue to employ all of its Business Employees.  At least five (5) days prior to the Closing Date, Purchaser or a member of the Purchaser Group shall offer employment as of the Closing Date to each Business Employee who is not employed by a Purchased Subsidiary in accordance with the terms of this Agreement and as may be required to comply with applicable Law.  Each Business Employee employed by the Purchased Subsidiaries and each Business Employee who accepts the offer of employment from Purchaser or a member of the Purchaser Group shall be referred to herein as a “Transferred Employee.”  Unless a written acceptance of an offer of employment is required by applicable Law, a Business Employee who received an offer of employment from Purchaser or its Affiliate, is actively at work with Purchaser or a member of the Purchaser Group as of the Closing Date and continues employment shall be deemed to have accepted the offer of employment from Purchaser or one of its Affiliates, unless such employee specifically declines such offer of employment.  Each Transferred Employee shall be hired on an “at will” basis unless otherwise agreed by Purchaser. Purchaser shall, at its sole expense, use its commercially reasonable efforts to secure the prompt transfer of employment of Business Employees in compliance with all applicable immigration Laws (including transfer of any H1-B visas or similar employer sponsored work permits), and Seller shall reasonably cooperate with Purchaser in such efforts.  Neither Purchaser nor any of its Affiliates shall be obligated, however, to continue to employ any Business Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)

Transfers of Employment.  The employment of each Transferred Employee with Purchaser or a member of the Purchaser Group shall commence immediately upon the Closing and shall be deemed, for all purposes, consistent with applicable Law and except as otherwise expressly provided herein, to have occurred with no interruption or break in service and no termination of employment; provided,  however, that any Inactive Employee who is employed in the United States shall not be considered a Transferred Employee unless and until such Inactive Employee returns to active status pursuant to the following sentence, and notwithstanding anything herein to the contrary, Purchaser and its Affiliates shall only be responsible for Liabilities relating to any Inactive Employee who is employed within the United States from and after the date such Inactive Employee becomes a Transferred Employee.  The employment with the Purchaser Group of any Inactive Employee who is employed outside of the United States shall be effective as of the Closing and of any Inactive Employee who is employed within the United States shall be effective upon his or her return to active work, provided that the Inactive Employee reports to work with Purchaser or another member of the Purchaser Group, as applicable, within fifteen (15) days after the end of any such approved leave and, to the extent permitted by applicable Law, in no event later than one hundred twenty (120) days following the Closing Date, and, as of such date, such Inactive Employee shall be a Transferred Employee.  Subject to, and effective as of, the Closing, Seller hereby waives and releases each of the Transferred Employees from any and all contractual, common law or other restrictions enforceable by Seller and its Affiliates on the employment, activities or other conduct of such individuals with the Business after their employment with Purchaser or a member of Purchaser Group except with respect to obligations related to confidentiality and trade secrets.  Prior to the Closing Date, and to the extent necessary to implement this sentence, Seller shall cause to be taken all actions as may be reasonably required to amend any Benefit Plan and take or cause to be taken all other action as may be reasonably required to provide that severance or separation payments shall not be payable to any Transferred Employee on account of such Transferred Employee’s termination of employment with Seller and its Affiliates, and for the avoidance of doubt, Excluded Employee Liabilities include all Liabilities with respect to any such severance or separation payments that may become payable.

(c)

Terms and Conditions of Employment.  Purchaser shall offer each Business Employee who is not employed at a Purchased Subsidiary employment with a member of the Purchaser Group in substantially the same position and work location.  For a period of at least six months after the Closing Date, Purchaser or its Affiliates shall provide each Transferred Employee, while in the employ of Purchaser, any Purchased Subsidiary or any of their Affiliates, at least the same salary, wages and target annual cash incentive opportunity as were provided to such employee immediately prior to the Closing Date (excluding change-in-control or retention cash bonuses, if any).  In addition, until December 31, 2013, Purchaser shall, or shall cause its Affiliates to, provide each Transferred Employee with employee benefits that provide substantially comparable aggregate value to those benefits provided to such employee under the applicable Benefit Plans in effect immediately prior to the Closing Date, provided that for purposes of this covenant, stock options, other equity-based awards, profit sharing, retiree medical and defined benefit pension plans shall be disregarded.

(d)

Individual Employee Agreements.  Each Purchased Subsidiary shall retain exclusive responsibility for all individual employment, retention, termination, severance and other similar Contracts with any Transferred Employee to which such Purchased Subsidiary is a party (collectively, “Employee Agreements”).  As of the Closing Date, Purchaser shall, or shall cause its Affiliates to, assume all obligations of Seller under all Employee Agreements pursuant to which Seller has any obligation, contingent or otherwise.

(e)

Layoff Benefits.  Without limiting Section 7.11(d), except as Purchaser or its Affiliates may otherwise agree with any Transferred Employee, Purchaser shall, or shall cause its Affiliates to, provide severance benefits to any Transferred Employee whose employment is terminated by Purchaser or its Affiliates during the six-month period following the Closing Date in an amount that is at least equal to the layoff or severance benefits that would have been paid to such employee pursuant to the terms of the applicable severance plan as in effect on the date hereof and described on Section 5.14(a) of the Disclosure Letter, to be calculated, however, on the basis of the employee’s compensation and service at the time of the layoff or other termination.

(f)

Credit for Service.  Purchaser shall, or shall cause its Affiliates to, credit Transferred Employees for service earned on and prior to the Closing Date with Seller and their Affiliates, or any of their respective predecessors, in addition to service earned with Purchaser and its Affiliates on or after the Closing Date, to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of equity compensation, nonqualified defined contribution plans, retiree medical, or pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of Purchaser or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date; provided,  however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(g)

Pre-existing Conditions; Coordination.  Purchaser shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Business Employees and their eligible spouses, domestic partners and dependents.  Purchaser shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective spouses, domestic partners and dependents under Seller’s or any of its Affiliates’ health plans in the calendar year in which the Closing Date occurs.

(h)

Non-U.S. Business Employees.  In the case of Non-U.S. Business Employees, Seller, Purchaser and their respective Affiliates (including each Purchased Subsidiary) shall, in addition to meeting the requirements of the other provisions of Section 7.11, cooperate in complying with any additional obligations or standards arising under applicable Law governing the terms and conditions of their employment or termination of employment in connection with the transfer of the Business or otherwise.

(i)

Form W-2 Reporting.  Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller and its Affiliates.

(j)

Withdrawal from Benefit Plans.  Effective immediately prior to the Closing, Seller shall cause the Purchased Subsidiaries’ withdrawal from participation in all Benefit Plans other than the Purchased Subsidiary Benefit Plans, in each case, without resulting in any actual or contingent liability to the Purchased Subsidiaries, Purchaser or their respective Affiliates.

(k)

Vesting.  Effective as of the Closing Date, Seller shall, or shall cause, each Transferred Employee who was participating in any qualified or nonqualified defined contribution plan and/or defined benefit plan maintained by Seller or any of their Affiliates immediately prior to the Closing Date (other than any Purchased Subsidiary Benefit Plan or Transferred Benefit Plan) to be fully vested in his or her account and benefit, as applicable, as of the Closing Date, if and to the extent not yet fully vested.

(l)

Treatment of Equity.  Effective upon the Closing, Seller shall cause (a) any unvested restricted shares (“Restricted Shares”) of Class A common stock, par value $1.00 per share, of Seller (“Seller Common Stock”) and any unvested options (“Options”) to purchase shares of Seller Common Stock held by any Transferred Employee immediately prior to Closing to become fully vested, (b) all Options held by Transferred Employees immediately prior to Closing to remain exercisable until the earlier of (i) six months following the Closing (or such longer period approved by Seller), and (ii) the expiration of the original term of such option.  For the avoidance of doubt, Excluded Employee Liabilities include all Liabilities with respect to Restricted Shares and Options.

(m)

Transferred Benefit Plans.  Effective as of the Closing, Purchaser or one of its Affiliates shall assume sponsorship of each of the Benefit Plans listed on Section 7.11(m) of the Disclosure Letter (the “Transferred Benefit Plans”), and any trusts, insurance policies or third-party administrator Contracts related to the Transferred Benefit Plans shall be assigned to Purchaser or its Affiliates effective as of the Closing; provided, that, except as agreed in the Transition Services Agreement, effective prior to the Closing, Seller shall, or shall cause, all participants of the Transferred Benefit Plans who are not Transferred Employees or former employees of Seller and its Affiliates to withdraw from participation from such Transferred Benefit Plans, without resulting in any Liability to Purchaser, the Purchased Subsidiaries or their respective Affiliates.  With respect to the Transferred Benefit Plan which is a flexible spending account plan (the “Cafeteria Plan”), Purchaser shall, through December 31, 2013, administer the flexible spending accounts for health and dependent care expenses of participants who are not Transferred Employees, and as soon as practicable after the Closing Date, (i) Seller shall pay to Purchaser in cash the amount, if any, by which aggregate contributions made to accounts under the Cafeteria Plan since the first day of the current plan year exceeded the aggregate benefits provided as of the Closing Date, or (ii) Purchaser shall pay to Seller in cash the amount, if any, by which aggregate benefits provided from accounts under the Cafeteria Plan for the current plan year exceeded the aggregate contributions made from the first day of the current plan year through the Closing Date.

(n)

No Third-Party Beneficiaries.  Nothing herein, express or implied, shall confer upon any confer upon any other Persons (including any current or former employee of Seller, Purchaser or any of their respective Affiliates) any rights or remedies hereunder, including any right to employment or continued employment for any specified period or continued participation in any Benefit Plan or other benefit plan, or any nature or kind whatsoever under or by reason of this Agreement.  Nothing herein restricts or precludes the right of Purchaser to terminate the employment of any Transferred Employee.  Purchaser and Seller agree that the provisions contained herein are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any current or former Business Employee or Business Service Provider.

7.12 Notification.

(a)

The Parties acknowledge that the inclusion of any item in the Disclosure Letter shall not be deemed to be an acknowledgement or representation that such item is material or establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  The disclosure of any matter in one Section of the Disclosure Letter shall be deemed disclosed with respect to any other Section of the Disclosure Letter, notwithstanding the omission of a cross reference thereto, to the extent the relevance of such matter to such Section is reasonably apparent on its face.

(b)

Prior to the Closing, each Party shall promptly notify the other Party in writing upon acquiring knowledge of any event, circumstance, occurrence or fact that would cause any of the closing conditions set forth in Section 8.1 or 8.2 to not to be satisfied on or prior to the Termination Date.  No such advice shall be deemed to amend or modify any representation or warranty of the Party disclosing such information or affect any rights or remedies available to the Party receiving such information in connection with any breach of any representation or warranty; provided,  however, that, a breach of this Section 7.12 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 8.1 and 8.2 or give rise to a right of termination under Section 4.3 if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Section 8.1 and 8.2  nor result in the right of such non breaching Party to terminate this Agreement under Section 4.3, as the case may be.

7.13 Exclusivity.  Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IV, except for the transactions contemplated by this Agreement and the Ancillary Agreements, Seller and each of the Purchased Subsidiaries shall not, and each shall cause its and its controlled Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract, with any party, with respect to the sale of the Business, the Purchased Assets or all or any material portion of the assets of Seller used in the Business or any Purchased Subsidiary or any merger, recapitalization or similar transaction with respect to Seller, any Purchased Subsidiary or the Business that is intended to or would reasonably be expected to interfere in any material respect with the transactions contemplated hereby between Seller and Purchaser relating to the Business.

7.14 Financing.

(a)

Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing and the Debt Financing Commitments, (ii) subject to Seller’s compliance with Section 7.14(c), enter into definitive financing agreements with respect to the Debt Financing, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date, (iii) satisfy on a timely basis all conditions applicable to, and within the control of, Purchaser or its Affiliates in such definitive financing agreements and (subject to the satisfaction of the conditions contained in Section 8.1 and the conditions to closing set forth in the Debt Commitments Letters) consummate the Debt Financing at or prior to the Closing, and (iv) subject to the last sentence of Section 7.14(b), enforce its rights under the Debt Financing Commitments.  Purchaser shall keep Seller informed on a reasonably current basis of any material developments in respect of the Financing Commitments.  Prior to the Closing, Purchaser shall not terminate the Debt Financing Commitments or agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other documentation relating to the Financing that (i) would reduce the aggregate amount of the Debt Financing, including by changing the amount of fees to be paid or original issue discount (other than any market flex provisions) from that contemplated in the Debt Financing Commitments (except to the extent that the amount of the Equity Financing is correspondingly increased or as would not otherwise reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement), (ii) would impose new or additional conditions, or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing to fund the transactions contemplated by this Agreement in a manner adverse to Purchaser or (iii) could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated in this Agreement, in each case without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).  In addition, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including using reasonable best efforts to (i) maintain in effect the Equity Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to Purchaser in such Equity Financing Commitment that are within its control, (iii) consummate the Equity Financing at or prior to the Closing, and (iv) enforce its rights under the Equity Financing Commitment.

(b)

If at any time prior to Closing, notwithstanding the use of reasonable best efforts by Purchaser to satisfy its obligations under Section 7.14(a), any other party to the Debt Financing or the Debt Financing Commitments (or any definitive financing agreement relating thereto) refuses to fund or is unable to fund the Debt Financing, in whole or in part, for any reason, Purchaser shall (i) immediately notify Seller of such refusal or inability and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing to replace the Debt Financing to the extent available in amounts and otherwise on the terms and conditions no less favorable to Purchaser, individually as to economic terms and in the aggregate as to all other terms, than is set forth in the Debt Financing Commitments.  The alternative financing (a) shall be sufficient to pay, when added with the Equity Financing, all amounts required to be paid by Purchaser pursuant to Articles II and III and (b) shall not include any more (or more onerous) terms and conditions than those set forth in the Debt Financing Commitments, unless approved by Seller.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, (i) in order to comply with the standard of reasonable best efforts set forth in this Section 7.14, Purchaser and its Affiliates shall not be required to threaten, commence or prosecute any legal proceeding against any lender or other party to any financing contemplated by the Debt Financing Commitments and (ii) in the case of any breach of the obligations of Purchaser set forth in this Section 7.14, Seller’s and its Affiliates’ sole and exclusive rights and remedies shall be Seller’s rights and remedies set forth in Section 9.9.

(c)

Seller shall, and shall cause each Purchased Subsidiary and its and their respective representatives to, provide such cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser, including (i) providing to Purchaser from time to time information regarding the Business and each Purchased Subsidiary and their industry reasonably requested by the lenders providing the Debt Financing and assisting with identification of any portion of such information that constitutes material non-public information and using commercially reasonable efforts to update any such information to the extent contained in an offering document if Seller becomes aware of any new material information, (ii) facilitating and promoting negotiations between Purchaser with the existing senior lenders to Seller, participating in meetings, presentations, road shows, due diligence sessions with prospective lenders and sessions with rating agencies, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections and similar marketing documents required in connection with the Debt Financing, (iv) as promptly as practicable, furnishing Purchaser and its Debt Financing Sources information reasonably requested by any of them in connection with the Debt Financing, including permitting the prospective lenders and Purchaser and any of their agents and representatives to perform field examinations and inventory appraisals required in connection with the Debt Financing, (v) permitting the prospective lenders to evaluate the Business’ and each Purchased Subsidiary’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and establishing bank and other accounts in connection with the foregoing, (vi) promptly providing quarterly and monthly financial statements (excluding footnotes) to the extent available and prepared by Seller and each Purchased Subsidiary in the ordinary course of business and (vii) as of the Closing Date, taking all corporate actions necessary to authorize the consummation of the Debt Financing; provided that, notwithstanding anything to the contrary contained in this Section 7.14(c), nothing in this Section 7.14(c) shall require any cooperation to the extent that it would (A) require Seller or any Purchased Subsidiary, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment, financing or other fees or reimburse any expenses with respect to the Debt Financing prior to the Closing Date or (B) require any Purchased Subsidiary or any officer of any Purchased Subsidiary to take any action with respect to the Debt Financing that is not contingent upon the Closing (including the entry into any agreement) or would require the disclosure of information which would reasonably be expected to jeopardize the attorney-client or similar privilege of such Purchased Subsidiary.  In connection with the offering materials related to the syndication of the Debt Financing, Seller hereby consents to the use of its and each Purchased Subsidiary’s logos, trademarks and service marks.  Purchaser shall, upon request by Seller, promptly reimburse Seller for all reasonable and documented out-ofpocket costs and expenses (including reasonable and documented attorney’s fees) incurred by Seller in connection with the cooperation of Seller contemplated by this Section 7.14(c) and shall indemnify and hold harmless Seller, each Purchased Subsidiary and each of their respective officers, directors, employees, agents, Affiliates and representatives (any such Person, a “Financing Indemnified Party”) from and against any and all Losses suffered or incurred by any of them of any type in connection with the arrangement or consummation of any Debt Financing except with respect to any written information prepared or provided by Seller or any other Financing Indemnified Party or to the extent such Losses result from the gross negligence or willful misconduct of Seller or any other Financing Indemnified Party.

7.15 Payments.

(a)

Seller shall promptly pay or deliver to Purchaser any monies or checks which have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of any Purchased Subsidiary and the Business and which should have been sent to Purchaser (including promptly forwarding invoices or similar documentation to Purchaser).

(b)

Seller agrees that Purchaser has the right and authority to endorse, without recourse, any check or other evidence of Indebtedness received by Purchaser in respect of any note or receivable transferred to Purchaser pursuant to this Agreement and Seller shall furnish Purchaser such evidence of this authority as Purchaser may request.

(c)

Purchaser shall promptly pay or deliver to Seller any monies or checks which have been sent after the Closing Date to Purchaser to the extent they are not due to the Business or any Purchased Subsidiary or should have otherwise been sent to Seller or any of its Affiliates (including promptly forwarding invoices or similar documentation to Seller).

7.16Termination of Affiliate Transactions.  On or before the Closing Date, except for arrangements relating to employment relationships, the payment of compensation and benefits in the Ordinary Course and the treatment of the Intercompany Obligations (pursuant to the Intercompany Obligations Restructuring or otherwise), all Contracts, arrangements or Liabilities (other than the Purchased Contracts) between any Purchased Subsidiary, on the one hand, and one or more of their respective Affiliates (including Seller and COG, but excluding any other Purchased Subsidiary), on the other hand, shall be terminated in full, without any Liability to Purchaser, each Purchased Subsidiary or any of their respective Affiliates following the Closing.

7.17 Non-Competition / Non-Solicitation.

(a) In order for Purchaser to have and enjoy the full benefit of the Business, and as a material inducement to Purchaser to enter into this Agreement (without such inducement Purchaser would not have entered into this Agreement), for a period of five (5) years commencing on the Closing Date, neither Seller, COG nor any of their controlled Affiliates (each a “Restricted Party”) shall, directly or indirectly (whether by itself, through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person):

(i)

undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of a Competing Business anywhere in the world;

(ii)

solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of Purchaser, any Purchased Subsidiary or any of their respective controlled Affiliates as of immediately following the Closing or any Business Employee who did not accept employment with Purchaser at the Closing, to resign or leave the employ of Purchaser, any Purchased Subsidiary or any of their respective Subsidiaries or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of Purchaser, any Purchased Subsidiary or any of their respective Subsidiaries; or

(iii)

solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of the Business (including any Person who has been a customer of the Business or any Purchased Subsidiary at any time during the period of 12 months before the Closing) to alter, reduce or terminate its business relationship with the Business, Purchaser, any Purchased Subsidiary or any of their respective Subsidiaries for the direct or indirect benefit of any Competing Business.

(b)

Notwithstanding Section 7.17(a), none of the following activities shall constitute a violation of Section 7.17(a): (i) the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants or independent contractors; or (ii) a Restricted Party holding not more than 5% of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competing Business.

(c)	Notwithstanding anything to the contrary set forth herein (including Section 11.3 in the event of a breach of any of the provisions of Section 7.17(a) (the “Restrictive Covenants”):
(i)

Purchaser and its Subsidiaries (including the Purchased Subsidiaries) shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to Purchaser and its Subsidiaries (including the Purchased Subsidiaries), the amount of which cannot be readily determined and as to which neither Purchaser nor any of its Subsidiaries (including the Purchased Subsidiaries) will have any adequate remedy at law or in damages;

(ii)

it is the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii)

the Parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of Purchaser’s and each of Purchased Subsidiary’s businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

7.18Resignations.  Seller shall cause to be delivered to Purchaser on the Closing Date the resignations of all members of the board of directors (or similar body) and officers (other than Business Employees) of each Purchased Subsidiary other than those identified by Purchaser to Seller by written notice at least three (3) Business Days prior to the Closing Date.

7.19 Release.

(a)

Other than with respect to this Agreement or the Ancillary Agreements, effective as of the Closing, Seller hereby unconditionally and irrevocably waives any claims that Seller has or may have in the future with respect to matters arising on or prior to the Closing against each Purchased Subsidiary and releases, on its own behalf and on behalf of its successors and assigns, Purchaser, each Purchased Subsidiary and their respective Affiliates, directors and officers, from any and all Legal Proceedings with respect thereto.

(b)

Other than with respect to this Agreement or the Ancillary Agreements or in the case of fraud or criminal activity, effective as of the Closing, Purchaser hereby unconditionally releases, on its own behalf and on behalf of its Affiliates and its and their successors and assigns, Seller and its Affiliates, directors and officers, from any and all Legal Proceedings to the extent directly arising out of Purchaser’s ownership or operation of the Business (including the Purchased Assets and the Assumed Liabilities).

7.20Control of Business.  Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Business by Seller and each Purchased Subsidiary remains in the dominion and control of Seller and each Purchased Subsidiary until the Closing, except as specifically contemplated or permitted by Article VII.

7.21Release of Liens.  Seller shall take any and all actions necessary to remove, or cause to be removed, all Liens, other than Permitted Exceptions, on the Purchased Assets (including the Purchased Subsidiaries) at or prior to the Closing, including the repayment of Indebtedness of Seller or any of its Subsidiaries.

7.22Environmental Compliance Covenant.  Prior to the Closing, Seller shall use commercially reasonable efforts to cause the correction of the instances of noncompliance with Environmental Law identified on Section 7.22 of the Disclosure Letter hereto.

7.23Intercompany Obligations Restructuring.  Prior to the Closing, Seller shall, and Seller shall cause its Subsidiaries to, effect the transactions set forth on Exhibit I to be consummated in accordance with the terms and conditions set forth therein (the “Intercompany Obligations Restructuring”).  All documentation effecting the Intercompany Obligations Restructuring shall be in form and substance reasonably acceptable to Seller and Purchaser.

7.24 Transition Services Agreement.

(a)

At or immediately prior to the Closing, Seller and Purchaser shall enter into a transition services agreement (the “Transition Services Agreement”) upon the terms set forth on Exhibit C (the “TSA Term Sheet”), which shall set forth the provision of transition support and other transition services after the Closing between Seller and Purchaser .

(b)

As soon as practicable following the date of this Agreement, Seller and Purchaser shall work together in good faith (i) to identity any additional services to be included in the Transition Services Agreement and (ii) to complete the Transition Services Agreement upon the terms contemplated by the TSA Term Sheet.  In furtherance and not in limitation of the foregoing, each of Seller and Purchaser shall use reasonable best efforts to make available and cause the necessary personnel to work together in good faith to finalize the terms of the Transition Services Agreement no later than July 31, 2013 (the “TSA Date”).

7.25Cross Dongguan Dividends.  Seller shall cause any dividends or distributions made by Cross Dongguan (whether in cash, stock or property, or any combination thereof) to any Person to be treated for accounting purposes on a consistent basis as between Cross Dongguan's Statutory Books and US GAAP books.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)

Each of the Seller Fundamental Representations shall be true and correct at and as of the Closing Date, except for de minimis inaccuracies in the case of Section 5.4.  Each of the other representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided,  however, that in the event of a breach of any such other representation or warranty, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together (without giving effect to any “material”, or “Material Adverse Effect or any other materiality qualifications set forth therein) results in a Material Adverse Effect;

(b)

Seller shall have performed and complied with in all material respects all covenants, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)	since the date of this Agreement, there shall not have occurred any Material Adverse Effect;
(d)

Purchaser shall have received a certificate signed by an executive officer of Seller, dated the Closing Date, stating that the conditions specified in Section 8.1(a),  Section 8.1(b) and Section 8.1(c) have been satisfied;

(e)

there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)	no Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the transactions contemplated hereby;
(g)	Seller shall have obtained the third party consents set forth in Section 8.1(g) of the Disclosure Letter, in form and substance reasonably satisfactory to Purchaser;
(h)

Seller shall have obtained (x) the approval of the local commerce bureau in Dongguan, and the approval of and registration with the local administration of industry and commerce in Dongguan with respect to the transfer of Capital Stock of Cross Dongguan and (y) the receipt of a new business license of Cross Dongguan evidencing Purchaser as the new equity owner, with each approval and license in form and substance satisfactory to Purchaser,

(i)

Seller shall have delivered, or caused to be delivered, to Purchaser (i) duly executed copies of the Transfer Documents, (ii) the Transition Services Agreement in form and substance reasonably acceptable to Purchaser and (iii) a certificate from each of Seller and ATX to the effect that it is not a “foreign person” within the meaning of Section 1445 of the Code;

(j)

Seller shall have delivered evidence reasonably satisfactory to Purchaser of the resignation of all members of the board of directors (or similar body) and officers (other than Business Employees) of each Purchased Subsidiary other than those identified by Purchaser to Seller by written notice at least five (5) Business Days prior to the Closing Date;

(k)	Seller shall have delivered to Purchaser duly executed copies of the IP Assignment Agreements;
(l)	Seller shall have removed, or caused to be removed, all Liens against the Purchased Assets other than Permitted Exceptions;
(m)	Purchaser shall have received the deliverables required to be delivered pursuant to Section 4.2(b); and
(n)

the China Intercompany Restructuring, the Factoring Arrangement Restructuring and the Intercompany Obligation Netting Steps (in each case as such terms are defined in Exhibit I) shall have been completed in accordance with Exhibit I and Seller shall have delivered evidence reasonably satisfactory to Purchaser of such fact.

8.2 Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)

Each of the Purchaser Fundamental Representations shall be true at and as of the Closing Date.  Each of the other representations and warranties of Purchaser set forth in this Agreement qualified as to materiality or “material adverse effect” shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality or “material adverse effect” shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)

Purchaser shall have performed and complied with in all material respects all covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)

Seller shall have received a certificate signed by an executive officer of Purchaser, dated the Closing Date, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)

there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)	no Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the transactions contemplated hereby;
(f)	Purchaser shall have delivered to Seller duly executed copies of the IP Assignment Agreements;
(g)	Purchaser shall have delivered, or caused to be delivered, to Seller the Transition Services Agreement in form and substance reasonably acceptable to Seller; and
(h)	Seller shall have received the deliverables required to be delivered pursuant to Section 4.2(a).

8.3 Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties and Covenants.

(a)

The representations and warranties of Seller contained in this Agreement or in the certificate delivered pursuant to Section 8.1(d) (the “Seller Representations”) shall survive the Closing and continue in full force and effect until the Survival Date; provided,  however, that (i) the representations and warranties made pursuant to Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Purchased Subsidiaries; Capitalization), Section 5.5 (Ownership and Transfer of Purchased Assets), Section 5.19 (Financial Advisors) (collectively, the “Seller Fundamental Representations”) and the representations and warranties made pursuant to Section 5.9 (Taxes) and Section 5.14 (Employee Benefits Plans) shall in each case survive until sixty (60) days following the expiration of the applicable statutory period of limitation (including all periods of extension, whether automatic or permissive), (ii) the representations and warranties made pursuant to Section 5.12(c) (Intellectual Property) and Section 5.18 (Environmental Matters) shall survive until the third (3rd) anniversary of the Closing Date and (iii) the representations and warranties made pursuant to Section 5.12 (Intellectual Property) other than Section 5.12(c) shall survive until the second (2nd) anniversary of the Closing Date.  Written notice of a claim for indemnification must be given by Purchaser to Seller in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties, in which case such claim shall survive until finally resolved or judicially determined.  Any claim for indemnification as a result of a breach of a representation and warranty by Seller for which notice is not delivered to Seller on or prior to the expiration of the applicable representation and warranty will be irrevocably and unconditionally released and waived.

(b)

The representations and warranties of Purchaser contained in this Agreement or in the certificate delivered pursuant to Section 8.2(c) (the “Purchaser Representations”) shall survive the Closing and continue in full force and effect until the Survival Date; provided,  however, that the representations and warranties of Purchaser set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement) and Section 6.6 (Financial Advisors) shall survive indefinitely (all of such representations and warranties, the “Purchaser Fundamental Representations”).  Indemnification claims may be asserted with respect thereto to the extent permitted by this Article IX.  Written notice of a claim for indemnification must be given by Seller to Purchaser in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties, in which case such claim shall survive until finally resolved or judicially determined.  Any claim for indemnification as a result of a breach of a representation and warranty by Purchaser for which notice is not delivered to Purchaser on or prior to the expiration of the applicable representation and warranty will be irrevocably and unconditionally released and waived.

(c)

All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that noncompliance with such covenants or agreements is waived in writing by the Party entitled to such performance.  Except as may governed by Article X, no claim for a breach of a covenant or other agreement set forth in this Agreement that (i) by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any Party after the eighteen (18) month anniversary of the Closing Date and (ii) by its nature is required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any Party after the eighteen (18) month anniversary of the last date on which each such Post-Closing Covenant was required to be performed in accordance with its terms (in each case, a “Survival Period”); provided,  however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor to the indemnifying party in accordance with Section 9.4 before the termination of the applicable Survival Period.  Any claim for indemnification as a result of a breach of a covenant not made by a Party on or prior to the termination of the applicable Survival Period will be irrevocably and unconditionally released and waived.

9.2 Indemnification by Seller.

(a) Subject to Sections 9.1 and 9.5, Seller hereby agrees, from and after the Closing Date, to indemnify and hold harmless, to the fullest extent permitted by law, Purchaser and its Affiliates (including the Purchased Subsidiaries) and their respective directors, officers, employees, managers, advisors (including financial and accounting advisors), stockholders, agents, attorneys and representatives in their respective capacities as such and their respective successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against and in respect of any and all losses, Liabilities, claims, demands, judgments (other than Excluded Damages), fines, suits, actions, costs, fees and expenses (each a “Loss” and, collectively, “Losses”) incurred or suffered by any of the Purchaser Indemnified Parties based upon, resulting from or arising out of:

(i)

any failure of the Seller Representations made by Seller to be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date);

(ii)	the breach of any Pre-Closing Covenant on the part of Seller or any Purchased Subsidiary;
(iii)	the breach of any Post-Closing Covenant on the part of Seller;
(iv)	the Excluded Liabilities or Excluded Assets;
(v)	any Purchased Subsidiary Legacy Environmental Liabilities;
(vi)	the Identified Environmental Issues;
(vii)	the Environmental Corrective Actions and the Dongguan Chrome Process Relocation;
(viii)	Seller’s breach of Section 2.6 (Bulk Sales Laws); and
(ix)	any Cross Ireland Liabilities.

This Section 9.2 shall not apply to Taxes, which are specifically governed by Article X.

9.3 Indemnification by Purchaser.

(a) Subject to Section 9.1 and 9.5, Purchaser hereby agrees, from and after the Closing Date, to indemnify and hold harmless, to the fullest extent permitted by law, Seller and its Affiliates, and their respective directors, officers, employees, managers, advisors (including financial and accounting advisors), stockholders, agents, attorneys and representatives in their respective capacities as such, and their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses incurred or suffered by any of the Seller Indemnified Parties based upon, resulting from or arising out of:

(i)

any failure of the Purchaser Representations made by Purchaser to be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date);

(ii)	the breach of any Pre-Closing Covenant on the part of Purchaser;
(iii)	the breach of any Post-Closing Covenant on the part of Purchaser; and
(iv)	the Assumed Liabilities or the Purchased Assets.

This Section 9.3 shall not apply to Taxes, which are specifically governed by

Article X.
9.4	Indemnification Procedures.

(a)	A claim for indemnification for any matter not involving a third-Person claim may be asserted by notice to the Party from whom indemnification is sought.
(b)

Other than with respect to any Tax matter (which shall be governed exclusively by Section 10.4), in the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Section 9.2 or 9.3 (regardless of the limitations set forth in Section 9.5) (an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days of receipt of written notice of such Indemnification Claim (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party shall not be entitled to assume or control the defense of any Indemnification Claim if (i) the Indemnification Claim relates to or arises in connection with any criminal Legal Proceeding, (ii) the Indemnification Claim seeks an injunction or equitable relief against any indemnified party, (iii) the Indemnification Claim has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to this Article IX, (iv) the indemnifying party has failed or is failing to defend in good faith the Indemnification Claim, (v) the indemnifying party has not acknowledged that such Indemnification Claim is subject to indemnification pursuant to this Article IX;  provided,  further, that if Seller is the indemnifying party that defends against, negotiates, settles or otherwise deals with such Indemnification Claim, the attorneys’ fees and other Losses incurred by Seller in connection with such defense, negotiation, settlement or other dealings shall reduce (by the amount thereof) the amount recoverable under the Cap by Purchaser Indemnified Parties or (vi) the Indemnification Claim concerns compliance with Environmental Laws at one of the properties that are the subject of the Real Property Leases, in which case the indemnifying party shall be provided with the opportunity to attend, but not participate in, any telephonic or inperson discussions or negotiations with the relevant Governmental Authority and to comment on any proposed settlement, which comments shall be given reasonable considerations.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim.  If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided,  however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; provided,  further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim.  The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.5 and 9.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate Liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.  If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(c)

After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

9.5 Certain Limitations on Indemnification.

(a)

Notwithstanding the provisions of this Article IX, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Section 9.2(a) or Section 9.3(a), respectively, (i) for any individual item, or group of items arising out of the same or related events, where the Loss relating thereto is less than $25,000 (the “Sub-Basket”) and (ii) unless the aggregate amount of all such Losses (excluding any Losses within the Sub-Basket) in the aggregate exceeds $600,000 (the “Basket”), and then only to the extent of such excess, (iii) for any Losses to the extent the aggregate amount of such Losses exceed $6,000,000 (the “Cap”); provided,  however, that (A) in respect of any claim involving Losses resulting from or arising out of a breach of the representations and warranties made pursuant to Section 5.12(c) (Intellectual Property), the Cap shall apply provided that the Cap shall be equal to $12,000,000, (B) in respect of any indemnity claim made pursuant to Section 9.2(a)(v) or Section 9.2(a)(vi) or any Losses resulting from or arising out of a breach of the representations and warranties made pursuant to Section 5.18 (Environmental Matters), the Cap shall not apply and the maximum aggregate Losses for which Seller shall have indemnification obligations for all such matters in this clause (B) shall instead be equal to $6,000,000, (C) in respect of any indemnity claim made pursuant to Section 9.2(a)(vii), the Cap shall not apply and the maximum aggregate Losses for which Seller shall have indemnification obligations for all such matters in this clause (C) shall instead be equal to $250,000, (D) in respect of any claim involving Losses resulting from or arising out of (1) fraud or willful misconduct, (2) a breach of the Seller Fundamental Representations or the Purchaser Fundamental Representations, (3) Taxes or other amounts payable pursuant to Section 10.1 or (4) a breach of the representations and warranties made in clause (a) of Section 5.21 (Sufficiency of Assets), the Sub-Basket, Basket and Cap shall not apply and the maximum aggregate Losses for which Seller shall have indemnification obligations for all such matters in this clause (D) shall instead be equal to the Final Purchase Price, (E) in respect of any indemnity claim made pursuant to Section 9.2(a)(ii) or 9.2(a)(viii), the Sub-Basket, Basket and Cap shall not apply and the maximum Losses for which Seller shall have indemnification obligations for all such matters in this clause (E) shall instead be equal to the Final Purchase Price, (F) in respect of any indemnity claim made pursuant to Section 9.3(a)(ii), the Sub-Basket, Basket and Cap shall not apply and the maximum Losses for which Purchaser shall have indemnification obligations for all such matters in this clause (F) shall instead be equal to the Final Purchase Price, (G) in respect of any indemnity claim made pursuant to Section 9.2(a)(iii) or 9.2(a)(iv), the Sub-Basket, Basket and Cap shall not apply, (H) in respect of any indemnity claim made pursuant to Section 9.2(a)(ix), the Sub-Basket and Basket shall not apply and (I) in respect of any indemnity claim made pursuant to Section 9.3(a)(iii) or 9.3(a)(iv), the Sub-Basket, Basket and Cap shall not apply.  Notwithstanding anything to the contrary contained herein, in no event shall the aggregate indemnification amounts payable to the Seller Indemnified Parties, on the one hand, or the Purchaser Indemnified Parties, on the other hand, pursuant to this Agreement, including pursuant to Article IX and Article X hereof, exceed the Final Purchase Price, other than in respect of indemnity claims made pursuant to Section 9.2(a)(iii),  9.2(a)(iv),  9.3(a)(iii) or 9.3(a)(iv).

(b)

The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement will not be affected by any investigation conducted with respect to or any knowledge or information acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Disclosure Letter hereto).  The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or agreements.

(c)

Indemnification shall only be available pursuant to Section 9.2(a)(vi) with respect to (1) the Identified Environmental Issues listed on Section 7.22 of the Disclosure Letter and (2) the presence or use of chromium in violation of any applicable Environmental Laws at the Leased Real Property located in Dongguan, China, for Losses arising out of fines and penalties associated with such matters; provided that this limitation shall in no way limit the indemnification in Section 9.2(a)(vii).

(d)

Notwithstanding anything to the contrary, no Purchaser Indemnified Party shall be entitled to any indemnification for any amounts pursuant to this Agreement, including pursuant to Article IX and Article X, in respect of any matter to the extent such matter constitutes a Closing Adjustment.

(e)	Any party seeking indemnification shall take all commercially reasonable steps to mitigate any Loss as may be required by Law.
(f)

Sellers’ obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(v) and Section 9.2(a)(vi) shall survive until the third (3rd) anniversary of the Closing Date.  Seller’s obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(vii) shall survive, with respect to the Environmental Corrective Actions, until 120 days following the Closing Date, and with respect to the Dongguan Chrome Relocation Process, until the first (1st) anniversary of the Closing Date.

(g)

The Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.2(a)(iv) with respect to environmental contamination by Hazardous Materials at the Lincoln, Rhode Island Leased Real Property or indemnification pursuant to Section 9.2(a)(v) with respect to environmental contamination by Hazardous Materials at the Luton, United Kingdom Leased Real Property where, in either case, the Losses for which any of the Purchaser Indemnified Parties seeks indemnification; (A) arise out of invasive environmental sampling by or on behalf of Purchaser at the relevant Leased Real Property, unless such sampling is required of Purchaser (i) by Environmental Laws or the written, unsolicited direction of a Governmental Body or (ii) in response to an imminent and substantial threat to human health or the environment ; or (B) arise out of any investigation, remediation or other action taken by or on behalf of a Purchaser Indemnified Party to address such contamination to the extent that such activity is not reasonably appropriate to comply with the minimum standards required under Environmental Law or by a Governmental Authority with jurisdiction applicable to the use of such property as of the Closing Date, taking into account the availability of any engineering controls and deed restrictions and without materially interfering with the operations of Purchaser.  In the event that a Purchaser Indemnified Parties believes that it is required to conduct any investigation, remediation or other action that would give rise to a claim for indemnification pursuant to Section 9.2(a)(iv) with respect to environmental contamination by Hazardous Materials at the Lincoln, Rhode Island Leased Real Property or for indemnification pursuant to Section 9.2(a)(v) with respect to environmental contamination by Hazardous Materials at the Luton, United Kingdom Leased Real Property (“Required Remediation Activity”), the Purchaser Indemnified Parties shall first provide the Seller with reasonable notice and the opportunity to conduct such Required Remediation Activity at Seller’s sole cost and expense.  Seller shall notify Purchaser in writing within ten (10) Business Days of receipt of such notice whether it shall conduct such Required Remediation Activity at Seller’s sole cost.  In the event that Seller declines to undertake such Required Remediation Activity, then the Purchaser Indemnified Parties shall be entitled to conduct such Required Remediation Activity and entitled to such indemnification as otherwise provided herein.  The Purchaser Indemnified Parties shall not be entitled to indemnification for any Required Remediation Activity to the extent that Seller is not first provided with the opportunity to conduct such Required Remediation Activity, except to the extent such Required Remediation Activity is necessary to comply with Environmental Law or address an imminent and substantial threat to human health or safety and notice to Seller is impractical.

(h)

Sellers’ obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(ix) shall survive until the Survival Date; provided,  however, that (i) any claims made pursuant to Section 9.2(a)(ix) relating to Taxes or employee matters shall in each case survive until sixty (60) days following the expiration of the applicable statutory period of limitation (including all periods of extension, whether automatic or permissive) and (ii) any claims made pursuant to Section 9.2(a)(ix) relating to environmental matters shall survive until the third (3rd) anniversary of the Closing Date.

9.6 Calculation of Losses.

(a)	The amount of any Losses for which indemnification is provided under this Article IX or Article X shall be net of any (i) Tax benefits actually realized by the indemnified party as a result of the incurrence or payment of any such Losses in the year of the Loss or the following three (3) taxable years (“Tax Benefit”), and (ii) amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (in each case net of any reasonable and documented deductible or copayment, the costs of filing a claim, arbitration costs, and all other documented out-of-pocket expenses and Taxes incurred in connection with such recovery).  If such Tax Benefit for the year of the Loss or the following three (3) taxable years is determined after the applicable indemnity payment is made pursuant to this Section 9.6, the indemnified party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Section 9.6 had such determination been made at the time of such payment (provided that in no event shall the indemnifying party receive any payment in excess of the amount actually paid to the indemnified party in respect of such Loss).  In the event that an insurance recovery is received by any indemnified party with respect to any Losses for which any such Person has been indemnified hereunder, then a refund shall be made promptly to the indemnifying party that made or provided such indemnification payment to such indemnified party equal to the excess of (I) the amount previously received by such indemnified party hereunder, plus the amount of the insurance payments or other recoveries from such insurance recovery actually received by such indemnified party (net of any expenses reasonably incurred by the indemnified party in collecting such amounts, including any deductible or copayment amounts, reasonable and documented attorney’s fees and increase in insurance premiums), over (B) the amount of Losses with respect to such claim which such indemnified party incurred, regardless of whether such indemnified party has become entitled to receive an indemnity payment under this Section 9 (provided that in no event shall the indemnifying party receive a refund in excess of the amount actually paid to the indemnified party in respect of such Loss). The amount of any Losses for which indemnification is provided under this Article IX or Article X shall be increased to take into account any additional Tax cost incurred by the indemnitee in the year of the Loss or the following three (3) taxable years arising from the receipt of indemnification payments hereunder (“Tax Cost”).  In computing the amount of any Tax Cost or Tax Benefit, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss.  For the avoidance of doubt, nothing in the foregoing shall provide Seller with any access or right to review Purchaser’s or its Subsidiaries Tax Returns.

(b)	Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any Excluded Damages hereunder.
(c)

Notwithstanding anything to the contrary elsewhere in this Agreement, with respect to determining whether (i) a breach of any of the Seller Representations has occurred for purposes of this Article IX or Article X, or (ii) the amount of Losses incurred or suffered, for such purposes, as a result of any such breach, any Material Adverse Effect or materiality qualification limiting the scope of such representations or warranties shall be disregarded.

9.7 Tax Treatment of Indemnity Payments.  Any indemnity payment made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Final Purchase Price paid by Purchaser unless a Final Determination with respect to the indemnified party or its Affiliate causes such payment to be treated other than as an adjustment to the Final Purchase Price for any Tax purposes.

9.8 Exclusive Remedy.  From and after the Closing, except with respect claims for fraud, willful misconduct or in connection with a dispute under Section 3.4 (which shall be governed by Section 3.4) or in accordance with Section 4.5, the sole and exclusive remedy for any and all claims for monetary damages arising under, out of, or related to this Agreement, shall be the rights of indemnification set forth in this Article IX and Article X only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise.  The provisions of this Section 9.8, together with the provisions of Sections 5.20 and 6.9, and the remedies provided in this Article IX and Article X, were specifically bargained-for between Purchaser and Seller and were expressly taken into account by Purchaser and Seller in arriving at the Final Purchase Price.  Purchaser and Seller have specifically relied upon the provisions of this Section 9.8, together with the provisions of Sections 5.20 and 6.9, and the remedies provided in this

Article IX and Article X, in agreeing to the Final Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

9.9 Specific Performance.

(a)

Notwithstanding Section 9.8, the Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the non-breaching Party, and that the non-breaching Party will not have an adequate remedy at Law.  Therefore, prior to the termination of this Agreement pursuant to Section 4.3, the obligations of Purchaser and Seller pursuant to this Agreement, including Purchaser’s obligation to acquire the Purchased Assets and pay the Initial Purchase Price and the Final Purchase Price, shall be enforceable to prevent breaches of this Agreement by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Seller or Purchaser may have under this Agreement or otherwise; provided,  however, that the right of Seller to obtain specific performance to cause Purchaser to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement shall be subject to the provisions of Section 9.9(b).  In no event shall Purchaser be obligated to litigate against its Debt Financing Sources.  The provisions of this Section 9.9(a) are intended to be for the benefit of, and enforceable by, the Debt Financing Sources of Purchaser and each such Person shall be a third party beneficiary of this Section 9.9(a).

(b)

Notwithstanding anything to the contrary set forth in this Agreement, the right of Seller to seek specific performance to cause Purchaser to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement shall be subject to the requirements that:  (i) all of the conditions set forth in Section 8.1 and 8.2 (other than any condition the failure of which to be satisfied is attributable to a breach by Purchaser of its representations, warranties, covenants or agreements contained herein and other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied or waived by Seller at the Closing) have been satisfied, (ii) the Debt Financing has been funded or will be funded in accordance with the terms thereof at the Closing, if the Equity Financing is funded at the Closing, (iii) Purchaser is obligated to consummate the Closing in accordance with Section 4.1 and Seller has confirmed to Purchaser in writing that (A) all conditions in Section 8.1 and 8.2 have been satisfied or that such Person is willing to waive such open conditions and (B) if specific performance is granted and the Equity Financing and Debt Financing were funded, the Closing would occur.

ARTICLE X

TAX MATTERS

10.1 Tax Indemnification.

(a)

Indemnification by Seller.  Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, the Purchaser Indemnified Parties from and against any and all Losses (in excess of Taxes constituting Closing Adjustments) arising out of, without duplication, (i) Taxes of Seller and the Purchased Subsidiaries for periods or portions thereof (including the portion of a Straddle Period ending on the Closing Date) ending on or before the Closing Date (“Pre-Closing Taxes”); (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller or any of its Subsidiaries is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local Tax Law; (iii) Taxes imposed on a Purchaser Indemnified Party as a result of (x) a breach of a representation or warranty set forth in Section 5.9 or (y) a breach of a covenant or agreement set forth in Section 7.2(b)(xi) or (z) Tax Sharing Agreement not terminated in accordance with Section 10.5; (iv) Excluded Taxes;  (v) Taxes arising out of the Section 338(h)(10) Election and the Section 338(g) Elections (as provided in Section 10.7 below); (vi) Taxes arising out of the failure to make any filings described in Section 10.8 below (including any filings not made pursuant to Section 10.8(a), but which should have been made); and (vii) fifty percent (50%) of PRC Taxes up to $2,000,000 (it being understood that, for the avoidance of doubt, nothing in this Section 10.1(a)(vii) shall require Seller to pay to the Purchaser Indemnified Parties any amount in excess of $1,000,000 in the aggregate (i.e., 50% of $2,000,000)).

(b)

Indemnification by Purchaser. Purchaser and its Affiliates (including the Purchased Subsidiaries) shall indemnify, defend and hold Seller and its Affiliates harmless from and against Losses arising out of Assumed Taxes (other than any such Tax Liabilities that Seller must indemnify Purchaser and its Affiliates for under Section 10.1(a).

(c)

(i) After the Closing, each Party (whether Purchaser or Seller, as the case may be) shall promptly notify the other Party in writing of any demand, claim or notice of the commencement of any audit or administrative or judicial proceeding (any such audit or administrative or judicial proceeding, a “Contest”) received by such party from any Taxing Authority or any other Person with respect to Taxes for which such other Party is liable pursuant to Section 10.1 of this Agreement; provided,  however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article X, except to the extent that such party is actually prejudiced thereby.

(ii)

Any indemnity payment required to be made pursuant to this Section 10.1 shall be made within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the applicable Taxing Authority or applicable third party.

(iii)	All amounts required to be paid pursuant to this Article X shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified Party.
(iv)

The indemnification obligations under Sections 10.1(a)(i)10.1(a)(vi) shall survive until 60 (sixty) days after the expiration of the relevant statute of limitations (including all periods of extension, whether automatic or permissive).  The indemnification obligations under Section 10.1(a)(vii) shall survive until the fifth (5th) anniversary of the Closing.

10.2 Filing of Tax Returns; Payment of Taxes.

(a)

Seller shall prepare and timely file, or cause to be prepared and timely filed, all federal, state, local and foreign Tax Returns in respect of the Purchased Assets (including the Purchased Subsidiaries) and the Business (i) that are required to be filed (taking into account any applicable extensions) on or before the Closing Date or (ii) that are required to be filed (taking into account any applicable extensions) after the Closing Date and are Consolidated Income Tax Returns. Such Consolidated Income Tax Returns shall be prepared in a manner consistent with the allocations set forth in Section 3.4.

(b)

Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns (other than those Seller is entitled to prepare pursuant to Section 10.2(a)), including those relating to Transfer Taxes (unless Seller is required to file such Tax Returns related to Transfer Taxes), required to be filed in respect of the Purchased Assets (including the Purchased Subsidiaries) or the Business.  Seller shall cooperate with Purchaser in respect of preparing any Tax Returns with respect to Transfer Taxes. With respect to Tax Returns that are required to be filed by or with respect to Seller or any of its Purchased Subsidiaries for PreClosing Tax Periods or Straddle Periods, such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and Seller shall be responsible for the Pre-Closing Taxes for which Seller would be liable pursuant to Section 10.1(a) due in respect of such Tax Returns. Purchaser shall provide a draft of any such Tax Return for a Pre-Closing Tax Period or Straddle Period (including supporting workpapers) prepared pursuant to this Section 10.2 for which Seller may have an indemnification obligation pursuant to Section 10.1(a) to Seller on or prior to the date that is ten (10) Business Days prior to the due date (including extensions), along with a supporting schedule that shows the allocation of portion of the Taxes shown as due on such Tax Return to the Pre-Closing Tax Period, for Seller’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed.  If Seller disputes any item on such Tax Return it is entitled to review hereunder, it shall notify Purchaser of such disputed item (or items) and the basis for its objection.  Purchaser and Seller shall cooperate in good faith to resolve any dispute as to any matter in such Tax Returns. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an Independent Accounting firm in a manner consistent with Section 3.3(c) prior to the due date (with extensions) for such Tax Return.

(c)

Neither Purchaser nor any of its Affiliates (including any Purchased Subsidiary) shall file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to any Purchased Asset or the Business for a PreClosing Tax Period, (unless, in each case, otherwise required by a Final Determination), without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion.

(d)

Straddle Periods.  For purposes of this Agreement, in the case of any Taxes of Seller or any of its Purchased Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing

Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of Seller or its Purchased Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.2 shall be computed by reference to the level of such items on the Closing Date.

10.3 Tax Refunds.  Other than with respect to Assumed Taxes and excluding any refund that was included as a Current Asset or an adjustment to a Current Liability in determining the Final Purchase Price, Seller shall be entitled to retain, or receive prompt payment from Purchaser or any of its Subsidiaries or Affiliates (including the Purchased Subsidiaries) with respect to, any refund actually received or realized with respect to Income Taxes of Seller or the Purchased Subsidiaries with respect to a Pre-Closing Tax Period, including any such amounts arising by reason of amended Tax Returns filed after the Closing Date (if any).  Purchaser will reasonably cooperate, and cause the Purchased Subsidiaries reasonably to cooperate, with respect to such claim for refund, and will pay, or cause the relevant Purchased Subsidiary to pay, to Seller the amount (including interest) of any related refund actually received or realized by Purchaser or any Affiliate thereof (including any Purchased Subsidiary), net of Taxes on such refund and Taxes on interest and net of reasonable costs in obtaining such refund, within fifteen (15) days after receipt (or realization) thereof.  To implement the foregoing, the Purchased Subsidiaries shall be required to file any amended Tax Returns related to Pre-Closing Tax Periods or Straddle Periods only upon Seller’s written request made no later than two (2) years following the Closing Date.

10.4 Tax Contests.

(a)

If a claim related to a Pre-Closing Taxable Period shall be made by any Taxing Authority which, if successful, might result in an indemnity payment to Purchaser or any of its Affiliates pursuant to Section 9.2 (to the extent related to any Tax matter) or Section 10.1 (a “Tax Claim”), Purchaser shall promptly notify Seller in writing of such claim (and provide copies of any documents received from the Taxing Authority in respect of such claim) no later than five (5) Business Days after such Tax Claim is made. Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel), but Purchaser shall have the right to participate in such proceeding (except in the case of a Tax Claim that relates in any way to a Consolidated Tax Return), at its own expense, and Seller shall not settle, compromise and/or concede any portion of such proceeding that is reasonably likely to affect the Tax liability of the Purchased Subsidiaries or with respect to the Business for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  If Seller fails to assume control of the conduct of any such proceeding within a reasonable period following the receipt by Seller of notice of such proceeding (except with respect to a Tax Claim that relates in any way to a Consolidated Tax Return), Purchaser shall have the right to assume control of such Tax Claim but shall not settle, compromise or concede such proceeding without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller may, subject to the foregoing consent rights, with Purchaser’s participation, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may either pay the applicable Tax Liability and sue for a refund (and be entitled to such refund if received) or contest the Tax Claim.  Seller shall notify Purchaser of any material development with respect to a proceeding to the extent that Purchaser does not elect to participate in any such proceeding hereunder.

(b)

If a claim related to a Straddle Period or PRC Taxes shall be made by any Taxing Authority which, if successful, might result in an indemnity payment to Purchaser or any of its Affiliates pursuant to Section 9.2 (to the extent related to any Tax matter) or Section 10.1 (a “Straddle Tax Claim”), the Parties shall jointly control the conduct of any such proceeding arising out of the Straddle Tax Claim, and the Parties shall not settle, compromise and/or concede such proceeding (or portion thereof the resolution of which would result in an indemnity payment to Purchaser) without the consent of the other Party, such consent, in each case, not to be unreasonably withheld, conditioned or delayed.

(c)

If a claim related to a Post-Closing Taxable Period (other than in respect of PRC Taxes, which shall be governed by Section 10.4(b)) shall be made by any Taxing Authority which, if successful, might result in an indemnity payment to Purchaser or any of its Affiliates pursuant to Section 9.2 (to the extent related to any Tax matter) or Section 10.1 (a “Post-Closing Tax Claim”), Purchaser shall control all proceedings and may make all decisions taken in connection with such Post-Closing Tax Claim (including selection of counsel); provided, that (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of any portion of such proceeding the resolution of which would result in an indemnity payment to Purchaser, (ii) Purchaser shall consult with Seller before taking any significant action in connection with any portion of such proceeding the resolution of which would result in an indemnity payment to Purchaser, (iii) Purchaser shall consult with Seller and offer Seller a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with any portion of such proceeding the resolution of which would result in an indemnity payment to Purchaser, (iv) Purchaser shall defend such proceeding diligently and in good faith as if it were the only party in interest in connection with such proceeding, (v) Seller shall be entitled to participate, at its own expense, in any portion of such proceeding the resolution of which would result in an indemnity payment to Purchaser and (vi) Purchaser shall not settle, compromise or abandon any portion of such proceeding the resolution of which would result in an indemnity payment to Purchaser without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)

For the avoidance of doubt, Purchaser shall have no rights to control or to participate in respect of any Tax Claim, Straddle Tax Claim or Post-Closing Tax Claim that relates, in any way, to a Consolidated Tax Return.

(e)	Except as otherwise provided herein, Purchaser shall control all Contests with respect to Taxes of the Purchased Subsidiaries or Taxes otherwise relating to the Purchased Assets or the Business.

10.5 Termination of Tax Sharing Agreements.  On the Closing Date, all Tax sharing Agreements between (i) any Purchased Subsidiary, on the one hand; and (ii) Seller or any of its Affiliates (other than any Purchased Subsidiary), on the other hand, shall be terminated effective as of the close of business on the Closing Date and shall have no further effect for any Tax period (whether past, present or future), and, after the Closing Date, no additional payments shall be made thereunder with respect to any Tax period, whether in respect of a redetermination of Liabilities for Taxes or otherwise.  Seller and Purchaser shall take all steps necessary to ensure that each such termination is effective in the manner described above.

10.6 Cooperation.  Each of Purchaser and Seller shall provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or the conduct of any audit or other proceeding.  Any information provided to Seller pursuant to this Section 10.6 shall be subject to the provisions of Section 7.6.

10.7 Elections.

(a) Section 338(h)(10) Elections.

(i)

Upon the request of Purchaser, Seller shall, or shall cause its relevant Affiliates to, join with Purchaser in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state or local Tax Law (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Capital Stock of ATX. Any such request shall be made by Purchaser in writing no later than one hundred and twenty (120) days after the Closing Date.  In the event Purchaser does not request that Seller join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 10.7(a) shall not apply.

(ii)

Purchaser shall prepare and file all forms and documents required in connection with the Section 338(h)(10) Election.  For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Purchaser and Seller each shall execute two copies of IRS Form 8023 (or successor form).  Seller shall execute (or cause to be executed) and deliver to Purchaser such additional documents or forms as are reasonably requested to complete the

Section 338(h)(10) Election at least 10 days prior to the date such documents or forms are required to be filed.

(iii)

Purchaser shall determine and allocate the “aggregate deemed sales price” (“ADSP”) with respect to the assets of ATX in accordance with Section 3.4 hereof, Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions for state, local and foreign Tax Law (the “ADSP Allocation”), after taking into account the Licensed ATX Intellectual Property pursuant to the IP License Agreement and ATX’s receipt of the IP Payment and distribution of the IP Payment to Seller pursuant to Section 2.7.  Purchaser shall deliver a draft of the ADSP Allocation to Seller 120 days following the Closing. If Seller believes any item on such draft ADSP Allocation, was not allocated in accordance with Section 3.4 hereof, it shall notify Purchaser of such disputed item (or items) and the basis for its objection.  Purchaser and Seller shall cooperate in good faith to resolve any dispute as to any matter in such draft ADSP Allocation.  If the Parties cannot resolve any disputed item, the item in question shall be resolved by an Independent Accounting firm in a manner consistent with Section 3.3(c).  Purchaser and Seller and their respective Affiliates shall be bound by the Section 338(h)(10) Election and the ADSP Allocation, as finally determined, for all Tax purposes.  Purchaser and Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the ADSP Allocation and shall take no position contrary thereto unless required to do so by applicable Law or a Final Determination.

(b) Section 338(g) Elections. At its discretion, so long as Purchaser complies with Section 3.4(a), Purchaser may make, and may cause its relevant Affiliates to make an election under Section 338(g) of the Code (the “Section 338(g) Election”) and any corresponding or similar elections under state or local Tax law with respect to the acquisition of any Purchased Subsidiaries other than ATX (a “Section 338 Entity”). Seller shall not object to any such election, and shall reasonably cooperate with Purchaser with respect to the making of such election.

10.8 Tax Clearance Certificates.

(a)

Except as set forth in Section 10.8(b) and 10.8(c), Purchaser (i) acknowledges that neither Seller nor any of its Subsidiaries has received or applied for a Tax clearance certificate or other similar document from Taxing Authorities in any jurisdiction where Seller is doing business or has assets and (ii) agrees that the Parties shall not seek (or be expected to obtain) prior to Closing any such Tax clearance certificates or other similar document.

(b)	Prior to the Closing Date, Seller shall duly complete and deliver to Purchaser, to the reasonable satisfaction of Purchaser, necessary documents evidencing the due completion of the PRC Tax Filing.
(c)

On or prior to the Closing Date, Seller shall duly complete and deliver to Purchaser, to the reasonable satisfaction of Purchaser, necessary documents evidencing the mailing of a letter to the Rhode Island Department of Taxation (the “RI

Taxation Letter”) requesting that Seller’s permit to make sales at retail in the State of Rhode Island with respect to the Business be cancelled effective prior to the Closing Date and take any other actions necessary so that the transfer of Purchased Assets pursuant to this Agreement qualify for the sales and use Tax exception for the occasional sale of business assets.

10.9 Conflicts.  To the extent there is a conflict between the provisions of this Article X and the provisions of Article IX, the provisions of this Article X shall govern with respect to Tax matters.

10.10 Other Tax Covenants.

(a)

Purchaser shall not cause or permit any Purchased Subsidiary to take any action on the Closing Date other than in the Ordinary Course; provided, that, notwithstanding the foregoing, the Purchased Subsidiaries shall be permitted to (i) make any check the box elections as Purchaser deems advisable, (ii) make the Section 338(g) Elections and Section 338(h)(10) Election and (iii) engage in restructuring of their operations (including intercompany sale of goods and transfer pricing) after the Closing Date.

(b)

After the Closing Date and prior to the end of the taxable year of any NonU.S. Purchased Subsidiary that includes the Closing Date (other than a Non-U.S. Purchased Subsidiary in respect of which (i) an election is made pursuant to Section 338(g) of the Code or (ii) a “check-the-box” election is made to treat such Non-U.S. Purchased Subsidiary as a disregarded entity for federal income tax purposes, in which case the following restrictions shall not apply), Purchaser shall, and shall cause each such Non-U.S. Purchased Subsidiary, not to take any actions outside the Ordinary Course (other than, for the avoidance of doubt, those described in Section 10.10(a)) which would substantially diminish the earnings and profits of such Purchased Subsidiary for such taxable year without the prior consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE XI

MISCELLANEOUS

11.1 Payment of Sales, Use or Similar Taxes.  All sales, use, goods and services, harmonized sales, value added, transfer, intangible, recordation, documentary, stamp or similar Taxes or charges (other than pursuant to any applicable bulk sales Laws or any local notary fees), of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by Purchaser and 50% by Seller.

11.2 Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

11.3 Submission to Jurisdiction; Consent to Service of Process.

(a)

Other than a claim for equitable relief as set forth in Section 11.3(b) and not involving the Debt Financing Sources, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan, City of New York, State of New York, and any appellate court thereof, over any dispute arising out of or relating to this Agreement, the Ancillary Agreements, the Debt Financing Commitments or any of the transactions contemplated hereby or thereby, including, for the avoidance of doubt, any dispute involving any Debt Financing Source, and each Party hereby irrevocably agrees that all claims in respect of any such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)

Nothing contained in Section 11.3(a) shall limit the rights of either Party to take any legal action against the other Party in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief to the extent a judgment in such jurisdiction is necessary to enforce the terms of this Agreement in such jurisdiction, including injunctions, rescission or specific performance, nor shall the taking of any such legal action in one or more jurisdictions preclude the taking of any such legal action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

(c)	Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.6.
(d)

The provisions of this Section 11.3 are intended to be for the benefit of, and enforceable by, the Debt Financing Sources of Purchaser and each such Person shall be a third party beneficiary of this Section 11.3.

11.4 Entire Agreement; Amendments and Waivers.

(a)

This Agreement (including the Exhibits hereto), the Disclosure Letter and the Ancillary Agreements contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings (including any offer letters or term sheets), whether written or oral, relating to such subject matter.  The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and conditions of this Agreement.  Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary purchaser and ordinary seller in an arm’s-length transaction.

(b)

This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5 Governing Law.

(a)

This Agreement, and all claims or causes of action (whether in law or in equity, whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the Ancillary Agreements or the negotiation, execution or performance of this Agreement or the Ancillary Agreements (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, the Ancillary Agreements or as an inducement to enter this Agreement or the Ancillary Agreements), including in each case with respect to the Debt Financing Commitments or any Debt Financing Source, shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to the choice of Law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction; provided, that the transfer of any Purchased Equity issued by a foreign Purchased Subsidiary shall take place pursuant to the applicable Law of the jurisdiction of such Purchased Subsidiaries incorporation or formation in accordance with international corporate principles.

(b)

EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING ANY ACTION RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF (INCLUDING WITH RESPECT TO THE DEBT FINANCING COMMITMENTS OR ANY DEBT FINANCING SOURCE).  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS (INCLUDING THE DEBT FINANCING COMMITMENTS) OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.5.  NO PARTY (OR ITS REPRESENTATIVE, AGENT OR ATTORNEY) HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.5 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(c) The provisions of this Section 11.5 are intended to be for the benefit of, and enforceable by, the Debt Financing Sources and each such Person shall be a third party beneficiary of this Section 11.5.

11.6 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), (iii) when sent by electronic mail (with electronic confirmation of receipt), or (iv) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to Seller:

A.T. Cross Company

One Albion Road

Lincoln, Rhode Island 02865

Facsimile: (401) 333-9759

Email: dwhalen@cross.com

Attention: David G. Whalen

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Facsimile: (617) 772-8333

Email: steven.peck@weil.com

Attention: Steven Peck

If to Purchaser:

ATC Holdings, LP

c/o Clarion Capital Partners, LLC 110 East 59th Street, Suite 2400

New York, New York  10022

Facsimile: (212) 371-7597

Email:ekogan@clarion-capital.com

Attention: Eric Kogan

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Facsimile: (212) 492-0131

Email: pginsberg@paulweiss.com

Attention: Paul D. Ginsberg

11.7 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8 Binding Effect; No Third Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as set forth in Sections 7.7,  7.12,  9.2,  9.3,  9.9,  11.3,  11.5, and 11.9 nothing in this Agreement or the Ancillary Agreements is intended to create or shall create or be deemed to create any legal or equitable rights, benefits, claims, causes of action or remedies with respect to the subject matter or any provisions hereof or thereof in or on behalf of any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of Purchaser (in the case of Seller) or Seller (in the case of Purchaser) and any attempted assignment without the required consents shall be void; provided,  however, that without written consent of any party hereto, (i) Purchaser may assign its rights and obligations hereunder to any of its controlled Affiliates and (ii) Purchaser may assign its rights hereunder as collateral security to any senior secured lender to Purchaser.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  No assignment of any obligations hereunder shall relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9 Non-Recourse.

(a)

Except for the enforcement of the Equity Financing Commitment, the Guaranty and the Confidentiality Agreement, in each case, to the extent set forth therein, or as a consequence of receiving specific performance as set forth in Section 9.9, Seller and its Affiliates, and their respective directors, officers, employees, managers, advisors (including financial and accounting advisors), stockholders, agents, attorneys, representatives, and their respective successors and permitted assigns may only enforce this Agreement against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, Purchaser and then only with respect to the specific obligations set forth herein with respect to Purchaser.  Other than Purchaser, with respect to this Agreement, and the Parties expressly named in the Equity Financing Commitment, the Guaranty and the Confidentiality Agreement with respect to the Equity Financing Commitment, the Guaranty and the Confidentiality Agreement (and then only to the extent of the specific obligations undertaken by Purchaser in this Agreement, or the named parties under the Equity Financing Commitment, the Guaranty and the Confidentiality Agreement and not otherwise), no Purchaser Related Party shall have any liability (whether in law or in equity, whether in contract or tort or otherwise) for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith.  For the avoidance of doubt, Seller may not bring any claim or cause of action based upon, arising out of, or related to this Agreement or the Debt Financing Commitments against any Debt Financing Source.

(b)

Purchaser and its Affiliates, and their respective directors, officers, employees, managers, advisors (including financial and accounting advisors), stockholders, agents, attorneys, representatives, and their respective successors and permitted assigns may only enforce this Agreement against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, Seller and then only with respect to the specific obligations set forth herein with respect to Seller.  Other than Seller, with respect to this Agreement, no Affiliate of Seller or any other Person shall have any liability (whether in law or in equity, whether in contract or tort or otherwise) for any obligations or liabilities of Seller under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith.

(c)

The provisions of this Section 11.9 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, representatives and the Debt Financing Sources of Purchaser and each such Person shall be a third party beneficiary of this Section 11.9.

3.10

Extension; Waiver.  At any time prior to the Closing, either Seller or Purchaser may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

3.11

Counterparts.  This Agreement may be signed by the Parties in one or more counterparts, each of which when delivered to the other Parties (including via facsimile or e-mail portable document format (*.pdf)) will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and delivered by their respective authorized officers, effective as of the date first above written.

A.T. CROSS COMPANY
By:	DAVID G. WHALEN
Name:	David G. Whalen
Title:	Chief Executive Officer and President

[Signatures Continue]

C HOLDING GP, LLC
ATC HOLDINGS, LP
By:	ATC HOLDINGS GP, LLC,
Its General Partner

By:	ERIC KOGAN
Name:	Eric Kogan
Title:	President

EXHIBIT A

See attached.

Limited Guaranty Form of Bill of Sale and Assignment and Assumption Agreement Transition Services Agreement Term Sheet

 1-1

 2-1

EXHIBIT B

Purchased Equity

Issuer	Purchased Equity
A.T. Cross Stationery (Dongguan) Co. Limited	Registered capital of US$1,929,400
A.T. Cross Limited (BDA / Ireland)	335,000 shares of Ordinary Shares
A.T.X. International, Inc.	8,000 shares of common stock
Comercializadora AT-Cross, S. de R.L. de C.V.	1 Series B partnership interest
AT-Cross Services Mexico S. de R.L. de C.V.	1 Series B partnership interest

 3-1

EXHIBIT C

Form of Foreign Stock Transfer Agreements

See attached.

 4-1

EXHIBIT D

Debt Financing Commitments

See attached.

 5-1

EXHIBIT E

Equity Financing Commitment

See attached.

 6-1

EXHIBIT F

Form of Intellectual Property Assignment Agreement

See attached.

 7-1

EXHIBIT G

Intercompany Obligations Restructuring Steps

See attached.

 8-1

EXHIBIT H

Form of Intellectual Property License Agreement

See attached.

 9-1